AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 16, 2005

                      AN EXHIBIT LIST BEGINS ON PAGE II-5.

                           REGISTRATION NO. 333-117266

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ATC HEALTHCARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                      8082
            (Primary Standard Industrial Classification Code Number)

                                   11-2650500
                     (I.R.S. Employer Identification Number)

                               1983 MARCUS AVENUE
                             LAKE SUCCESS, NY 11042
                                 (516) 750-1600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  Andrew Reiben
                              ATC Healthcare, Inc.
                               1983 Marcus Avenue
                             Lake Success, NY 11042
                                 (516) 750-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  WITH COPY TO:

                              David J. Hirsch, Esq.
                                DKW Law Group LLC
                              58th Floor, USX Tower
                                600 Grant Street
                              Pittsburgh, PA 15219
                                 (412) 355-2600

                         (COVER CONTINUES ON NEXT PAGE)

 As soon as practicable after the effective date of this Registration Statement
       (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------
     TITLE OF EACH CLASS OF      AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED AGGREGATE           AMOUNT OF REGISTRATION
  SECURITIES TO BE REGISTERED    REGISTERED           OFFERING PRICE PER        OFFERING PRICE (1)                    FEE
                                                      SECURITY (1)
-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------
Common Stock, $.001 par value    12,500,000           $                         $    6,375,000.00            $       807.71
(2)                                                   0.51
-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------
Common Stock, $.001 par value         560,000         $                         $       285,600.00           $         36.19
(3)                                                   0.51
-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------
Common Stock, $.001 par value           18,182        $                         $           9,272.82         $           1.18
(4)                                                   0.51
-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------
Total                            13,078,182           $                         $    6,669,872.82            $        845.08(5)
                                                      0.51
-------------------------------- -------------------- ------------------------- ---------------------------- -----------------------


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on July 2, 2004, which was $.51 per share.
(2)  Represents shares underlying Standby Equity Distribution Agreement.
(3) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.
(4) Represents shares of common stock issuable as a fee to Arthur's, Lestrange & Company Inc. for acting as exclusive placement agent under the Standby Equity Distribution Agreement.
(5)  Previously paid.

     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED November 15, 2005

                              ATC HEALTHCARE, INC.
                           UP TO 13,078,182 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of up to 13,078,182 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. We have agreed to pay Cornell Capital Partners, L.P. five percent (5%) of the proceeds that we receive under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us.

     Our common stock is currently traded on the American Stock Exchange under the symbol AHN. As of October 7, 2005, the closing price of our common stock was $0.45 per share.

            INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 2.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partner, L.P. will pay a net purchase price of 97% of our market price as calculated in the Standby Equity Distribution Agreement. Cornell Capital Partners, L.P. will also be paid 5% of the proceeds of each advance that we receive under the Standby Equity Distribution Agreement.

     With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by ATC Healthcare, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 15, 2005


                                TABLE OF CONTENTS

                                                                                                                        PAGE

PROSPECTUS SUMMARY........................................................................................................1
RISK FACTORS..............................................................................................................2
FORWARD-LOOKING STATEMENTS...............................................................................................12
USE OF PROCEEDS..........................................................................................................12
SELLING STOCKHOLDERS.....................................................................................................14
PLAN OF DISTRIBUTION.....................................................................................................15
DESCRIPTION OF SECURITIES................................................................................................17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................................................................23
SELECTED FINANCIAL DATA..................................................................................................25
DESCRIPTION OF BUSINESS..................................................................................................27
DESCRIPTION OF PROPERTY..................................................................................................32
LEGAL PROCEEDINGS........................................................................................................32
SUPPLEMENTARY FINANCIAL INFORMATION......................................................................................33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................33
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..................................................................49
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...............................................................49
MANAGEMENT...............................................................................................................50
EXECUTIVE COMPENSATION...................................................................................................52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........................................................54
CERTAIN TRANSACTIONS.....................................................................................................56
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...........................................................................57
LEGAL MATTERS............................................................................................................58
EXPERTS..................................................................................................................58
AVAILABLE INFORMATION....................................................................................................58
INDEX...................................................................................................................F-1


                               PROSPECTUS SUMMARY

     The following summary highlights the most material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "ATC Healthcare," the "Company," "we," "us," and "our" refer to ATC Healthcare, Inc.

                              ATC HEALTHCARE, INC.

     We provide supplemental staffing to health care facilities through a network of 52 offices in 23 states, of which 35 offices are operated by 23 licensees and 17 are owned and operated by us. We offer our clients qualified health care staff in over 60 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks.

     Our principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042. Our telephone number is (516) 750-1600.

                                  THE OFFERING

Common stock offered by
selling stockholders..............  Up  to   13,078,182   shares.   This  number
                                    represents approximately 30.0% of the sum of
                                    the  number of our  shares of Class A Common
                                    Stock  outstanding  as of  October  7, 2005,
                                    which was  30,493,273,  and of the number of
                                    shares  offered  by  this  prospectus.   See
                                    "Selling     Stockholders"    for    further
                                    information.

Common stock to be outstanding
  after the offering. ............  Up to 43,571,455 shares.*

Use of proceeds...................  We will not  receive any  proceeds  from the sale of the common stock hereunder.  We will
                                    receive proceeds from the sale of our common
                                    stock   pursuant  to  the   Standby   Equity
                                    Distribution   Agreement.    See   "Use   of
                                    Proceeds" for a complete description.

AMEX Symbol.......................  AHN

         * The above information regarding common stock to be outstanding after the offering is based on 30,493,273 shares of common stock outstanding as of October 7, 2005, together with the maximum number of shares being offered in this offering.

                                  RISK FACTORS

     Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

     We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATED TO OUR BUSINESS:

     CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR STAFFING BUSINESS.

     We rely substantially on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licenses necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. Demand for temporary nurses over the last year has declined due to lower hospital admissions and nurses working full time for hospitals rather than working through temporary staffing agencies. Accordingly, when our clients request temporary nurse staffing we must recruit from a smaller pool of available nurses, which our competitors also recruit from. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage has existed since approximately 2000. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage. To remedy the shortage we have increased advertising on our website and other industry visited websites to attract new nurses to work for us. We also offer a variety of benefits to our employees such as life insurance, medical and dental insurance, a 401 K plan, as well as sign-on bonuses for new employees and recruitment bonuses for current employees who refer new employees to us. In addition, we have recently started recruiting nurses from foreign countries, including India and the Philippines.

     THE COSTS OF ATTRACTING AND RETAINING QUALIFIED NURSES AND OTHER HEALTHCARE PERSONNEL HAVE RISEN.

     We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors have increased hourly wages and other benefits. In response to such increases by our competitors, we raised the wages and increased benefits that we offer to our personnel. Because we were not able to pass the additional costs to certain clients, our margins declined and we were forced to close 18 of our offices that could no longer operate profitably.

     WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR SUCCESS DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE IN OBTAINING AND RETAINING HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND TEMPORARY HEALTHCARE PROFESSIONALS.

     The temporary medical staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Some of these companies have greater marketing and financial resources than we do. Competition for hospital and healthcare facility clients and temporary healthcare professionals may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels, such as direct recruitment and other channels not involving staffing companies, could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.

     OUR BUSINESS DEPENDS UPON OUR CONTINUED ABILITY TO SECURE NEW ORDERS FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS.

     We do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients. The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities. Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

     DECREASES IN PATIENT OCCUPANCY AT OUR CLIENTS' FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

     Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients' facilities. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

     HEALTHCARE REFORM COULD NEGATIVELY IMPACT OUR BUSINESS OPPORTUNITIES, REVENUES AND MARGINS.

     The U.S. government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. Some of these proposals could have adversely affected our business. While the U.S. Congress has not adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If some of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

     State governments have also attempted to control increasing healthcare costs. For example, the state of Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses' aides. The state of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes. Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge. Any such current or proposed laws could seriously harm our business, revenues and margins.

     Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand for, or the price paid for our staffing services.

     WE ARE DEPENDENT ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

     Our Company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

     WE MAY BE LEGALLY LIABLE FOR DAMAGES RESULTING FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS' MISTREATMENT OF OUR HEALTHCARE PERSONNEL.

     Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar injuries caused by our hospital and healthcare facility clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

     IF STATE LICENSING REGULATIONS THAT APPLY TO US CHANGE, WE MAY FACE INCREASED COSTS THAT REDUCE OUR REVENUE AND PROFITABILITY.

     In some states, firms in the temporary healthcare staffing industry must be registered to establish and advertise as a nurse staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we would be required to cease operating in those states. The introduction of new licensing regulations could substantially raise the costs associated with hiring temporary employees. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees, which would reduce our revenue and profitability.

     FUTURE CHANGES IN REIMBURSEMENT TRENDS COULD HAMPER OUR CLIENTS' ABILITY TO PAY US.

     Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. No portion of our revenue is directly derived from Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

     COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

     Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. Between March 2001 and February 2003, we acquired nine unaffiliated companies. These companies had an aggregate of approximately $11.8 million in revenue at the time they were purchased. We have not completed any acquisitions since February 2003. We have historically faced competition for acquisitions. While to date such competition has not affected our growth and expansion, in the future such competition could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us.

     WE MAY FACE DIFFICULTIES INTEGRATING OUR ACQUISITIONS INTO OUR OPERATIONS AND OUR ACQUISITIONS MAY BE UNSUCCESSFUL, INVOLVE SIGNIFICANT CASH EXPENDITURES OR EXPOSE US TO UNFORESEEN LIABILITIES.

     We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business. From time to time, we engage in strategic acquisitions of such companies or their assets.
     While to date, we have generally not experienced problems, these acquisitions involve numerous risks, including:

          o    potential loss of key employees or clients of acquired companies;

          o difficulties integrating acquired personnel and distinct cultures into our business;

          o difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

          o    diversion of management attention from existing operations; and

          o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

     These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition. Further, our revolving loan agreement with HFG Healthco-4 LLC requires that we obtain the written consent of HFG Healthco-4 LLC before engaging in any investing activities not in the ordinary course of business, including but not limited to any mergers, consolidations and acquisitions. The restrictive covenants of the revolving loan agreement with HFG Healthco-4 LLC may make it difficult for us to expand our operations through acquisitions and other investments if we are unable to obtain their consent.

     Our January 2002 acquisition for $30.2 million of our AllCare Nursing business did not produce the results we anticipated, resulting in our decision to sell that business. In April 2005 we sold the AllCare Nursing business for approximately $20.0 million. In addition, the Company recorded a goodwill impairment of $3.8 million as of February 28, 2005.

     SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

     We may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. Such claims could involve large claims and significant defense costs. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are adequate and appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities, which could adversely affect our financial results.

     IF OUR INSURANCE COSTS INCREASE SIGNIFICANTLY, THESE INCREMENTAL COSTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     The costs related to obtaining and maintaining workers compensation, professional and general liability insurance and health insurance for healthcare providers has been increasing as a percentage of revenue. Our cost of workers compensation, professional and general liability and health insurance for healthcare providers for the fiscal years ending February 28, 2005, 2004 and 2003 was $1.9 million, $2.8 million and $3.4 million, respectively. The corresponding gross margin for the same time periods were 19.5%, 22.2% and 22.3%, respectively. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs that may negatively affect our margins. This could have an adverse impact on our financial condition and the price of our common stock.

     IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     Except for a few states that require workers compensation through their state fund, we provide workers compensation coverage through a program that is partially self-insured. Zurich Insurance Company provides specific excess reinsurance of $300,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000. If we become subject to substantial uninsured workers compensation liabilities, our financial results may be adversely affected.

     WE HAVE A SUBSTANTIAL AMOUNT OF GOODWILL ON OUR BALANCE SHEET. A SUBSTANTIAL IMPAIRMENT OF OUR GOODWILL MAY HAVE THE EFFECT OF DECREASING OUR EARNINGS OR INCREASING OUR LOSSES.

     As of August 31, 2005, we had $5.4 million of goodwill on our balance sheet. The goodwill represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At August 31, 2005, goodwill represented 24% of our total assets.

     Historically, we amortized goodwill on a straight-line basis over the estimated period of future benefit of up to 15 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, beginning on March 1, 2002, goodwill not be amortized, but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 141 and SFAS No. 142 as of March 1, 2002. Although it does not affect our cash flow, an impairment charge to earnings has the effect of decreasing our earnings. If we are required to take a charge to earnings for goodwill impairment, our stock price could be adversely affected.

     DEMAND FOR MEDICAL STAFFING SERVICES IS SIGNIFICANTLY AFFECTED BY THE GENERAL LEVEL OF ECONOMIC ACTIVITY AND UNEMPLOYMENT IN THE UNITED STATES.

     When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse impact on our condition and results of operations.

     OUR ABILITY TO BORROW UNDER OUR CREDIT FACILITY MAY BE LIMITED.

     We have an asset-based revolving credit line with HFG Healthco-4 LLC that until April 22, 2005 had a maximum borrowing amount of $35.0 million and subsequent to April 22, 2005 has a maximum borrowing amount of $15.0 million. As of August 31, 2005 and August 31, 2004 we had approximately $9.9 million and $21.8 million, respectively, outstanding under the revolving credit line with HFG Healthco-4 LLC with additional borrowing capacity of $176 and $0.0, respectively. On April 22, 2005 we sold our AllCare Nursing business and applied approximately $13.0 million of the proceeds to repayment of our credit line. In connection with the transaction, the maximum amount of the credit line was reduced to $15.0 million and the credit line was extended until April 2008. Our ability to borrow under the credit facility is based upon, and thereby limited by, the amount of our accounts receivable. Any material decline in our service revenues could reduce our borrowing base, which could cause us to lose our ability to borrow additional amounts under the credit facility. In such circumstances, the borrowing availability under the credit facility may not be sufficient for our capital needs.

     WE RELY UPON OUR FINANCING FACILITIES TO CONDUCT OUR OPERATIONS

     We recently renegotiated the financial covenants in our credit facility with HFG Healthco-4 LLC. Though we believe we will meet the new covenants, it is possible if revenue continues to decline and we cannot reduce our costs appropriately that we may violate the covenants. In the past when we have violated covenants we have been able to receive a waiver or amendment of those covenants from the lender HFG Healthco-4 LLC. If we are unable to receive a waiver then we would be in default of our lending agreement. We do not have sufficient capital to run our operations without a financing facility and would have to look to alternative means such as the sale of stock or the sale of certain assets to finance operations. There can be no assurance that additional financing will be available if required, or, if available, will be available on satisfactory terms.

     THE POSSIBLE INABILITY TO ATTRACT AND RETAIN LICENSEES MAY ADVERSELY AFFECT OUR BUSINESS.

     Maintaining quality licensees, managers and branch administrators will play a significant part in our future success. The possible inability to attract and retain qualified licensees, skilled management and sufficient numbers of credentialed health care professional and para-professionals and information technology personnel could adversely affect our operations and quality of service. Also, because the travel nurse program is dependent upon the attraction of skilled nurses from overseas, such program could be adversely affected by immigration restrictions limiting the number of such skilled personnel who may enter and remain in the United States.

     OUR SUCCESS DEPENDS ON THE CONTINUING SERVICE OF OUR SENIOR MANAGEMENT. IF ANY MEMBER OF OUR SENIOR MANAGEMENT WERE TO LEAVE, THIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL PERFORMANCE.

     Changes in management could have an adverse effect on our business. We are dependent upon the active participation of Messrs. David Savitsky, our Chief Executive Officer, and Stephen Savitsky, our President. We have entered into employment agreement with both of these individuals. While no member of our senior management has any plans to retire or leave our company in the near future, the failure to retain our current management could have a material adverse effect on our operating results and financial performance. We do not maintain any key life insurance policies for any of our executive officers or other personnel.

     OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, AS AMENDED, CONTAIN CERTAIN PROVISIONS THAT MAY PREVENT A CHANGE IN CONTROL OF OUR COMPANY IN SITUATIONS WHEN SUCH A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR SHAREHOLDERS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE AND THE MARKET PRICE OF OUR COMMON STOCK.

     Our By-laws provide for a classified Board of Directors with staggered three-year terms for directorships. Our By-laws also allow the Board of Directors to increase Board membership without shareholder approval. Subject to the rights of the holders of any series of preferred stock outstanding, vacancies on the Board of Directors, including new vacancies created by an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors without shareholder approval.

     Further, subject to the rights of holders of any series of preferred stock outstanding, directors may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. In addition, our By-laws may be amended or repealed or new By-laws may be adopted by the Board without shareholder approval and our shareholders may amend, repeal or adopt new By-laws only upon the affirmative vote of 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. Each of these provisions may allow our Board of Directors to entrench the current members and may prevent a change in control of our company in situations when such a change in control would be beneficial to our shareholders. Accordingly, these provisions of our By-laws could have a material adverse effect on our financial performance and on the market price of our common stock.

RISKS RELATING TO OUR CURRENT STANDBY EQUITY DISTRIBUTION AGREEMENT:

     THERE  ARE  A  LARGE  NUMBER  OF  SHARES   UNDERLYING  OUR  STANDBY  EQUITY
DISTRIBUTION AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     The issuance and sale of shares upon delivery of advances by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in the amount of up to $5,000,000 would be likely to result in substantial dilution to the interests of other stockholders. As of October 7, 2005, we had 30,439,273 shares of common stock issued and outstanding. We are registering 13,078,182 shares of common stock pursuant to this registration statement, of which 12,500,000 shares are reserved for issuance pursuant to the Standby Equity Distribution Agreement. As of October 7, 2005, the closing price of our common stock was $0.45 per share. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.

     THE   CONTINUOUSLY   ADJUSTABLE   PRICE  FEATURE  OF  OUR  STANDBY   EQUITY
DISTRIBUTION AGREEMENT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

     Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $53,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing price as of October 7, 2005, of $0.45 per share:


------------------------- ---------------------- ---------------------- ----------------------- ----------------------
     % Below Market          Price Per Share       With 3% Discount        Number of Shares     Percentage of Stock*
                                                                               Issuable
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
          25%                    $0.3375                $0.3274                161,881                  0.53%
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
          50%                     0.2250                 0.2182                242,896                  0.80%
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
          75%                     0.1125                 0.1091                485,973                  1.60%
------------------------- ---------------------- ---------------------- ----------------------- ----------------------


* Based upon 30,439,273 shares of common stock outstanding as of October 7, 2005.

     As illustrated, the number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

     THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

     In many circumstances the provision of a Standby Equity Distribution. Agreement has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

     THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the American Stock Exchange. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering. As of October 7, 2005, the closing price of our common stock was $0.45 per share.

     WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED.

     We are to some extent dependent on external financing to fund our operations. Our financing needs will to some extent be provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum drawdown of $53,000 per advance.

RISKS RELATED TO OUR COMMON STOCK:

     OUR FAILURE TO MEET CONTINUED LISTING STANDARDS OF THE AMERICAN STOCK EXCHANGE MAY LEAD TO THE DELISTING OF OUR COMMON STOCK, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     Our common stock is currently traded on the American Stock Exchange ("AMEX"). For continued trading on AMEX, we must meet certain continued listing standards, including maintaining a sales price of our common stock above $1.00 per share, and net tangible assets of at least $6.0 million. Currently, we do not meet either of those standards. While to date we have not received a notice of noncompliance with continued listing standards, the sale of shares underlying our Standby Equity Distribution Agreement may cause significant downward pressure on the market price of our common stock, which may lead to the delisting of our common stock from AMEX.

     OUR HISTORIC STOCK PRICE HAS BEEN VERY VOLATILE AND THE FUTURE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK AT PRICES THAT YOU FIND ATTRACTIVE.

     The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly period, the market price for our common stock has ranged from $1.15 to $0.23 per share. (See "Market for Common Equity and Related Stockholder Matters" on page 23 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile.

     This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. As a result, this may make it difficult or impossible for you to sell our common stock at prices that you find attractive.

     IF WE ARE DELISTED FROM AMEX, OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that as a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

               o that a broker or dealer approve a person's account for transactions in penny stocks; and
               o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

               o obtain financial information and investment experience objectives of the person; and
               o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

               o sets forth the basis on which the broker or dealer made the suitability determination; and
               o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

     Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 97% of the lowest closing bid price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We cannot draw more than $53,000 per advance.

     For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The intended uses of proceeds are listed in order of priority. Although we are able to draw down the full $5,000,000 pursuant to the Standby Equity Distribution Agreement, we anticipate only needing to draw down in addition to amounts already drawn between $1,500,000 and $3,000,000. The table assumes estimated offering expenses of $45,000, plus the 5% fee to be paid to Cornell Capital Partners.


------------------------------- ---------------------------- ---------------------------- ----------------------------
                                          AMOUNT                       AMOUNT                       AMOUNT
------------------------------- ---------------------------- ---------------------------- ----------------------------
        GROSS PROCEEDS                  $1,500,000                   $3,000,000                   $5,000,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
NET PROCEEDS (AFTER OFFERING
EXPENSES AND 5% FEE)                    $1,380,000                   $2,805,000                   $4,705,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
USE OF PROCEEDS
------------------------------- ---------------------------- ---------------------------- ----------------------------
Repayment of Bank Debt (1)               $ 800,000                   $1,100,000                   $2,600,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
Sales & Marketing                           $0                           $   300,000               $ 300,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
General Working Capital (2)              $ 580,000                   $1,405,000                   $1,805,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
TOTAL                                   $1,380,000                   $2,805,000                   $4,705,000
------------------------------- ---------------------------- ---------------------------- ----------------------------


(1) Refers to our $15 million revolving loan agreement with HFG Healthco-4 LLC that matures in April 2008. For a complete description, see "Liquidity and Capital Resources" on page 41.

(2) Primarily includes costs associated with opening Company-owned offices and general administrative expenses, which may include hiring additional sales personnel.

     On November 11, 2004, we issued a promissory note in the principal amount of $425,000 to Cornell Capital Partners for a $425,000 advance against the Standby Equity Distribution Agreement. As was contemplated, the note was repaid through issuances of common stock to Cornell Capital Partners under the Agreement. Proceeds from that advance were used to fund general working capital needs. At August 31, 2005, $600,000 remained outstanding on the note.

     On February 18, 2005, we issued a promissory note to Cornell Capital Partners in the principal amount of $825,000 for an $825,000 advance. As was contemplated, the note is to be repaid through issuances of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. At February 28, 2005, $760,000 was outstanding on that promissory note and at May 31, 2005, $255,000 remained outstanding on it. Proceeds from that advance were used to fund general working capital needs.

     During the fiscal year ended February 28, 2005, we issued 1,682,104 shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement at sale prices of $0.27 to $0.41 per share and received proceeds of $176,000 net of expenses of $358,000 from the sale of those shares. Those proceeds were used to reduce our promissory note obligations to Cornell Capital Partners.

     On May 25, 2005, we issued a promissory note to Cornell Capital Partners in the principal amount of $850,000 for an $850,000 advance. As was contemplated, the note is to be repaid through issuances of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. At May 31, 2005, $850,000 was outstanding on that promissory note. Proceeds from that advance will be used to fund general working capital needs. At August 31, 2005, $600,000 remained outstanding on that note.

     During the three months ended May 31, 2005, we issued 1,944,323 shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement at sale prices of $0.29 to $0.36 per share. We received proceeds of

$606,000 net of expenses from the sale of those share which we used to reduce our promissory note obligations to Cornell Capital Partners.


     In connection with the Standby Equity Distribution Agreement and our promissory notes to Cornell Capital Partners, we have placed in escrow a certificate evidencing our common shares. As of May 31, 2005, the certificate evidenced 4,465,711 shares.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P. and Arthur's, Lestrange & Company Inc. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                Shares to be Acquired Under Standby
                                     Shares Beneficially Owned     Equity Distribution Agreement/     Shares Beneficially Owned
                                       Prior to the Offering            Convertible Debenture           After the Offering (2)
                                   ----------------------------- ----------------------------------- ----------------------------

                 Name                 Number      Percent (1)          Number         Percent  (1)      Number        Percent
---------------------------------- ------------- --------------- ---------------- ------------------ ------------ ---------------
Cornell Capital Partners, L.P.      560,000 (3)      1.80%          13,060,000           30.0%            0               0%
   101 Hudson Street, Suite 3606
Jersey City, NJ 07302
Arthur's, Lestrange & Company Inc.    18,182           *                 0                 0%             0               0%
Two Gateway Center
Pittsburgh, PA 15222
TOTAL                                578,182         1.87%          13,060,000           30.0%            0               0%


*    Less than 1%.

(1)  Applicable  percentage  ownership is based on  30,439,273  shares of common stock outstanding as of October 7, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of October 7, 2005, and together with 560,000 shares prior to the offering and 13,060,000 shares upon the commencement of the offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debenture and the Standby Equity Distribution Agreement will be issued.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debenture and the Standby Equity Distribution Agreement will be issued.

(3) Represents shares underlying a convertible debenture that was issuedto Cornell Capital partners,, L.P. upon execution of theStandby Equity Distribution Agreement.

     As of October 7, 2005, of the 30,439,273 shares of common stock outstanding on that date, Cornell Capital Partners held of record less than five percent (5%).

     The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders has held a position or office, or had any other material relationship, with our Company:

     CORNELL CAPITAL PARTNERS, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of a convertible debenture issued upon execution of the Standby Equity Distribution Agreement. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

     STANDBY EQUITY DISTRIBUTION AGREEMENT. On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners, 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. We have registered in this offering 12,500,000 shares of common stock to be issued under the Standby Equity Distribution Agreement.

     CONVERTIBLE DEBENTURE. Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of 140,000, which was paid by the issuance of a convertible debenture in the principal amount of $140,000. The convertible debenture had a term of three years, accrued interest at 5% and was convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three days immediately preceding the conversion date. We have registered in this offering 560,000 shares of common stock for the debenture. Cornell Capital Partners has converted the debenture.

     ARTHUR'S, LESTRANGE & COMPANY INC. Arthur's, Lestrange & Company Inc. is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, we agreed to pay Arthur's, Lestrange & Company Inc. a fee of 18,182 shares of common stock. These shares have been registered in this offering.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners is an "underwriter" as that term is defined under the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations under such acts. Accordingly, any commissions received by Cornell Capital Partners and any such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 75,000,000 shares of Class A Common Stock, par value $.01 per share, 1,554,936 shares of Class B Common Stock, par value $0.01 per share, and 10,000 shares of preferred stock, par value $1.00 per share. Of our preferred stock, 4,000 shares have been designated as 7% Convertible Series A Preferred Stock, 4,050 shares have been designated as 5% Convertible Series B Preferred Stock, and the remaining 1,950 shares of preferred stock have not been designated. As of October 7, 2005, we had 30,439,273 shares of Class A Common Stock outstanding, 190,317 shares of Class B Common Stock outstanding, 2,000 shares of 7% Convertible Series A Preferred Stock outstanding, and 4,050 shares of 5% Convertible Series B Preferred Stock outstanding. The shares of Class A Common Stock, Class B Common Stock and Series A and B Preferred Stock presently outstanding are validly issued, fully paid and nonassessable.

COMMON STOCK

     The rights of the holders of the Class A Common Stock and the Class B Common Stock are identical except that (i) a holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for a meeting of stockholders, whereas a holder of Class B Common Stock is entitled to ten votes (except with respect to certain amendments to our Restated Certificate of Incorporation) for each share of Class B Common Stock held of record by such holder as of the record date for a meeting of stockholders, and (ii) each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common

Stock, and will automatically convert into one share of Class A Common Stock upon any transfer (subject to limited exceptions). Holders of shares of the Class A Common Stock and the Class B Common Stock vote as a single class on all matters submitted to a vote of our stockholders.

     Our Restated Certificate of Incorporation, as amended, provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) and at least 66% of the outstanding shares of each series of preferred stock (each series voting separately) is required to approve certain mergers, asset sales, securities transactions, liquidations, reclassifications and other similar transactions involving an "interested stockholder" unless the business combination has received the prior approval of a majority of our "continuing directors. "An "interested stockholder" is a stockholder who beneficially owns more than 10% of the outstanding voting power, or who is an affiliate of our Company who owned more than 10% of the outstanding voting power at any time within the prior two-year period, or who acquired shares of the voting stock from another interested stockholder at any time within the prior two-year period in a transaction not involving a public offering. A "continuing director" is generally any director of our Company who is unaffiliated with the interested stockholder and who was a member of our Board of Directors prior to the interested stockholder becoming an interested stockholder. The existence of this interested stockholder provision could have the effect of delaying, deferring or preventing a change in control of our Company.

     Our Board of Directors is divided into three classes. One class is elected each year by a majority of the votes cast by holders of Common Stock at the annual meeting to hold office for a three-year term and until their successors are elected and qualified. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors.

     Under our Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock is required to remove any director from office (which may be done only for cause). In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) is required to amend, repeal or adopt any provision inconsistent with the interested stockholder provision or those provisions of our Restated Certificate of Incorporation providing for a classified board of directors and regulating the removal of directors.

     Under our Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting separately, is required to approve any amendment to our Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of either class, increase or decrease the par value of the shares of either class, or modify or change the powers, preferences or special rights of the shares of either class so as to affect either class adversely.

     The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

     The transfer agent for the Class A Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


7% CONVERTIBLE SERIES A PREFERRED STOCK

     The holders of 7% Convertible Series A Preferred Stock are entitled to receive when, as and if declared by our Board of Directors, out of funds legally available therefore, cumulative dividends at the annual rate of 7% of the issuance price. The issuance price is $500 per share, as adjusted to reflect any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization.

     Our 7% Convertible Series A Preferred Stock is convertible into Class A Common Stock at prices ranging from $.73 per share to $.93 per share, which prices represent the lower of (a) 120% of the weighted average closing price of our Class A Common Stock for the ten day trading period ending on the date of the purchase of the Preferred Stock or (b) 120% of the weighted average closing price of our Class A Common Stock for the ten day trading period ending on April 30, 2003, and are subject to adjustment in certain events.

     The holders of our 7% Convertible Series A Preferred Stock are entitled to vote, and vote together with the holders of our Common Stock as a single class on all matters on which holders of Common stock are entitled to vote. In so voting, the holders of Series A Preferred Stock are entitled to cast such number of votes as such holders would cast if the Series A Preferred Stock had been converted into Common Stock.

     At any time  after  April 30,  2004,  we may redeem in whole or in part the shares of Series A Preferred Stock at the time outstanding if the weighted-average closing price of our common stock during the 10 trading day period ending on the date of notice of redemption is greater than 200% of the conversion price of the Preferred Stock. Further, on April 30, 2009, we must redeem all of the outstanding shares of Series A Preferred Stock at a redemption price per share equal to (i) $500.00 plus (ii) an amount equal to all accrued dividends to the redemption date.

5% CONVERTIBLE SERIES B PREFERRED STOCK

     Our 5% Convertible Series B Preferred Stock has the following terms.

          o The Series B Preferred Stock is junior to the Series A Preferred Stock as to dividends and liquidation preferences.
          o The base liquidation value of each share is $2,000, representing $8,100,000 in the aggregate. In addition, each share has a deemed dividend as of issuance of $27 per share (or $109,350 in the aggregate). Dividends accrue on the base liquidation value at the rate of five percent (5%) per year, payable when and as declared and paid, and accumulate to the extent not declared and paid.
          o Each share has a liquidation preference of $2,000, plus accrued and unpaid dividends, payable upon our sale or liquidation, which includes a change in control.
          o Each share is convertible into shares of our Class A Common Stock at the option of the holder. The number of shares of Common Stock issuable upon conversion will be determined by dividing the liquidation preference value, plus accrued and unpaid dividends, at the time of conversion by a price of $0.90.

          o The shares are not redeemable, except at our option in our sole discretion, in which case the redemption price is 125% of the liquidation preference value, plus accrued and unpaid dividends.
          o The shares have no voting rights, except for those voting rights which cannot be waived or modified under Delaware law.


CONVERTIBLE NOTES DUE APRIL 2, 2005

     In April 2004 we issued $500,000 of Convertible Notes due April 2, 2005 and warrants to purchase 250,000 shares of Class A Common Stock at $0.75 per share. The Convertible Notes did not bear interest and have been repaid by the delivery of 1,851,852 shares of Class A Common Stock. The warrants are still outstanding.


15% CONVERTIBLE NOTES DUE JANUARY 15, 2007

     On December 15, 2004, we sold a $1.5 million 15% Convertible Subordinated Note to the wife of one of our executive officers. The note bears interest at 15% per year and matures on January 15, 2007. It is to be repaid in eight equal installments beginning April 15, 2005, subject to restrictions on the sources of such payment. At the option of the holder, all or a portion of the Note may be converted at any time, plus accrued but unpaid interest, into shares of Class A Common Stock at a per share price equal to the closing bid price of the Common Stock on the date of conversion which is $0.38 per share.

CONVERTIBLE NOTES DUE SEPTEMBER 14, 2006

     On and after September 14, 2005, we issued $1,250,000 of Convertible Notes due September 14, 2006. Each Note was accompanied by a warrant to purchase one share of Class A Common Stock for each four shares into which the Note was convertible. The warrants are exercisable at $0.60 per share for a period of five (5) years.

     On September 30, 2005, by their terms, the Notes were converted into 3,397,260 shares of Class A Common Stock when our registration statement covering them became effective. The warrants cover 849,315 shares of Class A Common Stock and are still outstanding.

     In connection with the sale of Notes, we granted the finder on the sale a warrant to purchase 270,270 shares of Class A Common Stock. That warrant is exercisable at $0.37 per share for a period of five (5) years and is still outstanding.

STANDBY EQUITY DISTRIBUTION FINANCING

     On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Before entering into the Standby Equity Distribution Agreement with Cornell Capital Partners, we considered various alternative debt and equity financing arrangements with banks and other institutional financing sources to refinance our total debt and raise capital. Our Board of Directors ultimately selected the Standby Equity Distribution Agreement with Cornell Capital Partners because we were not able to come to agreement with any other lenders due to our current financial situation.

     Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. We have also agreed to pay the investor 5% of the proceeds that we receive under the Standby Equity Distribution Agreement. The maximum advance amount during any seven-day period is $53,000 per advance notice, up to a maximum of $210,000 in the aggregate in any thirty-day calendar period.

     In addition, we engaged Arthur's, Lestrange & Company Inc., a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we issued to Arthur's, Lestrange & Company Inc. 18,182 shares of our common stock in the fourth quarter of our fiscal year ended February 28, 2005.

     We were obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued to Cornell Capital Partners and to Arthur's Lestrange in connection with the Standby Equity Distribution Agreement prior to the first sale to Cornell Capital of our common stock. We have registered in this offering 12,500,000 shares of common stock for issuance pursuant to the Standby Equity Distribution Agreement and 560,000 shares pursuant to the convertible debenture, and 18,182 shares of common stock for issuance to Arthur's Lestrange, all together representing approximately 30.0% of the sum of the number of our outstanding shares of common stock as of October 7, 2005, which was 30,493,273 and of the number of shares registered in this offering. Based upon the market price of our common stock of $0.45 per share as of October 7, 2005, an aggregate of 11,422,222 shares of
common  stock  would  be  issuable  in  connection   with  the  Standby   Equity
Distribution Agreement, representing approximately 26.2% of the sum of our outstanding shares as of October 7, 2005, and of the shares registered in this offering.

     If any of the following conditions were to occur, Cornell Capital Partners' obligation to make an advance would permanently terminate:

     (a) If the effectiveness of the registration of the shares with the Securities and Exchange Commission becomes subject to a stop order or suspension for an aggregate of fifty (50) trading days, other than due to acts of Cornell Capital Partners and unless the suspension is caused by the filing of a post-effective amendment to the registration statement; or
     (b) If we materially fail to comply with any of the following requirements and such failure is not cured within thirty (30) days after receipt of written notice from Cornell Capital Partners:
               (i) We must comply with all terms of the Registration Rights Agreement, which requires us to register the shares underlying the Standby Equity Distribution Agreement with the Securities and Exchange Commission;
               (ii) We  must  maintain  our  common  stock's  authorization  for quotation on the Over-The-Counter Bulletin Board;
               (iii) We must maintain our common stock's  registration under the
                    Securities Exchange Act of 1934, as amended, and we must timely file all periodic reports and other documents that must be filed under the Securities Exchange Act;
               (iv) Within two (2) days after each advance  notice date, we must deliver instructions to our stock transfer agent to issue shares of our common stock free of restrictive legends;
               (v)  We must preserve and continue our corporate existence;

               (vi) We must  immediately  notify Cornell Capital Partners of any events that affect the registration statement covering the shares underlying the Standby Equity Distribution Agreement;
               (vii) Within  ten (10)  days  after  each  calendar  quarter  has started, we must notify Cornell Capital Partners in writing our reasonable expectations as to the dollar amount we intend to raise through advances under the Standby Equity Distribution Agreement;
               (viii) We are  restricted  from  issuing  or  selling  any equity securities without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;
               (ix) We are  restricted  from issuing or selling any contracts or securities granting the holder of such contract or security the right to acquire shares of our common stock without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;
               (x) We are restricted from filing a registration statement on Form S-8 that registers more than five million (5,000,000) shares of common stock and in the event that we file a registration statement on Form S-8 that registers five million (5,000,000) or fewer shares of common stock, then we must provide Cornell Capital Partners fifteen (15)business days prior written notice.
               (xi) We cannot effect any merger or  consolidation  with or into, or transfer all or substantially all of our assets to, another entity unless the successor or acquiring entity assumes by written instrument the obligations under the Standby Equity Distribution Agreement; and
               (xii) The sale of shares  under the Standby  Equity  Distribution
                    Agreement must be made in compliance with any applicable securities laws.

     On November 11, 2004, we issued a promissory note in the principal amount of $425,000 to Cornell Capital Partners for a $425,000 advance against the Standby Equity Distribution Agreement. As was contemplated, the note was repaid through issuances of common stock to Cornell Capital Partners under the Agreement. Proceeds from that advance were used to fund general working capital needs.

     On February 18, 2005, we issued a promissory note to Cornell Capital Partners in the principal amount of $825,000 for an $825,000 advance. As was contemplated, the note is to be repaid through issuances of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. At February 28, 2005, $760,000 was outstanding on that promissory note and at May 31, 2005, $255,000 remained outstanding on it. Proceeds from that advance were used to fund general working capital needs.

     During the fiscal year ended February 28, 2005, we issued 1,682,104 shares of common stock to Cornell Capital Partner under the Standby Equity Distribution Agreement at sale prices of $0.27 to $0.41 per share and received proceeds of $178,000 net of expenses of $358,000 from the sale of those shares. Those proceeds were used to reduce our promissory note obligations to Cornell Capital Partners.

     On May 25, 2005, we issued a promissory note to Cornell Capital Partners in the principal amount of $850,000 for an $850,000 advance. As was contemplated, the note is to be repaid through issuances of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. At May 31, 2005, $850,000 was outstanding on that Promissory Note. Proceeds from that advance will be used to fund general working capital needs. At August 31, 2005, $600,000 remained outstanding on that note.

     During the three months ended May 31, 2005, we issued 1,944,323 shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement at sale prices of $0.29 to $0.36 per share. We received proceeds of

$606,000 net of expenses from the sale of those share which we used to reduce our promissory note obligations to Cornell Capital Partners.

     In connection with the Standby Equity Distribution Agreement and our promissory notes to Cornell Capital Partners, we have placed in escrow a certificate evidencing our common shares. As of May 31, 2005, the certificate evidenced 4,465,711 shares.

CONVERTIBLE DEBENTURE

     Upon execution of the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a commitment fee in the amount of $140,000, which was paid by the issuance of a convertible debenture in the principal amount of $140,000. The convertible debenture had a term of three years, accrued interest at 5% and was convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three days immediately preceding the conversion date. We have registered in this offering 560,000 shares of common stock for the debenture.

     During the fiscal year ended February 28, 2005, Cornell Capital Partners converted $40,000 of the debenture into 150,794 shares of our common stock at sale prices of $0.30 to $0.36 per share. As of February 28, 2005, $100,000 was outstanding on the debenture.

     During the quarter ended May 31, 2005, Cornell Capital Partners converted $100,000 of the debenture into 298,162 shares of our common stock at sale prices of $0.30 to $0.36 per share. As of May 31, 2005, no amount was outstanding on the debenture.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

We have two outstanding classes of common equity securities: Class A Common Stock and Class B Common Stock. In March 2002, our Class A Common Stock commenced trading on the American Stock Exchange under the symbol "AHN." There is no established public trading market for the Class B Common Stock, which has ten votes per share and upon transfer is convertible automatically into one share of Class A Common Stock, which has one vote per share.

The following table sets forth the high and low sale prices for the Class A Common Stock for each quarter during the fiscal years ended February 29, 2004 and February 28, 2005 and during the first and second quarters of the fiscal year ending February 28, 2006, as reported by the American Stock Exchange.


------------------------------------------------ ------------------------------- -----------------------
FISCAL YEAR ENDED FEBRUARY 29, 2004:                          HIGH                        LOW
------------------------------------------------ ------------------------------- -----------------------
First Quarter Ended May 31, 2003                             $0.90                       $0.50
------------------------------------------------ ------------------------------- -----------------------
Second Quarter Ended August 31, 2003                         $1.15                       $0.51
------------------------------------------------ ------------------------------- -----------------------
Third Quarter Ended November 30, 2003                        $1.01                       $0.60
------------------------------------------------ ------------------------------- -----------------------
Fourth Quarter Ended February 28, 2004                       $0.75                       $0.46
------------------------------------------------ ------------------------------- -----------------------
FISCAL YEAR ENDING FEBRUARY 28, 2005:                         HIGH                        LOW
------------------------------------------------ ------------------------------- -----------------------
First Quarter Ended May 31, 2004                             $0.64                       $0.50
------------------------------------------------ ------------------------------- -----------------------
Second Quarter Ended August 31, 2004                         $0.59                       $0.25
------------------------------------------------ ------------------------------- -----------------------
Third Quarter Ended November 30, 2004                        $0.64                       $0.41
------------------------------------------------ ------------------------------- -----------------------
Fourth Quarter Ended February 28, 2005                       $0.52                       $0.26
------------------------------------------------ ------------------------------- -----------------------
FISCAL YEAR ENDING FEBRUARY 28, 2006:                         HIGH                        LOW
------------------------------------------------ ------------------------------- -----------------------
First Quarter Ended May 31, 2005                             $0.46                       $0.28
------------------------------------------------ ------------------------------- -----------------------
Second Quarter Ended August 31, 2005                         $0.42                       $0.23
------------------------------------------------ ------------------------------- -----------------------


As of October 7, 2005, there were approximately 273 holders of record of Class A Common Stock (including brokerage firms holding stock in "street name" and other nominees) and 359 holders of record of Class B Common Stock.

DIVIDENDS

We have never paid any dividends on our shares of Class A or Class B Common Stock. Our revolving loan agreement with HFG Healthco-4 LLC requires that we obtain the written consent of HFG Healthco-4 LLC before declaring or paying any dividends to holders of our common stock. Nonetheless, we do not expect to pay any dividends for the foreseeable future as all earnings will be retained for use in our business.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended February 28, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION


------------------------------- ------------------------------ --------------------------- ---------------------------
        PLAN CATEGORY            (A) NUMBER OF SECURITIES TO      (B) WEIGHTED AVERAGE      (C) NUMBER OF SECURITIES
                                 BE ISSUED UPON EXERCISE OF        EXERCISE PRICE OF        REMAINING AVAILABLE FOR
                                    OUTSTANDING OPTIONS,          OUTSTANDING OPTIONS        FUTURE ISSUANCE UNDER
                                     WARRANTS AND RIGHTS          WARRANTS AND RIGHTS      EQUITY COMPENSATION PLANS
                                                                                             (EXCLUDING SECURITIES
                                                                                            REFLECTED IN COLUMN (A))

------------------------------- ------------------------------ --------------------------- ---------------------------
EQUITY COMPENSATION PLANS                 4,226,882                      $0.59                     2,039,235
APPROVED BY SECURITY HOLDERS
------------------------------- ------------------------------ --------------------------- ---------------------------
EQUITY COMPENSATION PLANS NOT              400,000                       $1.02                     2,600,000
APPROVED
BY SECURITY HOLDERS (1)
------------------------------- ------------------------------ --------------------------- ---------------------------
TOTAL                                     4,626,882                      $0.63                     4,639,235
------------------------------- ------------------------------ --------------------------- ---------------------------


(1) During fiscal 2001, we adopted a stock option plan (the "2000 Stock Option Plan") under which an aggregate of three million shares of common stock are reserved for issuance. Both key employees and non-employee directors, except for members of the compensation committee, are eligible to participate in the 2000 Stock Option Plan.

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following tables provide selected historical consolidated financial data as of and for each of the fiscal years in the five-year period ended February 28, 2005 and reflects the results of operations and net assets of the AllCare Nursing business as discontinued operations for the periods presented. The data has been derived from our audited consolidated financial statements, which have been audited by Deloitte and Touche LLP for the fiscal year ended February 28, 2001, PricewaterhouseCoopers LLP for the fiscal years ended February 28, 2002 and 2003, and by Goldstein Golub Kessler LLP as of and for the fiscal years ended February 29, 2004 and February 28, 2005. The selected financial data as of and for the six months ended August 31, 2005 and 2004 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the six months ended August 31, 2005 and 2004 may not be indicative of results that may be expected for the full year. You should read the information set forth below in conjunction with our "Management Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes in this prospectus.


------------------------------------------------------------- --------------------------------------------------------------------
                                      SIX MONTHS ENDED                                     YEAR ENDED
------------------------------------------------------------- --------------------------------------------------------------------
CONSOLIDATED OPERATIONS DATA:  AUGUST 31, 2005 AUGUST 31,2004 FEB. 28, 2005 FEB 29, 2004 FEB. 28, 2003 FEB. 28, 2002 FEB. 28, 2001
------------------------------------------------------------- --------------------------------------------------------------------
Revenues:                          $34,942        $36,254        $67,937      $81,210       $98,877       $94,482      $78,816
------------------------------------------------------------- --------------------------------------------------------------------
(Loss) Income from continuing
 operations                        (1,311)          (758)        (8,459)       (7,872)      (5,010)        1,075        (2,994)
------------------------------------------------------------- --------------------------------------------------------------------
(Loss) Income from discontinued
 operations                         (577)           472          (1,945)       1,692         2,177         2,518        1,928
------------------------------------------------------------- --------------------------------------------------------------------
Net (loss) income                  $(1,888)        $(286)       $(10,404)     $(6,180)      $(2,833)      $3,593       $(1,066)
-------------------------------============================== ====================================================================
(Loss) Income  Per Share:
------------------------------------------------------------- --------------------------------------------------------------------
(Loss) Income from continuing
 operations:
------------------------------------------------------------- --------------------------------------------------------------------
Basic                              $(0.05)         $(0.03)       $(0.34)       $(0.32)      $(0.21)        $0.04        $(0.13)
------------------------------------------------------------- --------------------------------------------------------------------
Diluted                            $(0.05)         $(0.03)       $(0.34)       $(0.32)      $(0.21)        $0.04        $(0.13)
------------------------------------------------------------- --------------------------------------------------------------------
(Loss) Income from discontinued
 operations:
------------------------------------------------------------- --------------------------------------------------------------------
Basic                              $(0.02)         $0.02         $(0.08)       $0.07         $0.09         $0.11        $0.08
------------------------------------------------------------- --------------------------------------------------------------------
Diluted                            $(0.02)         $0.02         $(0.08)       $0.07         $0.09         $0.11        $0.08
------------------------------------------------------------- --------------------------------------------------------------------
Net (loss) income per share:
------------------------------------------------------------- --------------------------------------------------------------------
Basic                              $(0.07)         $(0.01)       $(0.42)       $(0.25)      $(0.12)        $0.15        $(0.05)
------------------------------------------------------------- --------------------------------------------------------------------
Diluted                            $(0.07)         $(0.01)       $(0.42)       $(0.25)      $(0.12)        $0.15        $(0.05)
------------------------------------------------------------- --------------------------------------------------------------------
Weighted Average common shares
 outstanding
------------------------------------------------------------- --------------------------------------------------------------------
   Basic                           28,585          24,918        25,113        24,468       23,783        23,632        23,632
------------------------------------------------------------- --------------------------------------------------------------------
   Diluted                         28,585          24,918        25,113        24,468       23,783        23,632        23,632
------------------------------------------------------------- --------------------------------------------------------------------



---------------------------------- ---------------- ------------------------------------------------------------------
                                     SIX MONTHS                                YEAR ENDED
                                        ENDED
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
CONSOLIDATED                       AUGUST 31, 2005   FEB. 28,    FEB. 29,     FEB. 28,    FEB. 28, 2002  FEB.28,
BALANCE SHEET DATA:                                    2005         2004        2003                         2001
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Total Assets                           $24,864        $60,309     $74,727      $78,615       $75,329       $41,431
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Long-term debt                         $10,515        $30,134     $20,320      $55,790       $50,177       $21.059
and other liabilities
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Total Liabilities                      $21,602        $64,358     $68,807      $67,469       $62,109       $31,804
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Stockholders' (deficiency) equity      $2,090         $(5,186)    $5,053      $10,546      $13,220         $9,627
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Total Assets                             $0           $37,098     $47,025      $45,608       $47,498       $16,741
Held for Sale
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Long-term debt                           $0           $21,108     $35,424      $34,799       $31,650       $10,991
and other non-current
liabilities held for sale
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------
Total Liabilities                        $0           $33,768     $37,578      $36,411       $36,747       $11,946
held for sale
---------------------------------- ---------------- ------------ ----------- ------------ -------------- -------------


     Prior to the Company purchasing AllCare Nursing in January 2002, AllCare Nursing was a Licensee of the Company for the twelve months ended February 28, 2001 and for the ten months ended December 2001.

     ATC Healthcare, Inc. did not pay any cash dividends on its common stock during any of the periods set forth in the tables above. Amortization expense of goodwill of $533 and $519, respectively, were included in fiscal years 2002 and 2001 net income. Fiscal 2002 included loss on extinguishment of debt of $854.

                             DESCRIPTION OF BUSINESS

     GENERAL

     ATC Healthcare, Inc. is a Delaware corporation that was incorporated in New York in 1978 and reincorporated in Delaware in May 1983. We are a national provider of medical supplemental staffing services. In August 2001, we changed our name from Staff Builders, Inc. to ATC Healthcare, Inc.

     OPERATIONS

     We provide supplemental staffing to health care facilities through our network of 52 offices in 23 states, of which 35 are operated by 23 licensees and 17 are owned and operated by us. We offer our clients qualified health care associates in over 60 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks. The nurses provided to clients include registered nurses, licensed practical nurses and certified nursing assistants. Other services include allied health staffing which includes mental health technicians, a variety of therapists (including speech, occupational and physical), radiology technicians and phlebotomists.

     Clients rely on us to provide a flexible labor force to meet fluctuations in census and business and to help them acquire health care associates with specifically needed skills. Our medical staffing professionals also fill in for absent employees and enhance a client's core staff with temporary workers during peak seasons.

     Clients benefit from their relationship with us because of our expertise in providing properly skilled medical staffing employees to a facility in an increasingly tight labor market. We have developed a skills checklist for clients to provide information concerning a prospective employee's skill level. Clients also benefit from no longer having to concern themselves with the payment of employee wages, benefits, payroll taxes, workers compensation and unemployment insurance for staff since these are paid through our Company.

     We also operate a Travel Nurse Program whereby qualified nurses, physical therapists and occupational therapists are recruited on behalf of the clients who require such services on a long-term basis. These individuals are recruited from the United States and foreign countries, including Great Britain, Australia, South Africa and New Zealand, to perform services on a long-term basis in the United States. We have contracted with a number of management entities for the recruitment of foreign nurses. The management entities arrange for the nurses' and therapists' immigration and licensing certifications so that they can be employed in the United States.

     We have expanded our client base to include nursing homes, physician practice management groups, managed care facilities, insurance companies, surgery centers, community health centers and schools. By diversifying our client list, we believe it lessens the risk that regulatory or industry sector shifts in staffing usage will materially affect our staffing revenues.

LICENSEE PROGRAM

     Our licensing program is one of the principal factors differentiating us from most of our competition. After agreeing to pay an initial license fee in exchange for a grant of an exclusive territory, the licensee is paid a royalty of approximately 55% (60% for certain licensees who have longer relationships with us) of gross profit (in general, the difference between the aggregate amount invoiced and the payroll and related expenses for the personnel delivering the services). The licensee has the right to develop the territory to its fullest potential. The licensee is also responsible for marketing, recruiting and customer relationships within the assigned territory. All locations must be approved by us prior to the licensee signing a lease for the location. Various management reports are provided to the licensees to assist them with ongoing analysis of their medical staffing operations. We pay and distribute the payroll for the direct service personnel who are all employees of our Company, administer all payroll withholdings and payments, invoice the customers and process and collect the accounts receivable. The licensees are responsible for providing an office and paying administrative expenses, including rent, utilities, telephone and costs of administrative personnel.

     We grant an initial license term of ten years. The agreement has an option to renew for two additional five-year renewal terms, subject to the licensee adhering to the operating procedures and conditions for renewal as set forth in the agreement. In certain cases we may convert an independently owned staffing business into a licensee. In those situations, we negotiate the terms of the conversion on a transaction-by-transaction basis, depending on the size of the business, client mix and territory.

     Sales of licenses are subject to compliance with federal and state franchise laws. If we fail to comply with the franchise laws, rules and regulations of the particular state relating to offers and sales of franchises, we will be unable to engage in offering or selling licenses in or from such state. To offer and sell licenses, the Federal Trade Commission requires us to furnish to prospective licensees a current franchise offering disclosure document. We have used a Uniform Franchise Offering Circular ("UFOC") to satisfy this disclosure obligation. We must update our UFOC annually or upon the occurrence of certain material events. If a material event occurs, we must stop offering and selling franchises until the UFOC is updated. In addition, certain states require us to register or file our UFOC with such states and to provide prescribed disclosures. We are required to obtain an effective registration of our franchise disclosure document in New York State and certain other states. We are currently able to offer new franchises in 38 states.

     For fiscal 2005, 2004, and 2003, total staffing licensee distributions were approximately $6.0 million, $6.6 million, and $9.0 million, respectively. For the three months ended August 31, 2005 and August 31, 2004 licensee distributions were approximately $1.9 million and $1.4 million , respectively. For the six months ended August 31, 2005 and 2004 licensee distributions were approximately $3.6 million and $3.0 million respectively.

PERSONNEL, RECRUITING AND TRAINING

     We employ approximately 10,000 individuals who render staffing services and approximately 122 full time administrative and management personnel. Approximately 84 of these administrative employees are located at the branch offices and 38 are located at the administrative office in Lake Success, New York.

     We screen personnel to ensure that they meet all eligibility standards. This screening process includes skills testing, reference checking, professional license verification, interviews and a physical examination. In addition, new employees receive an orientation on our Company policies and procedures prior to their initial assignment. We are not a party to any collective bargaining agreement and consider our relationship with our employees to be satisfactory.

     It is essential for us to constantly recruit and retain a qualified staff of associates who are available to be placed on assignment as needed. Besides advertising in the local classifieds, utilizing local office web sites and participating in local and regional job fairs, we offer a variety of benefit programs to assist in recruiting high quality medical staffing professionals. This package provides employees access to medical, dental, life and disability insurance, a 401(k) plan, opportunities for Continuing Education Credits, partnerships with various vendors for discount programs (e.g., uniforms, vacations and cruises, credit cards, appliances and cars), recognition programs and referral bonus programs. In addition, we provide our licensees a full-service human resources department to support the offices with policies and procedures as well as assist with the day-to-day issues of the field staff.

SALES AND MARKETING

     We begin a marketing and operational education program as soon as an office becomes operational. This program trains the office manager, whether at a licensee or a Company office, in our sales process. The program stresses sales techniques, account development and retention as well as basic sales concepts and skills. Through interactive lectures, role-plays and sales scenarios, participants are immersed in the sales program.

     To provide ongoing sales support, we furnish each licensee and corporate branch manager with a variety of tools. A corporate representative is continuously available to help with prospecting, customer identification and retention, sales strategies, and developing a comprehensive office sales plan.

In addition, various guides and brochures have been developed to focus office management's attention to critical areas in the sales process.

     Each licensee and corporate branch manager is responsible for generating sales in their territory. Licensees and corporate branch managers are instructed to do this through a variety of methods in order to diversify their sales conduits. The primary method of seeking new business is to call on health care facilities in a local area. Cold calls and referrals are often used to generate leads. Once granted an interview, the representative is instructed to emphasize the highlights of our services.

RECENT ACQUISITIONS AND DISPOSITIONS

ASSET PURCHASE WITH CMS CAPITAL VENTURES

     On February 28, 2003, we purchased from CMS Capital Ventures all the assets relating to their office locations in Dallas/Fort Worth, Texas and Atlanta, Georgia which provide temporary medical staffing services. The assets purchased consisted primarily of intangible assets and goodwill. The primary operations of CMS Capital Ventures were in a different segment of the medical staffing business, and it was looking to divest its nurse staffing offices in Atlanta and Dallas/Ft. Worth. We had an existing licensee in Atlanta that was seeking to add revenue and additional contracts through the acquisition. We also were interested in expanding our operations into the Dallas/Ft. Worth area and believed these offices would provide a good base of business to establish our presence. The negotiations for the asset purchase were conducted on an arms length basis. The purchase price for the CMS Capital Ventures assets was $1,000,000 cash, which was paid at closing. In April 2003 we sold our interest in one of these temporary medical staffing companies to a franchisee for $130,000.

ASSETS HELD FOR SALE

     In December 2004, after reviewing our significant debt obligations and the alternatives thereto, our Board of Directors concluded and authorized us to sell our AllCare Nursing business. On April 22, 2005, we sold substantially all of the assets of our AllCare Nursing Services business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

     We originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. We used the funds that we received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down our bank debt, our revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

     We recorded a goodwill impairment of $3.8 million as of February 28, 2005, which represents the difference in the sales price of AllCare Nursing at February 28, 2005 and the value of the net assets including goodwill that we had on our financial statements as of that date.

     Our consolidated financial statements reflect the financial results of the AllCare Nursing business for the fiscal years 2005, 2004, and 2003 as a discontinued operation.
COMPETITION

     The medical staffing industry is extremely fragmented, with numerous local and regional providers nationwide providing nurses and other staffing solutions to hospitals and other health care providers. We compete with full-service staffing companies and with specialized temporary staffing agencies as well as small local and regional healthcare staffing organizations. There are three dominant healthcare staffing companies that we compete with, including Medical Staffing Network, American Mobil Nursing and Cross Country Nursing.

     We compete with these firms to attract our temporary healthcare professionals and to attract hospital and healthcare facility clients. We compete for temporary healthcare professionals on the basis of the compensation package and benefit package offered as well as the diversity and quality of assignments available. We compete for hospital and healthcare facility clients on the basis of the quality of our temporary healthcare professionals, price of our services and the timely availability of our professionals with the requisite skills.

     As HMOs and other managed care groups expand, so too must the medical staffing companies that service these customers. In addition, momentum for consolidation is increasing among smaller players, often venture capital-backed, who are trying to win regional and even national accounts. Because the temporary staffing industry is dominated generally by large national companies that do not specialize in medical staffing, management believes that its specialization will give it a competitive edge. In addition, licensee program gives each licensee an incentive to compete actively in his or her local marketplace.

SERVICE MARKS

     We believe that our service trademark and the ATC(R) logo have significant value and are important to the marketing of our supplemental staffing services. These marks are registered with the United States Patent and Trademark Office. The ATC(R) trademark will remain in effect through January 9, 2010 for use with nursing care services and healthcare services. These marks are each renewable for an additional ten-year period, provided we continue to use them in the ordinary course of business.

REGULATORY ISSUES

     In order to service our client facilities and to comply with OSHA and Joint Commission on Accreditation of Healthcare Organizations standards, we have developed a risk management program. The program is designed to protect against the risk of negligent hiring by requiring a detailed skills assessment from each healthcare professional. We conduct extensive reference checks and credential verifications for the nurses and other healthcare professionals that we might hire.

PROFESSIONAL LICENSURE AND CORPORATE PRACTICE

     Nurses and other healthcare professionals employed by us are required to be individually licensed or certified under applicable state law. In addition, the healthcare professionals that we hire frequently are required to have been certified to provide certain medical care, such as CPR and anesthesiology, depending on the positions in which they are placed. Our comprehensive compliance program is designed to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees, including nurses and therapists, have obtained the necessary licenses and certification required to comply with all applicable state laws.

BUSINESS LICENSES

     A number of states require state licensure for businesses that, for a fee, employ and assign personnel, including healthcare personnel, to provide services on-site at hospitals and other healthcare facilities to support or supplement the hospitals' or healthcare facilities' work force. A number of states also require state licensure for businesses that operate placement services for individuals attempting to secure employment. Failure to obtain the necessary licenses could interrupt business operations in a specific locale. We believe we have all of the required state licenses to allow us to continue our business as currently conducted.

REGULATIONS AFFECTING OUR CLIENTS

     Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients reimbursement. Such limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

                             DESCRIPTION OF PROPERTY

     We lease our administrative facilities in Lake Success, New York. The Lake Success office contains approximately 14,305 square feet of office space and expires in December 2010. Our current annual rent for the Lake Success office is $389,914 and is subject to a 3.5% annual rent escalation. We believe that our administrative facilities are sufficient for our needs and that we will be able to obtain additional space as needed.

     There are currently 52 staffing offices in 23 states, of which 35 are operated by us and 23 licensee staffing offices are operated by 17 licensees. These offices are typically small administrative offices serving a limited geographical area. The licensee offices are owned by licensees or are leased by the licensee from third-party landlords. We believe that we will be able to renew or find adequate replacement offices for all of the leases of the staffing offices leased by us which are scheduled to expire within the next twelve months at comparable costs to those currently being incurred.

                                LEGAL PROCEEDINGS

     We are subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business. Management and legal counsel periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred, and the availability and the extent of insurance coverage and established reserves. While it is not possible at this time to predict the outcome of these legal actions, in the opinion of management, based on these reviews and the disposition of the lawsuits, these matters should not have a material effect on our financial position, results of operations or cash flows.

                       SUPPLEMENTARY FINANCIAL INFORMATION

     Summarized unaudited quarterly financial data for Fiscal 2005 and 2004 are as follows restated to reflect the AllCare Nursing business as Discontinued Operations (in thousands, except per share data):


-------------------------------------------------------------------------------------------------------------------------------
Year ended February 28, 2005                            First Quarter   Second Quarter    Third Quarter      Fourth Quarter
-------------------------------------------------------------------------------------------------------------------------------
Total revenues                                         $        18,683 $         17,571 $         16,000    $        15,683
                                                        --------------- ---------------- ------------------- ---------------

Net loss available to common stockholders on
continuing operations                                  $          (476)$           (668)$         (1,241)   $        (6,144)
                                                        =============== ================ =================== ===============

Net income (loss) available to common stockholders on
Discontinued Operations                                $           421 $            403 $            (74)   $        (2,695)(2)
                                                        --------------- ---------------- ------------------- ------------------

Total Net loss available to common stockholders        $           (55)$           (265)$         (1,315)(1)$        (8,839)(2)
                                                        --------------- ---------------- ------------------- ------------------

Basic and diluted (loss) earnings  per share
Loss from continuing operations                        $         (0.01)$          (0.03)$          (0.05)   $         (0.24)
                                                        =============== ================ =================== ===============
Income (loss) from discontinued operations             $          0.01 $           0.02 $          (0.01)   $         (0.11)
                                                        =============== ================ =================== ===============

Net loss per common share-basic and diluted            $             - $          (0.01)$          (0.06)   $         (0.35)
                                                        =============== ================ =================== ===============


-------------------------------------------------------------------------------------------------------------------------------
Year ended February 29, 2004                            First Quarter   Second Quarter    Third Quarter      Fourth Quarter
-------------------------------------------------------------------------------------------------------------------------------
Total revenues                                         $        22,687 $         20,937 $         19,534    $        18,052
                                                        --------------- ---------------- ------------------- ---------------

Net loss available to common stockholders on
continuing operations                                  $          (566)$         (1,485)$         (4,836)   $        (1,052)
                                                        =============== ================ =================== ===============

Net income available to common stockholders on
Discontinued operations                                $           331 $            814 $           (228)   $           775
                                                        --------------- ---------------- ------------------- ---------------

Total net loss available to common stockholders        $          (235)$           (671)$         (5,064)(3)$          (277)
                                                        --------------- ---------------- ------------------- ---------------

Basic and diluted (loss) earnings  per share
Loss from continuing operations                        $         (0.02)$          (0.06)$          (0.20)   $         (0.04)
                                                        =============== ================ =================== ===============
Income from discontinued operations                    $          0.01 $           0.03 $              -    $          0.03
                                                        =============== ================ =================== ===============

Net loss per common share-basic and diluted            $         (0.01)$          (0.03)$          (0.20)   $         (0.01)
                                                        =============== ================ =================== ===============


(1) In the third quarter of Fiscal 2005, the Company recorded a charge of approximately $449 for a write-down of Goodwill and a credit to income of $2,300 for the reversal of the TLC guarantee.
(2) In the fourth quarter of Fiscal 2005, the Company recorded a charge of approximately $4,825 for a write-down of Goodwill of which $3,845 was for discontinued operations, $1,400 for workers' compensation liabilities, and $700 for a reserve for bad debt associated with its discontinued operations.
(3) In the third quarter of Fiscal 2004, the Company recorded a charge of approximately $2,600 for a restructuring expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the Condensed Consolidated Financial Statements and with the Consolidated Financial Statements that appear below. Dollars are in thousands, except where indicated otherwise and for per share amounts.

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED AUGUST 31, 2005 ("THE 2006 PERIOD") TO THE THREE MONTHS ENDED AUGUST 31, 2004 ("THE 2005 PERIOD")

TOTAL REVENUES: Total revenues for the three month period ended August 31, 2005 were $17.9 million, an increase of $0.4 million or 2.1% from total revenues of $17.5 million for the three months ended August 31, 2004. The Increase in revenues is due to the opening of five new licensees during the year and an increase in the Company's travel nurse business and firmness in the Companies per diem nurse business. The Company did not close any Company owned offices during the three months ended August 31, 2005. One office and one licensee was closed during the three months ended August 31, 2004. We continue to expect that the demand for nurses will return to prior levels. If revenues were to significantly decline, our ability to continue operations could be jeopardized.

Service costs were 76.3% and 78.7% of revenue for the three months ended August 31, 2005 and 2004 respectively. Service costs represent the direct costs of providing services to patients or clients, including wages, payroll taxes, travel costs, insurance costs, medical supplies and the cost of contracted services.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses were $3.9 million for the three months ended August 31, 2005 as compared to $4.3 million for the same period in 2004. General and administrative costs, expressed as a percentage of total revenues, was 21.9% for the three month period ended August 31, 2005 versus 24.7% for the three months ended August 31, 2004. The decrease in general and administrative costs in 2005 as a percentage of revenue is due to the reductions in back office staff.

INTEREST EXPENSE, NET: Interest expense, net for the three months ended August 31, 2005 was $710 as compared to $555 for the same period in the prior year. The increase in the period is primarily due to the interest costs associated with our term loan facility.

PROVISION (BENEFIT) FOR INCOME TAXES: For the three months ended August 31, 2005 the Company recorded an expense for income taxes of $25 on a pretax loss of $469 as compared to an income tax benefit of $149 on a pretax loss of $624, for the three months ended August 31, 2004. The current provision provides for state and local income taxes representing minimum taxes due to certain states.

DISCONTINUED OPERATIONS ASSETS HELD FOR SALE:

In December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to sell its AllCare Nursing business.

On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company used the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

AllCare Nursing had no operations during the three months ended August 31,2005 as the sale was consummated on April 22, 2005. For the three months ended August 31, 2004 All Care nursing had sales of $9.3 million and income from operations for the quarter of approximately $403.

COMPARISON OF SIX MONTHS ENDED AUGUST 31, 2005 ("THE 2006 PERIOD") TO THE SIX MONTHS ENDED AUGUST 31, 2004 ("THE 2004 PERIOD")

TOTAL REVENUES-Total revenues for the six month period ended August 31, 2005 were $34.9 million, a decrease of $1.3million or 3.6% from total revenues of $36.3 million for the six months ended August 31, 2005. The reduction in revenue is primarily due to the sale of the Company's Atlanta franchisee which occurred in the second fiscal quarter of the Fiscal year ended February 28, 2005, as well as the closing of three company-owned and one additional franchise location during the prior fiscal year due to poor performance. The decline in revenue was offset from five new franchise locations as well as increases in revenue from the Company's Vendor on Premise, Pharmacy, and Travel Nurse programs. We are seeing an increase in the demand for temporary nurses. Until the demand for nurses returns to prior levels, we may continue our trend of losses. If revenues were to significantly decline, our ability to continue operations could be jeopardized. To offset the decline in its per diem nursing, we are actively recruiting new licensees of which five were opened during the six months ended August 31, 2005 as well as looking into other areas of revenue generation such as Vendor on Premise and Pharmacy staffing.

Service costs were 77.0% and 76.7% of revenue for the six months ended August 31, 2005 and 2004 respectively. Service costs represent the direct costs of providing services to patients or clients, including wages, payroll taxes, travel costs, insurance costs, medical supplies and the cost of contracted services.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses were $7.9 million for the six months ended August 31, 2005 as compared to $8.8 million for the same period in 2004. General and administrative costs, expressed as a percentage of total revenues, were 22.5% and 24.2% for the six months ended August 31, 2005 and 2004 respectively. The decrease in the 2005 period is the result of the reduction of back office staff.

INTEREST EXPENSE, NET: For the six months ended August 31, 2005 Interest expense, net was $1.2 million as compared to $1.1 million for the same period last year. The increase in the period is primarily due to increased interest rates associated with its revolving line of credit which increased during the second quarter of fiscal 2005.

PROVISION (BENEFIT) FOR INCOME TAXES: For the six months ended August 31, 2005 the Company recorded an expense for income taxes of $50 on a pretax loss of $1,261 as compared to a tax benefit of $300 on a pretax loss of $1,058, for the six months ended August 31, 2004. The current provision consists entirely of state and local income taxes.

DISCONTINUED OPERATIONS ASSETS HELD FOR SALE:

In December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to sell its AllCare Nursing business.

On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company used the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

AllCare Nursing had a loss from operations for the six months ended August 31, 2005 of approximately $.6 million. This compares to income from operations of approximately $.8 million for the six months ended August 31, 2004. Net sales for All Care nursing declined from $19.9 million for the 2004 period to $5.5 million for the 2005 period, or 72.4%. As the sale was consummated on April 22, 2005, the decrease was primarily due to the 2005 period representing approximately one quarter of the number of days comprising a normal six month reporting period. There was no gain or loss recorded on the sale of the AllCare Nursing business during the six months ended August 31, 2005.

COMPARISON OF YEAR ENDED FEBRUARY 28, 2005 ("FISCAL 2005") TO YEAR ENDED FEBRUARY 29, 2004 ("FISCAL 2004").

Revenues: In the fiscal year ended February 28, 2005, revenue declined 16.4% to $67.9 million as compared to revenue for Fiscal 2004 of $81.2 million. For fiscal year ended February 28, 2005 we opened one Company owned store and sold nine new licensees as well as closed five Company owned stores as compared to Fiscal 2004 when we opened two Company owned stores, sold two licensee and closed ten Company owned stores. In addition, seven and eight licensees closed for the year ended February 28, 2005 and February 29, 2004, respectively. Office revenue for locations open during the last two fiscal years decreased $9.7 million due to the fact that demand for temporary nurses is going through a period of contraction as hospitals continue to experience flat to declining admission rates. We also closed 12 offices due to poor performance during Fiscal 2005. These offices accounted for $14.6 million in revenue during Fiscal 2004. Until the demand for temporary nurses returns to prior levels we may continue to see revenue decline in our existing businesses which would continue our trend of losses. If revenues were to significantly decline our ability to continue operations could be jeopardized. To offset the decline in per diem nursing, we are actively recruiting new licensees as well as looking into other areas of revenue generation such as Vendor on Premise and Pharmacy staffing.

Service Costs: Service costs were 80.6% of total revenues in Fiscal 2005 as compared to 77.8% of total revenues in Fiscal 2004. The increase in service costs can be attributed to the competitive environment that exist in the industry which is pressuring fees that clients are willing to pay for services. In addition, the rise in costs for malpractice and general liability insurance has also caused an increase to our service costs. Service costs represent the direct costs of providing services to patients or clients, including wages, payroll taxes, travel costs, insurance costs, the cost of medical supplies and the cost of contracted services.

General and Administrative Expenses: General and administrative expenses were $17.0 million in Fiscal 2005 as compared to $19.2 million in Fiscal 2004. General and administrative costs, expressed as a percentage of revenues, were 25.1% and 23.7% for Fiscal 2005 and Fiscal 2004 respectively. The reduction in general and administrative expenses in Fiscal 2005 is the result of the reduction in royalty payments to licensees due to decreased revenues as well as initiatives undertaken by us to reduce the size of or close marginally performing offices and a reduction of back office support staff.

Depreciation and Amortization: Depreciation and amortization expenses relating to fixed assets and intangible assets was $0.7 million in fiscal 2005 as compared to $1.4 million in fiscal 2004. The reduction in depreciation expense is due to the write off of fixed assets in the prior year as well as certain customer lists from acquisitions being fully amortized.

Office Closing and Restructuring Charge: For fiscal 2005 the Company recorded an impairment to goodwill and other intangibles in the amount of $1.4 million. In the third quarter of fiscal 2004 the Company recorded a charge associated with the closing of certain offices in the amount of $2.6 million. The components of the charges are as follows (amounts in thousands):


-------------------------------- -------------------------- ---------------------------
                Components             Fiscal 2005                 Fiscal 2004
-------------------------------- -------------------------- ---------------------------
Write-off of fixed assets                       $0                     $892
-------------------------------- -------------------------- ---------------------------
Write-off of related goodwill             1,431                         889
-------------------------------- -------------------------- ---------------------------
Severance costs and other                   0                          608
benefits
-------------------------------- -------------------------- ---------------------------
Other                                       0                          200
-------------------------------- -------------------------- ---------------------------
Total Restructuring Charge                $1,431                      $2,589
-------------------------------- -------------------------- ---------------------------


Through February 28, 2005, the Company has paid $0.7 million of severance and other costs associated with the office closings. As of February 28, 2005 the Company's accounts payable and accrued expenses included $0.1 million of remaining costs accrued, mainly for lease costs which will be paid through the term of the related leases which expire at various dates through January 2007. In the third quarter of fiscal 2005, the Company recorded a goodwill impairment of $0.4 million and in the fourth quarter of fiscal 2005 the Company recorded a goodwill impairment of $0.9 million and an impairment of other intangibles of $0.1 million associated with offices closed during the year.

Interest Expense, net: Interest expense, net was $2.2 million and $1.9 million in Fiscal 2005 and 2004 respectively. Interest expense increased $0.3 million in Fiscal 2004 from Fiscal 2003 primarily due to interest costs associated with the Company's term loan facility and to increased interest rates associated with its revolving line of credit.

Other Income, net: Other income was $0.9 million during fiscal 2005 as compared to $0.1 million in fiscal 2004. Other income in 2005 was generated by sale of Licensee rights to new Licensees for approximately $0.5 million and the settlement of various disputes with the Company's Atlanta Licensee for net proceeds of approximately $0.4 million.

Provision Related to TLCS Guarantee: The Company is contingently liable on $2.3 million of obligations owed by TLCS which is payable over eight years. On November 8, 2002, TLCS filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. As a result, the Company had recorded a provision of $2.3 million representing the balance outstanding on the related TLCS obligations. The Bankruptcy Court has approved the plan for concluding the TLCS Bankruptcy. The plan provides for, among other things, that claims falling within this guarantee should be paid in full. The assets of TLCS have been sold by the bankruptcy court and the Company has been advised that the sale price is sufficient to cover the claims of TLC creditors. The Company which is entitled to be indemnified by TLCS if it has to pay any monies on the guarantee, has filed claims for such indemnification in TLCS Bankruptcy case. Those claims have not been disputed. Based on the above facts the Company and its legal counsel have concluded that it is no longer probable that the Company will be liable for any amounts under the guarantee and in November 2004 the Company reversed the provision for such guarantee.

Provision (Benefit) for Income Taxes: For Fiscal 2005 the Company recorded an expense for income taxes of $3.5 million on a pretax loss of $4.9 million. As compared to recording an income tax expense of $0.9 million on a pretax loss of $6.9 million in Fiscal 2004. The current provision provides for state and local income taxes representing minimum taxes due to certain states as well as the reduction in deferred taxes of $0.9 million that pertains to the reversal of the TLC Guarantee and a $2.5 million valuation allowance.

For the year ended February 28, 2005, income tax expense is due primarily to the change in the valuation allowance provided in that period. In the third quarter of 2005, it became apparent that the hospital patient volumes were not returning as anticipated and the Company would not return to profitable operations during fiscal 2006 in addition in the fourth quarter of 2005 it became clear that the Company would not have a gain on the sale of its All Care division. The Company intends to maintain its valuation allowance until such time as positive evidence exists to support reversal of the valuation allowance. Income tax expense recorded in the future will be reduced to the extent of offsetting reductions in the Company valuation allowance.

Discontinued Operations Assets held for Sale: In December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to sell its AllCare Nursing business.

On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company used the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

AllCare Nursing had a loss from operations for the year ended February 28, 2005 of approximately $1.9 million which includes a goodwill impairment charge of $3.8 million. This compares to income from operations of approximately $1.7 million for the year ended February 29, 2004. Net sales for All Care nursing declined from $49.2 million in fiscal 2004 to $37.8 million for fiscal 2005 or 23.2%. The decrease was due to the decreased demand for nurses in the New York metropolitan area.

COMPARISON OF YEAR ENDED FEBRUARY 29, 2004 ("FISCAL 2004") TO YEAR ENDED FEBRUARY 28, 2003 ("FISCAL 2003").

Revenues: In the fiscal year ended February 29, 2004, revenue declined 17.9% to $81.2 million as compared to revenue for Fiscal 2003 of $98.9 million. For fiscal year ended February 29, 2004 we opened two Company owned stores and sold two licensees as well as closed ten Company owned stores as compared to Fiscal 2003 when we opened nine Company owned stores, sold one licensee and closed ten Company owned stores. In addition, eight and six licensees closed for the year ended February 29, 2004 and February 28, 2003, respectively. Office revenue for locations open during the last two fiscal years decreased $9.7 million due to the fact that demand for temporary nurses is going through a period of contraction as hospitals continue to experience flat to declining admission rates. We also closed 18 offices due to poor performance during Fiscal 2004. These offices accounted for $14.7 million in revenue during Fiscal 2003.

Service Costs: Service costs were 77.8% of total revenues in Fiscal 2004 as compared to 77.7% of total revenues in Fiscal 2003. The increase in service costs as a percentage of revenue can be attributed to the decreased demand of temporary nurses, which has increased the competitive environment pressuring fees that clients are willing to pay for services. In addition, the rise in costs for workers compensation, malpractice and general liability insurance has also caused an increase to our service costs. Service costs represent the direct costs of providing services to patients or clients, including wages, payroll taxes, travel costs, insurance costs, the cost of medical supplies and the cost of contracted services.

General and Administrative Expenses: General and administrative expenses were $19.2 million in Fiscal 2004 as compared to $24.7 million in Fiscal 2003. General and administrative costs, expressed as a percentage of revenues, were 23.7% and 25.0 % for Fiscal 2004 and Fiscal 2003 respectively. The reduction in general and administrative expenses as a percentage of revenue in Fiscal 2004 is the result of the reduction in royalty payments to licensees due to decreased revenues as well as initiatives undertaken by us to reduce the size of or close marginally performing offices and a reduction of back office support staff.

Depreciation and Amortization: Depreciation and amortization expenses relating to fixed assets and intangible assets was $1.4 million in fiscal 2004 as compared to $1.5 million in fiscal 2003.

Office Closing and Restructuring Charge: In the third quarter of fiscal 2004 the Company recorded a charge associated with the closing of certain offices in the amount of $2.6 million. The Company expects the restructure to result in a lower overall cost structure to allow it to focus resources on offices with greater potential for better overall growth and profitability. The components of the charge are as follows:


---------------------------------------- -------------------------------------------
                      COMPONENTS                   AMOUNT (IN THOUSANDS)
---------------------------------------- -------------------------------------------
Write-off of fixed assets                                  $ 892
---------------------------------------- -------------------------------------------
Write-off of related goodwill                                 889
---------------------------------------- -------------------------------------------
Severance costs and other benefits                            608
---------------------------------------- -------------------------------------------
Other                                                         200
---------------------------------------- -------------------------------------------
Total Restructuring Charge                                $2,589
---------------------------------------- -------------------------------------------


As of February 29, 2004, the Company had paid $0.2 million for severance and other costs associated with the office closings. As of February 29, 2004 the Company's accounts payable and accrued expenses included $0.6 million of remaining costs accrued mainly of severance and lease costs.

Interest Expense, net: Interest expense, net was $1.9 million and $1.1 million in Fiscal 2004 and 2003 respectively. Interest expense increased $0.8 million in Fiscal 2004 from Fiscal 2003 primarily due to interest costs associated with the Company's term loan facility and to increased interest rates associated with its revolving line of credit.

Provision Related to TLCS Guarantee: In Fiscal 2003, the Company recorded a provision of $2.3 million related to the TLCS Guarantee. The Company is contingently liable on $2.3 million of obligations owed by TLCS which is payable over eight years. The Company is indemnified by TLCS for any obligations arising out of these matters. On November 8, 2002, TLCS filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. The Company has not received any demands for payment with respect to these obligations. The next payment is due in September 2004. The Company believes that it has certain defenses which could reduce or eliminate its recorded liability in this matter.

Provision (Benefit) for Income Taxes: In Fiscal 2004, the Company recorded an expense for income taxes of $0.9 million on a pretax loss of $6.9 million. In Fiscal 2003 the Company recorded an income tax benefit of $2.8 million on a pretax net loss of $7.8 million.

For the year ended February 29, 2004 income tax expense is due primarily to the change in the valuation allowance provided in that period. In the third quarter of fiscal 2004, it became apparent that the hospital patient volumes were not returning as anticipated and the Company would not return to profitable operations in fiscal 2004. The Company intends to maintain its valuation allowance until such time as positive evidence exists to support reversal of the valuation allowance. Income tax expense recorded in the future will be reduced to the extent of offsetting reductions in the Company valuation allowance. The realization of the Company's remaining deferred tax assets is primarily dependent on forecasted future taxable operating and non-operating income. Any reduction in future forecasted taxable income may require that the Company record an additional valuation against the deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period the valuation was recorded and could have a significant impact on the earnings of the Company. Management believes that it is more likely than not that the Company's deferred tax assets which have not been reserved for will be realized through future profitable operations.

Discontinued Operations Assets held for Sale: As noted above in December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to sell its AllCare Nursing business.

On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing Services business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company used the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

All Care Nursing had income from operations for the year ended February 29, 2004 of approximately $1.7 million. This compares to income from operations of approximately $2.2 million for the year ended February 28, 2003. Net sales for All Care nursing was $49.2 million in fiscal 2004 as compared to $49.7 million for fiscal 2003.

LIQUIDITY AND CAPITAL RESOURCES

We fund our cash needs through various equity and debt issuances and through cash flow from operations. We generally pay our billable employees weekly for their services, and remit certain statutory payroll and related taxes as well as other fringe benefits. Invoices are generated to reflect these costs plus our markup.

Cash and Cash equivalents decreased by $345 as of August 31, 2005 as compared to February 29, 2005 as a result of cash used in operating activities of $4.7 million, Cash provided by investing activities of $4.1 million and cash provided by in financing activities of $301 . Cash used in operating activities was primarily used to fund our workers compensation collateral account and our discontinued operations. Cash provided by investing activites was primarily from the sale of our AllCare Nursing division Funds provided by financing activites was from the issuance of notes under our equity line of credit. .

Cash provided by operating activities was $3.5 million during the year ended February 28, 2005 as compared to cash used in operating activities of $0.4 million and cash provided by operating activities of $0.5 million for the years ended February 29, 2004 and February 28, 2003 respectively. Cash used in investing activities was $0.1 million during the year ended February 28, 2005 compared to cash used in investing activities of $0.1 million and $2.4 million during the year ended February 29, 2004 and February 28, 2003 respectively. Cash used in financing activities was $2.9 million in Fiscal 2005 as compared to cash provided by financing activities of $0.5 million and $1.2 million in Fiscal 2004 and 2003 respectively.

Cash provided in operating activities during Fiscal 2005 was mainly due to collections on accounts receivable in the AllCare Nursing business due to a decline in sales in that business. Cash used in investing activities during Fiscal 2005 and 2004 was mainly used on capital expenditures. Cash used in investing activities during Fiscal 2003 was primarily used for business acquisitions. Cash used by financing activities in Fiscal 2005 was primarily used to pay down the revolving credit facility with HFG Healthco-4LLC. Cash provided by financing activities in Fiscal 2004 and 2003 was mainly from borrowings under the Company credit facility and the sale of preferred and common stock.

In April 2001, the Company obtained a new financing facility (the "Facility") with HFG Healthco-4 LLC for a $25 million, three year term, revolving loan, which expired in April 2004. The $25 million revolving loan limit was increased to $27.5 million in October 2001. Amounts borrowed under the $27.5 million revolving loan were used to repay $20.6 million of borrowing on our prior facility.

In November 2002, HFG Healthco-4 LLC, increased the revolving credit line to $35 million and provided for an additional term loan facility totaling $5 million. Interest accrues at a rate of 3.95% over LIBOR on the revolving credit line and

6.37% over LIBOR on the term loan facility. The $35 million revolving loan expires in November 2005. The term loan facility is for acquisitions and capital expenditures. Repayment of this additional term facility is on a 36-month straight-line amortization. The revolving credit line is subject to certain loan covenants. These covenants include a debt service coverage ratio calculated by taking the current portion of long term debt and interest paid and dividing by four quarters of earnings before interest, taxes, depreciation and amortization, consolidated net worth target calculated by taking total assets minus total liabilities, earnings before interest, taxes, depreciation and amortization target, current ratio calculated by taking current assets less current liabilities, consolidated interest coverage ratio calculated by taking the most recent four quarters of earnings before interest, taxes, depreciation and amortization divided by four quarters of paid interest expense, and accounts receivable turnover ratio.

In November 2002, the interest rates were revised to 4.55% over LIBOR on the revolving line and 7.27% over the LIBOR on the term loan facility as part of a loan modification.

On June 13, 2003, we received a waiver from HFG Healthco-4 LLC for non-compliance of certain revolving loan covenants as of February 28, 2003. Interest rates on both the revolving line and term loan facility were increased 2% and can decrease if we meet certain financial criteria. In addition, certain financial ratio covenants were modified. The additional interest is not payable until the current expiration date of the facility which is November 2005.

On January 8, 2004 an amendment to the $35 million revolving loan with HFG Healthco-4 LLC was entered into modifying certain financial ratio covenants as of November 30, 2003.

On May 24, 2004 an amendment to the $35 million revolving loan with HFG Healthco-4 LLC was entered into modifying certain financial ratio covenants as of February 29, 2004.

On July 15, 2004 an amendment to the $35 million revolving loan with HFG Healthco-4 LLC was entered into modifying certain financial ratio covenants as of May 31, 2004.

On October 13, 2004 an amendment to the $35 million revolving loan with HFG Healthco-4 LLC was entered into modifying certain financial ratio covenants as of August 31, 2004.

On January 14, 2005 an amendment to the $35 million revolving loan with HFG Healthco-4 LLC was entered into modifying certain financial ratio covenants as of November 30, 2004.

On April 22, 2005 an amendment to the $35 million revolving loan with HFG Healthco-4LLC was entered into approving the sale of the Company's AllCare Nursing business and related transactions. The amendment also reduced the maximum amount of the revolving loan facility to $15 million, reduced availability from 85% of receivables to 80% of receivables and extended the facility's maturity date until April 2008.

On June 8, 2005, an agreement on the $15 million revolving loan with HFG was entered into waiving default on certain financial ratio covenants as of February 28, 2005 and required the Company to have new covenants in place by June 30, 2005. As of June 30, 2005, the Company negotiated new covenants for the facility.

On July 15, 2005 an amendment to the $15 million revolving loan with HFG Healthco-4 was entered into setting certain new financial ratio covenants and waiving the June 30, 2005 event of default.

On October 14, 2005, an amendment to the $15 million revolving loan with HFG Healthco-4LLC was entered into modifying certain financial ratio covenants as of August 31, 2005 and waiving non-compliance of certain revolving loan covenants as of August 31, 2005.

The Company had a working capital deficiency of $8.2 million at February 28, 2005 compared to working capital of $19.6 million at February 29, 2004.

The Company anticipates that capital expenditures for furniture and equipment, including improvements to its management information and operating systems during the next twelve months will be approximately $0.3 million.

Operating cash flows have been our primary source of liquidity and historically have been sufficient to fund our working capital, capital expenditures, and internal business expansion and debt service. Our cash flow has been aided by the use of funds from the Standby Equity Distribution Agreement with Cornell Capital Partners, a loan to the Company by the wife of one of the executive officers of the Company and by our sale of our All Care Nursing business. We believe that our capital resources are sufficient to meet our working capital requirements for the next twelve months. Our existing cash and cash equivalents are not sufficient to sustain our operations for any length of time. We expect to meet our future working capital, capital expenditure, internal business expansion, and debt service from a combination of operating cash flows and funds available under the $15 million revolving loan facility. We do not have enough capital to operate the business without our revolving loan facility.

In April 2005 when we sold our AllCare Nursing business and extended our revolving credit line, we agreed with our lender, HFG Healthco-4 LLC, to develop new financial covenants to better reflect the Company after that sale. HFG Healthco-4 LLC at that time agreed to waive all defaults of our old financial covenants but required that we agree to mutually acceptable new covenants by June 30, 2005. The new financial covenants have been agreed on and an amendment to the loan agreement has been completed as of June 30, 2005, and $9.0 million of the current portion due under bank financing at February 28, 2005 has been changed to long-term.

Though we believe we will meet the new covenants we have negotiated with our lender HFG Healthco-4 LLC, it is possible if revenue declines or we cannot reduce our costs appropriately that we may violate the covenants. In the past when we have violated covenants we have been able to receive a waiver or amendment of those covenants from the lender HFG Healthco-4 LLC. If we are unable to receive a waiver then we would be in default of our lending agreement. If the Company's debt were to be classified as current, and was called by HFG Healthco4-LLC the Company might not be able to meet its obligations as they come due. It is likely that we will also use additional funds from the Standby Equity Distribution Agreement with Cornell Capital Partners, as available. We do not have sufficient capital to run our operations without a financing facility and would have to look to alternative means such as the sale of stock or the sale of certain assets to finance operations. There can be no assurance that additional financing will be available if required, or, if available, will be available on satisfactory terms.

On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity

Distribution Agreement. The Agreement is subject to us maintaining an effective S-1 registration. In November 2004 the Securities and Exchange Commission declared the Company's S-1 Effective. During the three months and six months ended August 31, 2005 the Company issued Cornell Capital Partners 1,913,523 and 3,857,846 at sales prices of $0.18 to $0.36 per share. The Company received proceeds of $978 net of expenses from the sale of these securities. From time to time we have issued promissory notes to Cornell Capital Partners to evidence loans made to us by Cornell Capital Partners, the proceeds of which were used to fund our general working capital needs. The proceeds from these sales under the Standby Equity Distribution Agreement were used to repay the promissory notes due to Cornell Capital Partners.

INDEBTEDNESS AND CONTRACTUAL OBLIGATIONS OF THE COMPANY

The following are contractual cash obligations of the Company at February 28, 2005 adjusted for the completion of the Allcare Nursing business sale and related payments and settlement of debt that occurred on April 22, 2005:

Payments due by period (amounts in thousands):


---------------------- ------------- -------------------- ----------------- ------------------ ----------------
                          Total      Less than One Year         1-2                3-4
                                                               Years              Years          Thereafter
---------------------- ------------- -------------------- ----------------- ------------------ ----------------
Bank Financing            $9,660           $9,660                $0                $0                $0
---------------------- ------------- -------------------- ----------------- ------------------ ----------------
Debt                      11,168            2,319               749                 0               8,100
---------------------- ------------- -------------------- ----------------- ------------------ ----------------
Operating                 3,841             1,005              1,472               967               397
leases
---------------------- ------------- -------------------- ----------------- ------------------ ----------------
Total                    $24,669           $12,984             $2,221             $967             $8,497
---------------------- ------------- -------------------- ----------------- ------------------ ----------------


BUSINESS TRENDS

Sales and margins have been under pressure as demand for temporary nurses is currently going through a period of contraction. Hospitals are experiencing flat to declining admission rates and are placing greater reliance on full-time staff overtime and increased nurse patient loads. Because of difficult economic times, nurses in many households are becoming the primary breadwinner, causing them to seek more traditional full time employment. The U.S. Department of Health and Human Services said in a July 2002 report that the national supply of full-time equivalent registered nurses was estimated at 1.89 million and demand was estimated at 2 million. The 6 percent gap between the supply of nurses and vacancies in 2000 is expected to grow to 12 percent by 2010 and then to 20 percent five years later. As the gap between the supply of nurses and vacancies grows, we believe that hospitals will reach out to offer nurses positions with more flexible work schedules. Medical staffing companies can be the bridge between these nurses and the hospitals to fashion fulltime jobs with unorthodox work schedules. Additionally, the shortage will require hospitals to find nurses from outside the United States. We are working with foreign recruiters to source qualified nurses who want to work in the United States. It is our opinion that as the economy rebounds, the prospects for the medical staffing industry should improve as hospitals experience higher admission rates and increasing shortages of healthcare workers.

CRITICAL ACCOUNTING POLICIES

Management's discussion in this Item 7 addresses the Company's consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, intangible assets, income taxes, workers' compensation, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors  that are  believed to be  reasonable  under the  circumstances.  Actual
results  may  differ  from  these  estimates  under  different   assumptions  or
conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company determines a need for a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or a part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.

The Company believes the following are its most critical accounting policies in that they are the most important to the portrayal of the Company's financial condition and results of operations and require management's most difficult, subjective or complex judgments.

Revenue Recognition

A substantial portion of the Company's service revenues are derived from a unique form of franchising under which independent companies or contractors ("licensees") represent the Company within a designated territory. These licensees assign Company personnel, including registered nurses and therapists, to service clients using the Company's trade names and service marks. The Company pays and distributes the payroll for the direct service personnel who are all employees of the Company, administer all payroll withholdings and payments, bill the customers and receive and process the accounts receivable. The revenues and related direct costs are included in the Company's consolidated service revenues and operating costs. The licensees are responsible for providing an office and paying related expenses for administration, including rent, utilities and costs for administrative personnel. The Company pays a monthly distribution or commission to Company's domestic licensees based on a defined formula of gross profit generated. Generally, the Company pays a licensee approximately 55% (60% for certain licensees who have longer relationships with us). There is no payment to the licensees based solely on revenues. For Fiscal 2005, 2004 and 2003, total licensee distributions were approximately $6,100, $6,900 and $9,100, respectively, and are included in the general and administrative expenses.

Two of the Company's largest licensees, Direct Staffing, Inc. and DSS Staffing Corp., were owned by one unrelated third party and by a son and two sons-in-law of the Company's President and Chairman of the Board of Directors. Such licensees were paid (gross licensee fees) approximately $6.5 million in Fiscal 2002.

The Company recognizes revenue as the related services are provided to customers and when the customer is obligated to pay for such completed services. Employees assigned to particular customers may be changed at the customer's request or at the Company's initiation. A provision for uncollectible and doubtful accounts is provided for amounts billed to customers which may ultimately be uncollectible due to documentation disputes or the customer's inability to pay.

Allowance for Doubtful Accounts

The Company regularly monitors and assess its risk of not collecting amounts owed to it by its customers. This evaluation is based upon an analysis of amounts currently and past due along with relevant history and facts particular to the customer. Based upon the results of this analysis, the Company records an allowance for uncollectible accounts for this risk. This analysis requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts.

Goodwill Impairment

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. We adopted Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets," ("SFAS 142") as of March 1, 2002. SFAS 141 provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. SFAS 142 requires that (1) goodwill and intangible assets with indefinite useful lives should no longer be amortized, (2) goodwill and intangibles must be reviewed for impairment annually (or more often if certain events occur which could impact their carrying value), and (3) our operations be formally identified into reporting units for the purpose of assessing impairments of goodwill. Other definite lived intangibles, primarily customer lists and non-compete agreements, are amortized on a straight line basis over periods ranging from three to 10 years.

In accordance with SFAS 142 the Company tested goodwill impairment at the end of the third and fourth quarters of Fiscal 2005 and 2004. The Company wrote off $0.4 million of goodwill in the third quarter of 2005 and an additional $1.0 million of goodwill in the fourth quarter of 2005 associated with the closing of offices which were acquired through acquisitions. In addition to those write offs, the Company recorded a goodwill impairment of $3.8 million as of February 28, 2005, to discontinued operations which represents the difference in the sales price of AllCare Nursing at February 28, 2005 and the value of the net assets including goodwill which the Company had on its financial statements as of that date. In Fiscal 2004 the Company wrote off $0.9 million of goodwill in the third quarter of 2004 mainly associated with the closing of offices which were acquired through acquisitions. The Company also performed its annual testing for goodwill impairment in the fourth quarter of Fiscal 2004. When performing this test, the Company reviewed the current operations of the ongoing offices. In addition, The Company reviewed the anticipated cash flows of each acquisition. The DSS and DSI operations represented approximately 73% of the goodwill on the Company's financial statements under assets held for sale. The remaining 27% of goodwill is made up of various acquisitions all of which have continued to provide positive cash flow. The Company utilized the following methodologies for evaluating impairment of goodwill: The income approach discounted cash flow method, where the value of the subject investment is equal to the present value of the cash flow streams that can be expected to be generated by the Company in the future and the market approach merger and acquisition method where the value of the subject investment is determined from transactions involving mergers and acquisitions of comparable companies. Based on the impairment testing, the Company determined that no additional write-off of goodwill was required.

If management's expectations of future operating results change, or if there are changes to other assumptions, the estimate of the fair value of our goodwill could change significantly. Such change could result in additional goodwill impairment charges in future periods, which could have a significant impact on our consolidated financial statements.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board ("FASB") statement 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The Company records a valuation allowance against deferred tax assets for which utilization of the asset is not likely.

Management's judgment is required in determining the realizability of the deferred tax assets and liabilities and any valuation allowances recorded. The realization of our remaining deferred tax assets is primarily dependent on forecasted future taxable income.

Workers Compensation Reserves

Except for a few states that require workers compensation through their state fund, the Company provides workers compensation coverage through a program that is partially self-insured. Zurich Insurance Company provides excess reinsurance for all claims over $300,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000 but less then $300,000. The Company is responsible for all claims under $100,000. The Company records its estimate of the ultimate cost of, and reserve for, workers compensation and professional liability benefits based on actuarial computations using the Company's loss history as well as industry statistics. Furthermore, in determining its reserves, the Company includes reserves for estimated claims incurred but not reported. The ultimate cost of workers compensation will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims.

Accruals for workers compensation claims are included in accrued expenses in the consolidated balance sheets. A significant increase in claims or changes in laws may require us to record additional expenses related to workers compensation. On the other hand, significantly improved claim experience may result in lower annual expense levels.

EFFECT OF INFLATION

The impact of inflation on the Company's sales and income from continuing operations was immaterial during Fiscal 2004. In the past, the effects of inflation on salaries and operating expenses have been offset by the Company's ability to increase its charges for services rendered. The Company anticipates that it will be able to continue to do so in the future. The Company continually reviews its costs in relation to the pricing of its services.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation provides guidance with respect to the consolidation of certain entities, referred to as variable interest entities ("VIE"), in which an investor is subject to a majority of the risk of loss from the VIE's activities, or is entitled to receive a majority of the VIE's residual returns. This interpretation also provides guidance with respect to the disclosure of VIEs in which an investor maintains an interest, but is not required to consolidate. The provisions of the interpretation are effective immediately for all VIEs created after January 31, 2003, or in which the Company obtains an interest after that date.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position, certain financial instruments with characteristics of both liabilities and equity. In accordance with the statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 has no impact on the consolidated financial statements of the Company. In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation provides guidance with respect to the consolidation of certain entities, referred to as variable interest entities ("VIE"), in which an investor is subject to a majority of the risk of loss from the VIE's activities, or is entitled to receive a majority of the VIE's residual returns. This interpretation also provides guidance with respect to the disclosure of VIEs in which an investor maintains an interest, but is not required to consolidate. The provisions of the interpretation are effective immediately for all VIEs created after January 31, 2003, or in which the Company obtains an interest after that date.


In October 2003, the FASB issued a revision to FIN 46, which among other things deferred the effective date for certain variable interests. Application is required for interest in special-purpose entities in the period ending after December 15, 2003 and application is required for all other types of VIEs in the period ending after March 15, 2004. The adoption of Fin 46 and FIN46R did not have any impact on the Company's consolidated financial statements as of and for the year ended February 28, 2005.

December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R), which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in an entity's statement of income. The accounting provisions of SFAS 123R are effective for annual reporting periods beginning after June 15, 2005. The Company is required to adopt the provisions of SFAS 123R in the quarter ending May 31, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Although the Company has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, the Company is evaluating the requirements under SFAS 123R and expects the adoption to have a material impact on the consolidated statements of operations and net income (loss) per share.

Management does not believe any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements,

FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. These statements are typically identified by the inclusion of phrases such as
"we anticipate," "we believe" and other phrases of similar meaning. These forward-looking statements are based on our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which would cause actual results to differ materially from our expectations include, but are not limited to, those discussed in the section entitled "Business - Risk Factors." Readers are cautioned not to place undue
reliance  on  these  forward-looking  statements,   which  reflect  management's
opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents we file from time to time with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

             CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On  September  17,  2003,  we  dismissed   PricewaterhouseCoopers   LLP  as  our
independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change independent accountants.

The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal year ended February 28, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the fiscal year ended February 28, 2003 and through September 17, 2003, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal year and through September 17, 2003, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

We engaged Goldstein Golub and Kessler LLP as our new independent registered public accountants as of September 17, 2003. During the three most recent fiscal years and through September 17, 2003, we have not consulted with Goldstein Golub and Kessler LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Goldstein Golub and Kessler LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in
Item 304(a)(1)(v) of Regulation S-K.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

Interest Rate Sensitivity: Our primary market risk exposure is interest rate risk. Our exposure to market risk for changes in interest rates relates to our debt obligations under our $15 million revolving loan facility. Under the revolving loan facility, the weighted average interest rate is 9.04%. At February 28, 2005, drawings on the revolving loan facility were $18.8 million. Assuming variable rate debt at February 28, 2005, a one-point change in interest rates would impact annual net interest payments by $188,000. We do not use derivative financial instruments to manage interest rate risk.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.


-------------------------------------- -------------- -----------------------------------------------
                     NAME                   AGE                          POSITION
-------------------------------------- -------------- -----------------------------------------------
David Savitsky                              57        Chief Executive Officer and Director
-------------------------------------- -------------- -----------------------------------------------
Andrew Reiben                               40        Senior Vice President, Finance, Chief
                                                      Financial Officer, Treasurer and Principal
                                                      Accounting Officer
-------------------------------------- -------------- -----------------------------------------------
Stephen Savitsky                            59        President and Chairman of the Board
-------------------------------------- -------------- -----------------------------------------------
Bernard J. Firestone, Ph.D.                 55        Director
-------------------------------------- -------------- -----------------------------------------------
Johathan Halpert, PhD.                      60        Director
-------------------------------------- -------------- -----------------------------------------------
Martin Schiller                             68        Director
-------------------------------------- -------------- -----------------------------------------------


     DAVID SAVITSKY, Chief Executive Officer and Director - A founder of ATC Healthcare, Mr. Savitsky has served as President from December 1998 through November 2002, Chief Executive Officer since November 2001 and as a Director of ATC Healthcare since 1983. In addition, Mr. Savitsky served as Executive Vice President of ATC Healthcare from December 1987 through November 1998 and as Chief Operating Officer of ATC Healthcare from April 1991 through November 1998. Mr. Savitsky has also served as Vice Chairman, Government Relations of Tender Loving Care Healthcare Services, Inc., a national provider of home health care services, from October 1999 through November 2002 and was a director from October 1999 through November 2001. Mr. Savitsky is the brother of Stephen Savitsky.

     ANDREW REIBEN, Senior Vice President, Finance, Chief Financial Officer and Treasurer Mr. Reiben has been the Senior Vice President of Finance, Chief Financial Officer and Treasurer of ATC Healthcare since September 2003. From
August 2001 through August 2003, Mr. Reiben was Chief Financial Officer of Immedient Corporation, a privately held consulting company. From February 1999 through July 2001, Mr. Reiben was Senior Vice President of Finance for CapeSuccess Inc., the parent Company of Immedient Corporation.

     STEPHEN SAVITSKY, President and Chairman of the Board - A founder of ATC Healthcare, Mr. Savitsky has served as Chairman of the Board and a Director of ATC Healthcare since 1983 (and of its predecessor from 1978 to 1983), Chief Executive Officer from 1978 to November 2001 and as President of ATC Healthcare from November 1991 through November 1998 and since November 2002. Mr. Savitsky had also served as the Chief Executive Officer of Tender Loving Care Healthcare Services, Inc. from October 1999 through September 2002 and was a director from October 1999 through November 2001. Mr. Savitsky is the brother of David Savitsky.

     BERNARD J. FIRESTONE, PH.D., Director - Dr. Firestone was first elected a Director by the Board of Directors in August 1987. He is the dean of the College of Liberal Arts and Sciences and professor of political science at Hofstra University, where he has been teaching for 23 years.

     JONATHAN HALPERT, PH.D., Director - Dr. Halpert was elected a Director by the Board of Directors in August 1987. He previously served as a Director of ATC Healthcare from May 1983 until he resigned from the Board in February 1985. Dr.

Halpert has been consultant in the area of deinstitutionalization of the mentally retarded since 1968 and Chief Executive Officer of the Camelot Education Center since 1982.

     MARTIN SCHILLER, Director - Mr. Schiller was appointed to the Board of Directors in March 2004 to the position vacated by Donald Meyers. Mr. Schiller has been the Chief Financial Officer of National Equipment Corporation, a privately held company, since 1969.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Our Audit Committee consists of Bernard J. Firestone, Jonathan Halpert and Martin Schiller. Mr. Schiller is Chairman of the Audit Committee. The Audit Committee generally assists the Board with respect to accounting, auditing and reporting practices. The Audit Committee meets with management before all earnings releases. The Audit Committee also meets with our independent registered public accounting firm to discuss any issues regarding the fair presentation of our financial statements. The Board of Directors adopted a revised Audit Committee Charter as of June 18, 2004, in order to ensure that the Committee's Charter continued to meet our needs, the rules of the Securities and Exchange Commission, the rules of the American Stock Exchange, and the requirements of the Sarbanes-Oxley Act of 2002. The Board, in its business judgment, as determined that all of the members of the Audit Committee are "independent," as defined in the rules of the American Stock Exchange. The Board has determined that each member of the Audit Committee is financially literate and that Martin Schiller is qualified as the audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

     The Audit Committee is responsible for the oversight and evaluation of:

          o    the hiring of our independent registered public accounting firm;
          o the qualification, independence and performance of the independent auditors;
          o    the approval of all audit and non-audit  services provided to us;
               and
          o oversees compliance with our policies for conducting business, including ethical business standards.

     The Audit Committee has formal policies and procedures in place with regard to the approval of all professional services provided to us by an accounting firm, whether they are audit or non-audit services.

     Compensation and Stock Option Committee. Our Compensation and Stock Option Committee consists of Bernard J. Firestone and Jonathan Halpert. The Compensation and Stock Option Committee determines the cash and incentive compensation, if any, to be paid to our executive officers and other key employees. In addition, it administers the 1993 Stock Option Plan, 1994 Performance-Based Stock Option Plan, the 1998 Stock Option Plan, the 1998 Employee Stock Purchase Plan and the 2000 Stock Option Plan. The Board has determined that each member of the committee is "independent" within the meaning of the rules of the American Stock Exchange.

DIRECTOR COMPENSATION

     Our directors receive $2,500 per quarter for their service as members of our Board of Directors. Directors are also eligible to participate in our 2000 Stock Option Plan. To date, none of our directors have been granted any options under our 2000 Stock Option Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the named executive officers, for services as executive officers for the last three fiscal years. We did not grant any stock options to the named executive officers during the fiscal year ended February 28, 2005. We did not have during that fiscal year, and currently do not have, any plans providing for the grant of stock appreciation rights ("SARs").

                          EXECUTIVE COMPENSATION TABLE



                                                                   -------------------------------------------------
                                                                             LONG-TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------------
                                        ANNUAL COMPENSATION                   AWARDS              PAYOUTS
--------------------------------------------------------------------------------------------------------------------
NAME AND PRINCIPAL          YEAR   SALARY ($)  BONUS  OTHER ANNUAL RESTRICTED  SECURITIES      LTIP         ALL
 POSITION                                       ($)      COMPEN-    STOCK     UNDER- LYING     PAY-        OTHER
                                                         SATION     AWARD(S)     OPTIONS/      OUTS        COMP
                                                          ($)         ($)       SARS (#)         ($)         ($)
--------------------------------------------------------------------------------------------------------------------
David Savitsky,             2005     $420,820    -0-       -0-        -0-          -0-          -0-         -0-
Chief Executive Officer     2004     $412,880    -0-       -0-        -0-       1,780,692       -0-         -0-
                            2003     $484,279    -0-       -0-        -0-        200,000        -0-         -0-
--------------------------------------------------------------------------------------------------------------------
Stephen Savitsky,           2005     $316,006    -0-       -0-        -0-          -0-          -0-         -0-
 President                  2004     $310,043    -0-       -0-        -0-       1,780,692       -0-         -0-
                            2003     $234,527    -0-       -0-        -0-        200,000        -0-         -0-
--------------------------------------------------------------------------------------------------------------------
Andrew Reiben,*
Senior Vice President,
 Finance,
Chief Financial Officer     2005     $198,106    -0-       -0-        -0-          -0-          -0-         -0-
 and Secretary              2004    $ 92,694     -0-       -0-        -0-        100,000        -0-         -0-
--------------------------------------------------------------------------------------------------------------------
Jayne Erbeck,               2005     $127,404    -0-       -0-        -0-          -0-          -0-         -0-
Vice President of           2004     $115,722   -0-       -0-         -0-          -0-          -0-         -0-
 Operations                 2003      60,939    -0-       -0-         -0-          -0-          -0-         -0-
--------------------------------------------------------------------------------------------------------------------



     The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended February 28, 2005.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning the number and value of stock options exercised during the fiscal year ended February 28, 2005, and held at the end of such fiscal year, by the named executive officers. No SARs were exercised during such fiscal year, and no SARs are held by any named executive officer, because we do not have any plans providing for SARs.

                   AGGREGATED OPTION/SAR EXERCISES AND VALUES


--------------- ----------------- ---------------- ---------------------- ------------------------------------
     NAME       SHARES ACQUIRED   VALUE REALIZED     NUMBER OF SHARES            VALUE OF UNEXERCISED
                ON EXERCISE (#)         ($)             UNDERLYKNG                    IN-THE-MONEY
                                                        UNEXERCISED                   OPTIONS/SARS
                                                      OPTIONS/SARS AT          AT FEBRUARY 29, 2005 ($)
                                                   FEBRUARY 29, 2004 (#)      (EXERCISABLE/UNEXERCISABLE)
--------------- ----------------- ---------------- ---------------------- ------------------------------------
Stephen               -0-               -0-          398,500/1,780,692                   $0/$0
Savitsky
--------------- ----------------- ---------------- ---------------------- ------------------------------------
David                 -0-               -0-          398,500/1,780,692                   $0/$0
Savitsky
--------------- ----------------- ---------------- ---------------------- ------------------------------------
Andrew Reiben         -0-               -0-           33,333/100,000                     $0/$0
--------------- ----------------- ---------------- ---------------------- ------------------------------------


                              EMPLOYMENT AGREEMENTS

     Stephen Savitsky, who serves as our Chairman of the Board of Directors and President, has an employment agreement under which he receives an initial base salary of $302,244. Mr. Savitsky is eligible to receive bonuses at the discretion of the Board of Directors. Mr. Savitsky's employment agreement does not provide for annual increases in salary. Mr. Savitsky's employment agreement provides that during his employment and for a period of six months thereafter he will not compete with us. Mr. Savitsky's employment agreement is automatically renewed at the end of each year for an additional year and is terminable by us upon five years' notice. Mr. Savitsky's employment agreement provides that, upon a "change of control" and his termination of employment, other than for his conviction of a felony, he will be entitled to receive a severance payment equal to 2.99 times his average annual compensation for the five calendar years prior to termination.

     David Savitsky, who serves as our Chief Executive Officer and a Director, has an employment agreement under which he receives an initial base salary of $403,000. Mr. Savitsky is eligible to receive bonuses at the discretion of the Board of Directors. Mr. Savitsky's employment agreement does not provide for annual increases in salary. Mr. Savitsky's employment agreement provides that during the term of his employment and for a period of six months thereafter he will not compete with us. Mr. Savitsky's employment agreement is automatically extended at the end of each year for an additional year and is terminable by us upon five years' notice. Mr. Savitsky's employment agreement provides that, upon a "change of control" and his termination of employment, other than for his conviction of a felony, he will be entitled to receive a severance payment equal to 2.99 times his average annual compensation for the five calendar years prior to termination.

     Andrew Reiben, who serves as our Senior Vice President of Finance, Chief Financial Officer and Treasurer, has an employment agreement with us under which he receives an initial base salary of $185,000. The three-year contract provides for annual increases in base salary of $10,000. Mr. Reiben is also eligible to receive an automobile allowance of $8,000 per annum. Under the employment agreement, Mr. Reiben is obligated to devote his full business time to the affairs of our business. Further, if within 18 months after a "change of control", Mr. Reiben terminates his employment or is terminated for any reason

(other than the commission of a felony or the perpetration of fraud against us), he would then be entitled to receive an amount equal to one year of his base salary.

     If a "change of control" were to occur prior to the next anniversary of the respective employment agreements of Stephen Savitsky, David Savitsky and Andrew Reiben and their employment relationships with us were to terminate for reasons triggering the severance payment described above, then we would be obligated to make lump sum payments in the approximate amounts of $906,000 and $1,212,000 to Stephen and David Savitsky, respectively, and weekly installment payments of $3,654.00 for 12 months to Andrew Reiben. The lump sum severance payments payable after the end of the calendar year or the anniversary dates of the respective employment agreements, as the case may be, would change as a result of changes in individuals' compensation. The term "change of control" as used in the employment agreements with our executive officers refers to an event in which a person, corporation, partnership, association or entity (i) acquires a majority of our outstanding voting securities, (ii) acquires securities bearing a majority of voting power with respect to the election of our directors, or
(iii) acquires all or substantial all of our assets.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our Class A Common Stock and Series A Preferred Stock, by (i) each person known by us to beneficially own more than 5% of any class of our voting securities, (ii) each director, (iii) our Chief Executive Officer and the other executive officers whose annual salary and bonus exceed $100,000, and (iv) all directors and executive officers as a group. None of the executive officers or directors beneficially own any of our Class B Common Stock. The calculation of the percentage of Common Stock beneficially owned is based on 30,439,273 shares of Common Stock issued and outstanding as of October 7, 2005, plus 1,280,378 shares of Common Stock that may be received by the holders of the Series A Preferred Stock upon conversion of their shares into shares of Class A Common Stock and for which the holders of those shares are entitled to vote with the holders of Common Stock as a single class on all matters submitted to our stockholders. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.


------------------------- --------------------- ---------------------- ----------------------- -----------------------
NAME OF BENEFICIAL        NUMBER OF SHARES OF   NUMBER OF SHARES OF    PERCENTAGE OF           PERCENTAGE OF
OWNER(1)                  CLASS A COMMON        SERIES A PREFERRED     OUTSTANDING VOTES       OUTSTANDING VOTES
                          STOCK (2)             STOCK                  OWNED OF CLASS A        ASSUMING CONVERSION
                                                                       COMMON STOCK AND        OF CLASS B COMMON
                                                                       SERIES A PREFERRED      STOCK AND SERIES A
                                                                       STOCK                   PREFERRED STOCK
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Stephen Savitsky(3)         2,990,134 (4,5)            900 (8)                  9.4%                    8.7%
------------------------- --------------------- ---------------------- ----------------------- -----------------------
David                       2,621,623 (6,7)            900 (9)                  8.3%                    7.6%
Savitsky(3)
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Bernard J. Firestone             1,100                    0                      *                       *
(3)
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Jonathan J. Halpert (3)            0                      0                      *                       *
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Martin                             0                      0                      *                       *
Schiller(3)
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Andrew Reiben (3)                  0                      0                      *                       *
------------------------- --------------------- ---------------------- ----------------------- -----------------------



------------------------- --------------------- ---------------------- ----------------------- -----------------------
All Named Executive          5,645,857 (10)             1,800                  17.8%                   16.5%
Officers
and Directors as a group
(6 persons)
------------------------- --------------------- ---------------------- ----------------------- -----------------------
Roaring Fork Capital         2,143,669(12)                0                     6.8%                    6.1%
SBIC LP (11)
------------------------- --------------------- ---------------------- ----------------------- -----------------------


*    Less than 1%.

     (1) "Beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In general, a person is treated as the "beneficial owner" of stock under Rule 13d-3 if such person has (or shares) (i) either investment power or voting power over such stock (which may be by means of a contract, arrangement, understanding, relationship or otherwise), or (ii) the right to acquire such stock within 60 days, including by means of the exercise of an option or the conversion of a convertible security. Each beneficial owner's percentage of ownership and percentage of votes is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this table have been exercised. Except as indicated in the footnotes that follow, shares listed in the table are held with sole voting and investment power.

     (2) Each holder of record of shares of Class A Common Stock is entitled to one vote per share held by such holder.

     (3) The address of each of these persons is c/o ATC Healthcare, Inc., 1983 Marcus Avenue, Lake Success, New York 11042. Each of these persons has sole power with respect to the voting and investment of the shares which he owns.

     (4) Includes options to purchase 398,500 shares of Class A Common Stock pursuant to various Company stock option plans which are exercisable within 60 days of the October 7, 2005. Includes 495,852 shares of Class A Common stock held by Stephen Savitsky's wife as to which Mr. Savitsky disclaims beneficial ownership. Does not include any shares of Class A Common Stock issuable to his wife upon conversion of the $1.5 million convertible subordinated note issued to her by us on December 15, 2004. (See the description of that transaction below in "Certain Relationships and Related Transactions".) Mr. Savitsky also disclaims beneficial ownership of these shares. Includes 6,395 shares of Class A Common Stock purchased through our employee stock purchase plan.

     (5) Includes 240,000 shares of Class A Common Stock held by Stephen Savitsky's adult children. Mr. Savitsky disclaims beneficial ownership of these shares.

     (6) Includes options to purchase 398,500 shares of Class A Common Stock pursuant to various Company stock option plans which are exercisable within 60 days of the October 7, 2005. Includes 471,691 shares of Class A Common Stock held by David Savitsky's wife. Mr. Savitsky disclaims beneficial ownership of these shares. Includes 25,436 shares of Class A Common Stock purchased through our employee stock purchase plan.

     (7) Includes 273,800 shares of Class A Common Stock held by Mr. Savitsky's wife as trustee for the benefit of their three children and 135,000 shares of Class A Common Stock held directly by one of Mr. Savitsky's children. Mr. Savitsky disclaims beneficial ownership of these shares.

     (8) Includes 900 shares of Series A Preferred Stock which is convertible into 586,331 shares of Class A Common Stock held by Mr. Stephen Savitsky's wife. Mr. Savitsky disclaims beneficial ownership of these shares.

     (9) Includes 900 shares of Series A Preferred Stock which is convertible into 586,331 shares of Class A Common Stock held by Mr. David Savitsky's wife. Mr. Savitsky disclaims beneficial ownership of these shares.

     (10) Includes options to purchase 830,000 shares of Class A Common Stock pursuant to various Company stock option plans which are exercisable within 60 days of the October 7, 2005.

     (11) The address of Roaring Fork Capital SBIC LP is: 8400 East Prentice Avenue, Suite 745, Greenwood Village, Colorado.

     (12) Includes warrants to purchase 428,734 shares of Class A Common Stock.

                              CERTAIN TRANSACTIONS

     In January, 2002, we purchased substantially all of the assets and business (the "Business") of Direct Staffing, Inc. ("DSI"), a licensee serving the territory consisting of Westchester County, New York and Northern new Jersey and DSS Staffing Corp. ("DSS"), another licensee service New York City and long
Island, New York, for an aggregate purchase price of $30,195,000. Those licensees were owned by an unrelated third party and by Stuart Savitsky, son of Stephen Savitsky, our Chairman, and Shabsi Schreier and Steven Weiner, two sons-in-law of Stephen Savitsky, who were to receive in the aggregate the proceeds of the sale.

     The purchase price was evidenced by promissory notes issued to each of the four owners of DSS and DSI. Those notes were later amended, collateralized, and subordinated to our senior lender. Stuart Savitsky, Shabsi Schreier, and Steven Weiner are referred to below as the three "related holders" of the promissory notes or the "related sellers" of the Business.

     On April 22, 2005 we sold the Business to an unrelated third party, Onward Healthcare, Inc., of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable of the Business. We used the funds which we received to retire approximately $13.0 million in senior lending debt and to repay and restructure the $28.1 million still outstanding under the promissory notes to the sellers of DSS and DSI. As a result of the repayment and restructuring of the notes, those obligations were reduced from $28.1 million to $8.1 million and the promissory notes of the unrelated seller was paid off entirely.

     At that time, the promissory notes of the three related sellers were modified as to interest rate and as to interest and principal payments. During our fiscal year ended February 28, 2005 and through August 31, 2005, we did not make any payments to the three related holders under their promissory notes.

     On August 31, 2005, we entered into separate agreements with each of the three related holders of the promissory notes under which, on that date, the note of each holder in the principal amount of $2.7 million was converted into

1,350 shares of our 5% Convertible Series B Preferred Stock. Each share represented $2,000 of principal amount of the holder's note. The shares for each individual are held in a rabbi trust established by us for the benefit of the individual. Under the terms of each trust, 664 shares will be released to the individual in installments on the third through the seventh anniversaries of August 31, 2005. The 686 shares remaining in each trust will be released to the individual on the earlier of the time immediately prior to the occurrence of a change in control of us, as defined in the trust agreement, or the tenth anniversary of September 1, 2005. We are obligated to register the shares as they are released to each individual under a registration rights argreement.

     The three related holders also hold promissory notes in the aggregate principal amount of $330,000, which mature on October 31, 2005 and which are subject to a subordination agreement between them and our senior lender. Those notes bear interest at the rate of eight percent per year. They are convertible at the option of the holders into Class A Common Stock based upon the average closing price of that stock for the three trading days immediately preceding the conversion date. It is contemplated by us that those notes will be repaid from funds released from the escrow created as part of our sale of the Business.

     On December 15, 2004, we entered into a $1.5 million 15% convertible subordinated promissory note with the spouse of Stephen Savitsky, our Chairman, which bears interest at the rate of 15% per year and matures on January 15, 2007. It is to be repaid in eight equal installments beginning on April 15, 2005, subject to restrictions on the sources of payment. At the option of the holder, all or a portion of the note, plus accrued but unpaid interest, is convertible into shares of Class A Common Stock at a per share price equal to the average closing price for the five days prior to the issuance of the note.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation provides that (i) we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law
("Section 145"), indemnify all persons whom it may indemnify pursuant thereto and (ii) the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)(7)"). We have entered into separate indemnification agreements with certain of our officers to the same effect.

     Section 145 permits us to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the registrant in question) by reason of the fact that he is or was a director, officer, employee or agent of our Company or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of our Company he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to us unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to us such an amount in the event it is determined that he was not entitled to it. Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under
Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

     In addition, Section 145 permits us to purchase and maintain insurance on behalf of any officer, director, employee and agent of our Company or any person serving at our request as an officer, director, employee or agent of another corporation serving as described above whether or not we would have the power to indemnify him under Section 145. We maintain directors and officers liability insurance for all duly elected or appointed officers and directors.

     Section 102(b)(7) permits us to eliminate or limit the personal liability of a director or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby have been be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     Our financial statements as of and for the years ended February 29, 2004, and February 28, 2005, included in this prospectus, have been audited by Goldstein Golub Kessler LLP, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements for the year ended February 28, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of ATC Healthcare, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                      ATC HEALTHCARE, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX


THREE MONTHS ENDED August 31, 2005 (UNAUDITED):                                                                PAGE

     Condensed Consolidated Balance Sheets
          August 31, 2005 (unaudited) and February 28, 2005                                                     F-2

     Condensed Consolidated Statements of Operations (unaudited)
          Three months and six months ended August 31, 2005 and 2004                                            F-3

     Condensed Consolidated Statements of Cash Flows (unaudited)
          Six months ended August 31, 2005 and 2004                                                             F-4

     Notes to Condensed Consolidated Financial Statements (unaudited)                                           F-5

YEARS ENDED FEBRUARY 28, 2005, FEBRUARY 29, 2004 AND FEBRUARY 28, 2003:

     Reports of Independent Registered Public Accounting Firms                                                 F-11

   Consolidated Balance Sheets
    as of February 28, 2005 and February 29, 2004                                                              F-13

   Consolidated Statements of Operations
    for the Fiscal Years ended February 28, 2005, February 29, 2004 and
    February 28, 2003                                                                                          F-14

   Consolidated Statements of Stockholders' Equity (Deficiency) for the Fiscal
    Years ended February 28, 2005, February 29, 2004 and
    February 28, 2003                                                                                          F-15

   Consolidated Statements of Cash Flows
    for the Fiscal Years ended February 28, 2005, February 29, 2004 and
    February 28, 2003                                                                                          F-16

   Notes to Consolidated Financial Statements                                                                  F-18

FINANCIAL STATEMENT SCHEDULE FOR THE FISCAL YEARS ENDED
 FEBRUARY 28, 2005, FEBRUARY 29, 2004 and FEBRUARY 28, 2003

   II - Valuation and Qualifying Accounts                                                                      F-40


     All other schedules were omitted because they are not required, not applicable or the information is otherwise shown in the financial statements or the notes thereto.

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)


                                                                           August 31, 2005     February 28, 2005
                                                                            (Unaudited)
                                                                        -------------------- --------------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                  $       697         $      1,042
     Accounts receivable, less allowance
          for doubtful accounts of $255
          and $461, respectively                                                     10,915               10,022
     Prepaid expenses and other current assets                                        5,917                4,416
     Current assets held for sale                                                         -               10,567
                                                                        -------------------- --------------------
               Total current assets                                                  17,529               26,047

Fixed assets, net                                                                       278                  450
Intangibles                                                                             502                  616
Goodwill                                                                              5,397                5,397
Other assets                                                                          1,158                1,268
Non-current assets held for sale                                                          -               26,531
                                                                        -------------------- --------------------
      Total assets                                                              $    24,864         $     60,309
                                                                        ==================== ====================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY )
CURRENT LIABILITIES:
     Accounts payable                                                           $     2,035         $      2,170
     Accrued expenses                                                                 5,466                5,431
     Book overdraft                                                                     925                1,489
     Current portion due under bank financing                                             -                9,660
     Current portion of notes and convertible debt payable                            2,661                2,814
     Current liabilities held for sale                                                    -               12,660
                                                                        -------------------- --------------------
               Total current liabilities                                             11,087               34,224

Notes  and convertible debt payable                                                     376                8,849
Due under bank financing                                                              9,947                    -
Other liabilities                                                                       192                  177
Non-current liabilities held for sale                                                                     21,108
                                                                        -------------------- --------------------
      Total liabilities                                                              21,602               64,358
                                                                        -------------------- --------------------

Commitments and contingencies
 Convertible Series A Preferred Stock ($.01 par value) 4,000 shares authorized,
  2,000 shares issued and
  outstanding at May 31, 2005 and February 28, 2005, respectively)                    1,172                1,137
                                                                        -------------------- --------------------

STOCKHOLDERS' EQUITY (DEFICIENCY):
Convertible Series B Preferred Stock -$1.00 par value ; 10,000 shares authorized
4,050 shares issued and outstanding; liquidation value of
$2,000 per share ($8,100)                                                                 4
Class A Common Stock - $.01 par value; 75,000,000 shares authorized; 30,439,383 and 26,581,437 shares issued and outstanding at August 31, 2005
   and February 28,  2005, respectively                                                 304                  266
Class B Common Stock - $.01 par value;
   1,554,936 shares authorized; 190,317 and 190,417
    shares issued and outstanding at May 31, 2005
   and February 28, 2005, respectively                                                    2                    2
Additional paid-in capital                                                           23,792               14,638
Accumulated deficit                                                                (22,012)             (20,092)
                                                                        -------------------- --------------------
      Total stockholders' equity (deficiency)                                         2,090              (5,186)
                                                                        -------------------- --------------------
      Total liabilities and stockholders' equity ( deficiency)                  $    24,864         $     60,309
                                                                        ==================== ====================
  See notes to condensed consolidated financial statements.


ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)


                                                           For the Three Months       For the Six Months
                                                                 Ended      (unaudited)    Ended

                                                          August 31,   August 31,  August 31,   August 31,
                                                             2005         2004        2005         2004
REVENUES:
     Service revenues                                    $     17,932 $     17,571 $     34,942 $      36,254
--------------------------------------------------------- ------------ ------------ ------------ -------------

COSTS AND EXPENSES:
     Service costs                                       $     13,691 $     13,825       26,911        27,819
     General and administrative expenses                        3,936        4,340        7,853         8,761
     Depreciation and amortization                                127          164          285           332
--------------------------------------------------------- ------------ ------------ ------------ -------------
        Total operating expenses                               17,754       18,329       35,049        36,912
--------------------------------------------------------- ------------ ------------ ------------ -------------

 INCOME (LOSS) FROM OPERATIONS                                    178         (758)        (107)         (658)
--------------------------------------------------------- ------------ ------------ ------------ -------------
INTEREST AND OTHER EXPENSES (INCOME):
     Interest expense, net                                        710          555        1,241         1,101
     Other  expense (income), net                                 (63)        (689)         (87)         (701)
--------------------------------------------------------- ------------ ------------ ------------ -------------
       Total interest and other expenses (income)                 647         (134)       1,154           400
--------------------------------------------------------- ------------ ------------ ------------ -------------

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES              (469)        (624)      (1,261)       (1,058)

INCOME TAX PROVISION (BENEFIT)                                     25         (149)          50          (300)
--------------------------------------------------------- ------------ ------------ ------------ -------------

LOSS FROM CONTINUING OPERATIONS                                  (494)        (475)      (1,311)         (758)
--------------------------------------------------------- ------------ ------------ ------------ -------------

DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS
NET OF TAX PROVISION FOR THE THREE MONTHS OF $0  IN 2005
 AND $176 in 2004 AND FOR THE SIX MONTHS OF $0 AND $352
 RESPECTIVELY                                                      --          227         (577)          472
--------------------------------------------------------- ------------ ------------ ------------ -------------

NET LOSS                                                         (494)        (248)      (1,888)         (286)
--------------------------------------------------------- ------------ ------------ ------------ -------------
Dividends accreted to Preferred Shareholders                       17           17           34            34
--------------------------------------------------------- ------------ ------------ ------------ -------------

NET LOSS  ATTRIBUTABLE TO COMMON SHAREHOLDERS                    (511)        (265)$     (1,922)$        (320)
========================================================= ============ ============ ============ =============

(LOSS) INCOME EARNINGS PER SHARE:

(LOSS) FORM CONTINUING OPERATIONS:
(LOSS) PER COMMNON SHARE- BASIC                          $     ( .02 )$       (.02)$     ( .05 )$        (.03)
                                                          ============ ============ ============ =============
(LOSS)  PER COMMON SHARE - DILUTED                       $     ( .02 )$       (.02)$     ( .05 )$        (.03)
                                                          ============ ============ ============ =============

(LOSS) INCOME FROM DISCONTINUED OPERATIONS:
(LOSS) INCOME PER COMMON SHARE-BASIC                     $     ( .00 )$        .01 $      (.02 )$         .02
                                                          ============ ============ ============ =============
(LOSS) INCOME PER COMMON SHARE - DILUTED                 $     ( .00 )$        .01 $     ( .02 )$         .02
                                                          ============ ============ ============ =============

NET LOSS
(LOSS) PER COMMON SHARE-BASIC                            $     (. 02 )$      ( .01)$     (. 07 )$        ( 01)
                                                          ============ ============ ============ =============
(LOSS) PER COMMON SHARE - DILUTED                        $     ( .02 )$      ( .01)$     ( .07 )$        (.01)
                                                          ============ ============ ============ =============

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING
     Basic                                                     29,674       24,925       28,585        24,918
========================================================= ============ ============ ============ =============
     Diluted                                                   29,674       24,925       28,585        24,918
========================================================= ============ ============ ============ =============


See notes to condensed consolidated financial statements.

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED
 (In thousands)


                                                                              For The Six Months
                                                                                     Ended
                                                                         August 31,         August 31,
                                                                            2005               2004
                                                                     ------------------ ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                        $        ( 1,888)  $           (285)
    Income (loss) from discontinued
     operations                                                                ( 577)               824
                                                                     ------------------ ----------------
    Net loss from continuing operations                                      ( 1,311)           (1,109 )

    Adjustments to reconcile net loss to net cash
     provided by (used in) operations:
       Depreciation and amortization                                             294                347
       Amortization of debt financing costs                                       48                144
      Amortization of discount on convertible debenture                                              40
       Provision for doubtful accounts                                          (209)               (47)
       In kind interest                                                           56
    Changes in operating assets and liabilities:
        Accounts receivable                                                     (684)             2,162
        Prepaid expenses and other current assets                             (1,501)            (1,050)
        Other assets                                                             117               (609)
        Accounts payable and accrued expenses                                      9               (944)
        Other long-term liabilities                                              (95)                 -
        Net cash provided (used in) discontinued
         operations                                                           (1,451)             5,918
                                                                     ------------------ ----------------
             Net cash provided by (used in) operating activities              (4,727)             4,852
                                                                     ------------------ ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures                                                      (8)               (65)
        Net proceeds from sale of discontinued
         operations                                                            4,089
                                                                     ----------------------------------
             Net cash provided by (used in) investing activities               4,081                (65)
                                                                     ------------------ ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
                       Net proceeds (repayments) of
                        Borrowings of notes and
                        capital lease obligation                                 806             (3,454)
         Repayment of term loan facility                                                          (752)
         Payment of debt issuance costs                                          (55)               (31)
         (Decrease) increase in book overdraft                                  (564)              (759)
         Borrowings under new credit facility                                                      455
         Issuance of convertible notes and warrants                               --                640
         Net cash provided by discontinued
          operations                                                             114               (522)
         Issuance of common and preferred stock                                                      8
                                                                    ------------------ ----------------
                Net cash provided by (used in) financing activities              301             (4,415)
                                                                     ------------------ ----------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (345)               372

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 1,042                543

                                                                    ----------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                            $            697   $            915
                                                                     ================== ================

Supplemental Data:
   Interest paid                                                    $            992   $          1,505
                                                                     ================== ================
   Income taxes paid                                                $             44   $             52
                                                                     ================== ================
   Dividends                                                        $             34   $             35
                                                                     ================== ================
   Conversion of debt to common stock                               $          1,111
                                                                     ==================================
   Conversion of debt to preferred B                                $          8,100
                                                                     ==================================
   Forgiveness of debt                                              $         17,344
                                                                     ==================================


See notes to condensed consolidated financial statements.

ATC HEALTHCARE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in Thousands, Except Where Indicated Otherwise, and for Per Share Amounts)

1. BASIS OF PRESENTATION - The accompanying condensed consolidated financial statements as of August 31, 2005 and for the three and six months ended August 31, 2005 and 2004 are unaudited. In the opinion of management, all adjustments, consisting of only normal and recurring accruals necessary for a fair presentation of the consolidated financial position and results of operations for the periods presented have been included. The condensed consolidated balance sheet as of February 28, 2005 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The accompanying condensed consolidated financial statements should be read in conjunction with the condensed consolidated financial statements and notes thereto included in the Annual Report on Form 10-K of ATC Healthcare, Inc. (the "Company") for the year ended February 28, 2005. Certain prior period amounts have been reclassified to conform with the August 31, 2005 presentation.

On April 22, 2005, the Company sold substantially all of the assets and liabilities of its AllCare Nursing business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") see Note 5 (Discontinued Operations). Accordingly, the Company's Financial Statements reflect the related assets and liabilities of operations as Assets and
Liabilities Held For Sale in the February 28, 2005 balance sheet and Discontinued Operations in the accompanying statement of operations presented.

Results for the three and six month periods ended August 31, 2005 are not necessarily indicative of the results for the full year ending February 28, 2006.

2. LIQUIDITY -The Company has shown losses from operations for the past three years and until the conversion of $8.1 million of debt to Preferred B Stock on August 31, 2005 had a stockholders' deficiency. The Company at August 31, 2005 was not able to meet certain of its existing financial covenants under the revolving line of credit but has received a waiver for default of those covenants as of August 31,2005 from Healthco4-LLC. Management has a plan whereby they will continue to reduce costs while adding licensees, which it believes, will return the Company to profitability. If the Company's debt were to be classified as current, and was called by Healthco4-LLC, the Company might not be able to meet its obligations as they come due.

3. EARNINGS PER SHARE -Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding for the applicable period. Diluted earnings (loss) per share is computed using the weighted average number of common shares plus common equivalent shares outstanding, unless the inclusion of such common equivalent shares would be anti-dilutive. For the three and six months ended August 31, 2005, 11,452 and 11,461 common stock equivalents have been excluded from earnings per share and for the three and six months ended August 31, 2004, 8,353 and 7,652 common stock equivalents, respectively, have been excluded from the earnings per share calculation, as their inclusion would have been anti-dilutive.

4. PROVISION (BENEFIT) FOR INCOME TAXES - For the three months ended August 31, 2005 the Company recorded an expense for income taxes of $25 on a pretax loss of $469 as compared to an income tax benefit of $149 on a pretax loss of $624, for the three months ended August 31, 2004. For the six months ended August 31, 2005 the Company recorded an expense for income taxes of $50 on a pretax loss of $1,261 as compared to a tax benefit of $300 on a pretax loss of $1,058, for the six months ended August 31, 2004. The current provision consists entirely of state and local income taxes.

5. DISCONTINUED OPERATIONS - In December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to explore the possible sale of its AllCare Nursing business.

On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable and is included in other current assets. Also in other current assets are additional receivables not purchased by Onward of approximately $800. Because the assets were written down to the sale amount at February 28, 2005 there was no gain or loss recorded on the sale of the AllCare Nursing business during the three month period ended May 31,2005. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company used the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

Revenue and Pretax Income (loss) for discontinued operations for the three and six months ended August 31, 2005 and 2004 is presented in the chart below:


                                          Three Months Ended                             Six Months Ended
-------------------------- ----------------------- --------------------- --------------------- -----------------------
                           August 31, 2005         August 31, 2004       August 31, 2005       August 31,2004
-------------------------- ----------------------- --------------------- --------------------- -----------------------

-------------------------- ----------------------- --------------------- --------------------- -----------------------
Revenue                    $--                     $9,321                $5,480                $19,945
-------------------------- ----------------------- --------------------- --------------------- -----------------------

-------------------------- ----------------------- --------------------- --------------------- -----------------------
Pre Tax (loss) income      $--                     $403                  (577)                 $  824
-------------------------- ----------------------- --------------------- --------------------- -----------------------

-------------------------- ----------------------- --------------------- --------------------- -----------------------


6. FINANCING ARRANGEMENTS - During April 2001, the Company entered into a Financing Agreement with a HFG Healthco-4 LLC, whereby the lender agreed to provide a revolving credit facility of up to $25 million. The Financing Agreement was amended in October 2001 to increase to $27.5 million. Amounts borrowed under the new Financing Agreement were used to repay $20.6 million of borrowing on its existing facility.

The  Agreement  contains  various   restrictive   covenants  that,  among  other
requirements, restrict additional indebtedness. The covenants also require the Company to meet certain financial ratios.

In November 2002, HFG Healthco-4 LLC the institution with which the Company has the secured facility, increased the revolving credit line to $35 million and provided for additional term loan facility totaling $5 million.

On June 13, 2003, the Company received a waiver from HFG Healthco-4 LLC for non-compliance of certain facility covenants as of February 28, 2003. Interest rates on both the revolving line and term loan Facility were increased 2% and can decrease if the Company meets certain financial criteria.

In addition, certain financial ratio covenants were modified. The additional interest is not payable until the current expiration date of the facility in November 2005.

On April 22, 2005 the Company entered into an extension of its $35 million revolving loan with HFG Healthco-4 LLC reducing the amount of the facility from $35 million to $15 million, reducing the availability from 85% of receivables to 80% of receivables and extending the term until April 2008. On April 22, 2005 in connection with sale of AllCare, the liability due on the Company's revolving line of credit was paid down by the amount of $12,123 and the outstanding term loan balance of $1,888 was extinguished.

On June 8, 2005, a waiver to the $15 million revolving loan with HFG Healthco-4 was entered into waiving default on certain financial ratio covenants as of February 28, 2005 and requiring the Company to have new covenants in place by June 30, 2005.

On July 15, 2005 an amendment to the $15 million revolving loan with HFG Healthco-4 was entered into setting certain new financial ratio covenants and waiving the June 30, 2005 event of default.

On October 14, 2005, an amendment to the $15 million revolving loan with HFG Healthco-4LLC was entered into modifying certain financial ratio covenants as of August 31, 2005 and waiving non-compliance of certain revolving loan covenants as of August 31, 2005.

As of August 31, 2005, the outstanding balance on the revolving credit facility was $9.9 million. At August 31, 2005 interest accrued at a rate per annum of 10.85% over LIBOR on the revolving credit .

7. NOTES AND CONVERTIBLE DEBENTURES PAYABLE - On May 25, 2005 the Company issued a Promissory Note to Cornell Capital Partners L.P. in the principal amount of $850. As was contemplated, the Note is to be repaid through issuances of Class A Common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement between the Company and Cornell Capital Partners. The Company has placed a certificate evidencing shares of its class A Common Stock in escrow in connection with the Note and the Standby Equity Distribution Agreement, which are not deemed issued and outstanding until released form the escrow. As of August 31, 2005, the certificate evidenced 2,552,188 shares. As of August 31, 2005 $600 remained outstanding on this note

On February 18, 2005 the Company issued a Promissory Note to Cornell Capital Partners L.P. in the principal amount of $825. As was contemplated, the Note is to be repaid through Issuances of Class A Common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement between the Company and Cornell Captial Partners. As of August 31, 2005 this note was paid in full.

On December 15, 2004 the Company entered into a $1.5 million 15% convertible subordinated note with the wife of one of the Executive officers of the Company. The Note bears interest at 15% per annum and matures on January 15, 2007. It is to be repaid in eight equal installments commencing April 15, 2005, subject to restrictions on the sources of such payment. As of August 31, 2005 the Company has made one payment of $250 on the note. At the option of the holder, all or a portion of the note may be converted at any time, plus accrued but unpaid interest, into shares of Class A Common Stock at a per share price equal to $0.38 cents per share which is equal to the average of the five days closing bid price up to December 15, 2004.

In April 2004 the Company issued $500 of Convertible Notes due April 2, 2005 and warrants to purchase $250,000 shares of Class A common stock at $0.75 per share. The Convertible Notes do not bear interest and are to be repaid in Common Stock of the Company priced at the effective price at which Common Stock or securities convertible into Common Stock of the Company was sold between October 2, 2004 and April 2, 2005. As of August 31, 2005 the Company was in the process of causing Common Stock priced at $0.27 per share to be issued to repay the Notes. As of October 2005 the shares have been issued.

For financial reporting purposes the warrants were accounted for as a liability. The fair value of the warrants which amounted to $95 on the date of grant was recorded as a reduction to the April Maturity Notes. The warrant liability has been included with other liabilities on the balance sheet.

8. REVENUE RECOGNITION - A substantial portion of the Company's service revenues are derived from a unique form of franchising under which independent companies or contractors ("licensees") represent the Company within a designated territory. These licensees assign Company personnel, including registered nurses and therapists, to service clients using the Company's trade names and service marks. The Company pays and distributes the payroll for the direct service personnel who are all employees of the Company, administers all payroll withholdings and payments, bills the customers and receives and processes the accounts receivable. The revenues and related direct costs are included in the Company's consolidated service revenues and operating costs. The licensees are responsible for providing an office and paying related expenses for administration including rent, utilities and costs for administrative personnel.

The Company pays a monthly distribution or commission to its domestic licensees based on a defined formula of gross profit generated. Generally, the Company pays a licensee approximately 55% (60% for certain licensees who have longer relationships with the Company). There is no payment to the licensees based solely on revenues. For the three months ended August 31, 2005 and 2004, total licensee distributions were approximately $1.9 million and $1.6 million respectively,  and for the six  months  ended  August  31,  2005 and 2004  total licensee distributions were approximately $3.6 million and $3.0 million respectively, and are included in the general and administrative expenses.

The Company recognizes revenue as the related services are provided to customers and when the customer is obligated to pay for such completed services. Revenues are recorded net of contractual or other allowances to which customers are entitled. Employees assigned to particular customers may be changed at the customer's request or at the Company's initiation. A provision for uncollectible and doubtful accounts is provided for amounts billed to customers which may ultimately be uncollectible due to the customer's inability to pay.

Revenues generated from the sales of licensees and initial licensee fees are recognized upon signing of the licensee agreement, if collectibility of such amounts is reasonably assured, since the Company has performed substantially all of its obligations under its licensee agreements by such date. Included in revenues for the six months ended August 31, 2005 and 2004 is $0 and $851 of licensee fees.

9. LICENSEE SALES

The Company includes in its service revenues, service costs and general and administrative costs, revenues and costs associated with its Licencees. Summarized below is the detail associated with the above discussed items for the three and six months ended August 31, 2005 and 2004 respectively.


------------------------- --------------------- ------------------------ ---------------------- ----------------------
                           Three Months Ended        Three Months             Six Months             Six Months
                            August 31, 2005              Ended                   Ended                  Ended
                                                    August 31, 2004         August 31, 2005        August 31, 2004
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Company Service Revenue   $  4,162              $   4,322                $  7,711               $10,387
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Licensee Service Revenue  $13,770               $ 13,249                 $27,231                $25,867
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Total Revenue             $17,932               $17,571                  $34,942                $36,254
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Company Service Costs     $2,494                $3,141                   $5,024                 $6,744
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Licensee Service Costs    $11,197               $10,684                  $21,887                $21,075
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Total Service Costs       $13,691               $13,825                  $26,911                $27,819
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Company General and
administrative costs      $2,086                $2,756                   $4,261                 $5,751
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Licensee Royalty          $1,850                $1,584                   $3,592                 $3,010
------------------------- --------------------- ------------------------ ---------------------- ----------------------
Total General and
administrative costs      $3,936                $4,340                   $7,853                 $8,761
------------------------- --------------------- ------------------------ ---------------------- ----------------------


In August 2004 The Company settled various disputes with its Atlanta Licensee by selling its Franchise rights to the Licensee for $875. The purchase price is evidenced by a note which is payable over 60 months at an interest rate of 4.75%. In addition, various other issues which were being disputed through litigation with the licensee were settled resulting in an amount to be paid to the Licensee of $200, various amounts owed to the Company of $61 were extinguished and an offset to the note in the amount of $170. The note due to the Company, which is guaranteed by the Licensee, is reflected in notes receivable and the amount to be paid to the Licensee is reflected in accrued expenses. The Company recorded in other income the net amount of $444.

10. GOODWILL - On March 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" (SFAS 142). SFAS 142 includes requirements to annually test goodwill and indefinite lived intangible assets for impairment rather than amortize them; accordingly, the Company no longer amortizes goodwill and indefinite lived intangibles.

11. CONTINGENCIES -The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business. Management believes the disposition of these lawsuits will not have a material effect on its financial position, results of operations or cash flows.

12. RECENT ACCOUNTING PRONOUNCEMENTS-December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R), which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in an entity's statement of income. The accounting provisions of SFAS 123R are effective for annual reporting periods beginning after June 15, 2005. The Company is required to adopt the provisions of SFAS 123R in the quarter ending May 31, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Although the Company has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, the Company is evaluating the requirements under SFAS 123R and expects the adoption to have a material impact on the consolidated statements of operations and net income (loss) per share.

Management does not believe that any recently issued but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

13. SHAREHOLDERS' EQUITY

The Company accounts for its employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principles Board Opinion No 25 " Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Had the Company determined compensation expense based on the fair value at the grant dates for those awards consistent with the method of SFAS 123, the Company's net income (loss) per share would have been increased to the following pro forma amounts:


---------------------------------- ------------------- -------------------- ---------------------- ----------------------
(In thousands, except per share      For the three        For the three          For the six            For the six
data)                                 months ended        months ended          months ended           months ended
                                     August 31,2005      August 31,2004        August 31, 2005        August 31,2004
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Net  income (loss) as reported     $ (494)             $ (248)              $ (1,888)              $ (286)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------

---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Less: Fair Value of Stock Based
Compensation net of Tax:
                                   $   126             $ 295                $   252                $   590
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Pro forma net income (loss)        $   (620)           $ (543)              $  (2,140)             $ (876)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Basic net earnings (loss) per
share as reported                  $ (.02)             $ (.01)              $ (.07)                $ (.04)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Pro forma basic earnings (loss)
per share                          $ (.02)             $ (.02)              $ (.07)                $ (.03)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Diluted earnings (loss) per
share as reported                  $ (.02)             $ (.01)              $ (.07)                $ (.01)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------
Pro forma diluted earnings
(loss) per share                   $ (.02)             $ (.02)              $ (.07)                $ ( 04)
---------------------------------- ------------------- -------------------- ---------------------- ----------------------


From time to time since November 2004 we have issued promissory notes to Cornell Capital Partners to evidence loans made to us by Cornell Capital Partners, the proceeds of which were used to fund our general working capital needs. It has been contemplated that those Notes will be repaid from the proceeds of sales of Class A Common Stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. During the three months and six months ended August 31, 2005 we issued Cornell Capital Partners 1,913,523 and 3,857,846 shares under the Standby Equity Distribution Agreement and the Convertible Debenture for purchase prices between $0.18 and $0.36 per share. The proceeds from the sales under the Standby Equity Distribution Agreement were used to reduce our promissory note obligation to Cornell Capital Partners.

Series B Convertible Preferred Stock

     On August 31, 2005, the three subordinated promissory notes representing the remaining consideration due from the Company to the sellers of the Company's AllCare Nursing Services business (who are considered related parties) were converted into shares of the Company's Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has a dividend rate of 5%, a liquidation preference of $2,000 per share and is convertible into Series A Common Stock at a conversion rate of $0.90 per share. The Company purchased that business in

January 2002 and sold it on April 22, 2005 to an unrelated third party. Each of the three promissory notes was dated April 22, 2005, was in the principal amount of $2.7 million from two of the Company's subsidiaries, and was converted into 1,350 shares of Preferred Stock on the basis of one share for every $2,000.00 of principal amount. The Preferred Stock is held in rabbi trusts established by the Company for the benefit of the note holders.

     Under the terms of each trust, 664 shares will be released to the individual in installments on the third through the seventh anniversaries of August 31, 2005. The 686 shares remaining in each trust will be released to the individual on the earlier of the time immediately prior to the occurrence of a change in control of the Company, as defined in the trust agreement, or the tenth anniversary of September 1, 2005. The Company is obligated to register these shares as they are released to each individual.

On and after September 14, 2005, the Company sold $1,250,000 of its Convertible Notes due September 14, 2006 to 19 purchasers. Those notes were convertible into shares of the Company's Class A Common Stock and bore interest at the rate of 12 percent (12%) per year in shares of Common Stock, at the rate of $0.37 per share. Each Note was accompanied by a warrant to purchase one share of Common Stock for each four shares into which the Note was convertible. The warrants are exercisable at $0.60 per share for a period of five (5) years. The Company was obligated to register the shares into which the Notes were convertible as well as the shares subject to the warrants.

     By their terms, the 12% Convertible Notes were converted into 3,397,260 shares of Common Stock on September 30, 2005, when the Company's registration statement became effective. There are 849,315 shares covered by the warrants.

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


To the Board of Directors ATC HEALTHCARE, INC.

We have audited the accompanying consolidated balance sheet of ATC Healthcare, Inc. and Subsidiaries as of February 28, 2005 and February 29, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ATC Healthcare, Inc. and Subsidiaries as of February 28, 2005 and February 29, 2004 and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

The information included on Schedule II is the responsibility of management, and although not considered necessary for a fair presentation of financial position, results of operations, and cash flows is presented for additional analysis and has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements. In our opinion, the information included on
Schedule II relating to the years ended February 28, 2005 and February 29, 2004 are fairly stated in all material respects, in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.

   GOLDSTEIN GOLUB KESSLER LLP

   New York, New York
   May 7, 2005 , except for the last paragraph of
     Note 8(a) as to which the date is
   June 8, 2005

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


To the  Board  of  Directors  and  Stockholders  of  ATC  Healthcare,  Inc.  and
Subsidiaries:

     In our opinion, the consolidated financial statements for the year ended February 28, 2003 listed in the accompanying index present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of ATC Healthcare, Inc. and Subsidiaries for the year then ended, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the year ended February 28, 2003 listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

Melville, New York
May 12, 2003, except for the fourth paragraph of Note 8(a) as to which the date is June 13, 2003 and except for the effects of discontinued operations described in Note 4 as to which the date is April 22, 2005

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)


                                                                                         February 28,         February 29,
ASSETS                                                                                       2005                 2004
------------------------------------------------------------------------------------- -------------------- --------------------
CURRENT ASSETS:
     Cash and cash equivalents                                                       $              1,042 $                543
     Accounts receivable, less allowance for doubtful accounts of
           $464 and $276, respectively.                                                            10,022               11,260
     Prepaid expenses and other current assets                                                      4,416                4,689
     Current assets held for sale                                                                  10,567               15,967
                                                                                      -------------------- --------------------
               Total current assets                                                                26,047               32,459
                                                                                      -------------------- --------------------

     Fixed assets, net                                                                                450                  785
     Intangibles                                                                                      616                  997
     Goodwill                                                                                       5,397                6,724
     Deferred income taxes                                                                              -                1,984
     Other assets                                                                                   1,268                  720
     Non-current assets held for sale                                                              26,531               31,058
                                                                                      -------------------- --------------------
               Total assets                                                          $             60,309 $             74,727
                                                                                      ==================== ====================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
     Accounts payable                                                                $              2,170 $              1,460
     Accrued expenses                                                                               5,431                6,282
     Book overdraft                                                                                 1,489                2,242
     Current portion of notes and guarantee payable                                                 2,814                  725
     Due under bank financing                                                                       9,660
     Current liabilities held for sale                                                             12,660                2,054
                                                                                      -------------------- --------------------
               Total current liabilities                                                           34,224               12,763

     Notes and guarantees payable                                                                   8,849               10,471
     Due under bank financing                                                                                           9,478
     Other liabilities                                                                                177                  371
     Non-current liabilities held for sale                                                         21,108               35,524
                                                                                      -------------------- --------------------
               Total liabilities                                                                   64,358               68,607
                                                                                      -------------------- --------------------


Commitments and contingencies

Convertible Series A Preferred Stock ($.01 par value 4,000 shares authorized,
2,000 shares issued and outstanding at February 28, 2005 and February 29, 2004)                     1,137                1,067
                                                                                      -------------------- --------------------

STOCKHOLDERS EQUITY (DEFICIENCY):
     Class A Common Stock - $.01 par value; 75,000,000 shares authorized;
     26,581,437 and 24,665,537 shares issued and outstanding at February 28, 2005
     and February 29, 2004, respectively                                                              266                  247

     Class B Common Stock - $.01 par value; 1,554,936 shares authorized;
     190,417 and 245,617 shares issued and outstanding February 28, 2005 and
     February 29, 2004, respectively                                                                    2                    3

     Additional paid-in capital                                                                    14,638               14,421
     Accumulated deficit                                                                          (20,092)              (9,618)
                                                                                      -------------------- --------------------
               Total stockholders' equity (deficiency)                                             (5,186)               5,053
                                                                                      -------------------- --------------------
               Total liabilities and stockholders' equity (deficiency)               $             60,309 $             74,727
------------------------------------------------------------------------------------- -------------------- --------------------


                 See notes to consolidated financial statements

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)



                                                                                For the Fiscal Years Ended
                                                                        February 28,    February 29,    February 28,
                                                                            2005            2004            2003
                                                                       --------------- --------------- ---------------
REVENUES:
     Service revenues                                                 $        67,937 $        81,210 $        98,877
                                                                       --------------- --------------- ---------------

COSTS AND EXPENSES:
     Service costs                                                             54,732          63,205          76,785
     General and administrative expenses                                       17,033          19,207          24,732
     Depreciation and amortization                                                700           1,419           1,505
     Office closing and restructuring charge                                    1,431           2,589               -
                                                                       --------------- --------------- ---------------
        Total operating expenses                                               73,896          86,420         103,022
                                                                       --------------- --------------- ---------------

LOSS FROM OPERATIONS:                                                          (5,959)         (5,210)         (4,145)
                                                                       --------------- --------------- ---------------

INTEREST AND OTHER EXPENSES (INCOME):
     Interest expense, net                                                      2,191           1,863           1,128
     Other  (income) expense, net                                                (914)           (139)            260
     Provision (reversal) related to TLCS guarantee                            (2,293)              -           2,293
                                                                       --------------- --------------- ---------------
       Total interest and other expenses                                       (1,016)          1,724           3,681
                                                                       --------------- --------------- ---------------

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                            (4,943)         (6,934)         (7,826)
                                                                       --------------- --------------- ---------------

INCOME TAX PROVISION (BENEFIT)                                                  3,516             938          (2,816)
                                                                       --------------- --------------- ---------------

LOSS FROM CONTINUING OPERATIONS                                       $        (8,459)$        (7,872)$        (5,010)
                                                                       --------------- --------------- ---------------

DISCONTINUED OPERATIONS:
  (Loss) Income from discontinued operations net of tax (benefit)
   provision of                                                       $        (1,945)$         1,692 $         2,177
                                                                       --------------- --------------- ---------------
  ($1,452), $1,053, and $1,372 in 2005, 2004 and 2003 respecitively.
NET LOSS                                                              $       (10,404)$        (6,180)$        (2,833)
                                                                       --------------- --------------- ---------------

DIVIDENDS ACCRETED                                                                 70              67               0
                                                                       --------------- --------------- ---------------

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                                     (10,474)         (6,247)         (2,833)
                                                                       =============== =============== ===============

(Loss) Income Earnings Per Share:
Loss from continuing operations:
(Loss) per common share Basic                                         $         (0.34)$         (0.32)$         (0.21)
                                                                       --------------- --------------- ---------------
(Loss) per common share Diluted                                       $         (0.34)$         (0.32)$         (0.21)
                                                                       --------------- --------------- ---------------
(Loss) income from discontinued operations:
(Loss) income per common share Basic                                  $         (0.08)$          0.07 $          0.09
                                                                       --------------- --------------- ---------------
(Loss) income per common share Diluted                                $         (0.08)$          0.07 $          0.09
                                                                       --------------- --------------- ---------------
Net (loss):
(Loss) per common share Basic                                         $         (0.42)$         (0.25)$         (0.12)
                                                                       --------------- --------------- ---------------
(Loss) per common share Diluted                                       $         (0.42)$         (0.25)$         (0.12)
                                                                       --------------- --------------- ---------------

Weighted Average common shares outstanding:
   Basic                                                                       25,113          24,468          23,783
                                                                       --------------- --------------- ---------------
   Diluted                                                                     25,113          24,468          23,783


                 See notes to consolidated financial statements

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share data)


                                                     Class A               Class B            Additional
                                                   Common Stock         Common Stock       Paid-In   Accumulated
                                                 Shares     Amount    Shares     Amount    Capital     Deficit     Total
                                              -----------------------------------------------------------------------------
Balances, February 28, 2002                    23,368,943 $     233    262,854 $       3 $    13,522 $     (538)$    13,220

Exchange of Class B for Class A Common Stock        6,663               (6,663)

Exercise of employee stock options                103,333         1                              51                     52

Issuance of shares through Employee Stock
 Purchase Plan                                    103,613         1                             106                    107

Net loss                                                                                                (2,833)     (2,833)
                                              -----------------------------------------------------------------------------
Balances, February 28, 2003                    23,582,552       235    256,191         3      13,679     (3,371)     10,546

Exchange of Class B for Class A Common Stock       10,774         -    (10,774)        -           -          -           -

Exercise of employee stock options                 56,500         1          -         -          16         --          17

Issuance of shares through Employee Stock
 Purchase Plan                                     55,618         1          -         -          35         --          36

Common Stock issued for cash                      960,093        10          -                  691                    701

Accrued dividends on Preferred stock                                                                       (67)        (67)

Net loss                                               --        --         --        --          --     (6,180)     (6,180)
                                              -----------------------------------------------------------------------------
Balances, February 29, 2004                    24,665,537       247    245,417         3      14,421     (9,618)      5,053

Exchange of Class B for Class A Common Stock       55,000         1    (55,000)       (1)          -          -           -

Issuance of shares through Employee Stock
 Purchase Plan                                     13,796         1          -         -           8          -           9

Sale of Common Stock net of issuance costs of
 $358                                           1,682,104        16          -         -         160                    176


Common stock issued for services                  165,000         1          -         -          49                     50

Accrued dividends on Preferred Stock                    -         -          -         -           -        (70)        (70)

Net loss                                                -         -          -         -           -    (10,404)    (10,404)
                                              -----------------------------------------------------------------------------
Balances, February 28, 2005                    26,581,437 $     266    190,417 $       2 $    14,638 $  (20,092)$    (5,186)
----------------------------------------------==============================================================================


                         See notes to consolidated financial statements

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

                                                                           For the Fiscal Year Ended
                                                                       February 28,  February 29, February 28,
                                                                          2005           2004         2003
                                                                       --------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                          $    (10,404)$     (6,180)$     (2,833)
    Income (Loss) on discontinued
     operations                                                       $     (1,945)$      1,692 $      2,177
                                                                       --------------------------------------
    Net loss on continuing
     operations                                                       $     (8,459)$     (7,872)$     (5,010)

    Adjustments to reconcile net loss to net cash provided by
     (used in)
      operations:
             Depreciation and
              amortization                                                     700        1,419        1,429
             Amortization of debt
              financing costs                                                  284          267          256
             Amortization of discount on convertible debenture                  40
             Provision for doubtful
              accounts                                                         188         (543)         105
             Provision (reversal) related to TLCS Guarantee                 (2,293)           -        2,293
             Deferred Income Taxes                                           3,477          838       (2,956)
             Write off of Fixed Assets                                                      892
             Loss On Write off of Deferred Financial Costs                                                44
             Impairment of Goodwill                                          1,431          889

    Changes in operating assets and liabilities, net of effects of acquisitions:
             Accounts
              receivable                                                     1,050        2,257          325
             Prepaid expenses and other current assets                         323       (1,602)      (2,714)
             Other assets                                                     (765)         (34)         108
             Accounts payable and accrued expenses                            (140)       1,075          172
             Other long-term liabilities                                      (330)         293          (14)
             Net cash provided by discontinued operations                    8,021        1,742        6,441
                                                                       --------------------------------------
                   Net cash (used in) provided by operating activites        3,527         (379)         479
                                                                       --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital
     expenditures                                                              (77)        (243)        (417)
    Acquisition of businesses                                                               150       (2,071)
    Issuance of notes
     receivable                                                                                          (33)
    Other                                                                                                108
    Net cash used in discontinued
     operations                                                                             (20)
                                                                       --------------------------------------
                   Net cash used in investing activities                       (77)        (113)      (2,413)
                                                                       --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of borrowings of notes and capital lease obligation              767       (3,851)      (2,815)
    Repayment of term loan
     facility                                                               (1,568)      (1,363)         (87)
    Issuance of Notes Payable                                                1,500
    (Decrease) Increase in book
     overdraft                                                                (753)        (338)       2,580
    Debt Financing
     Costs                                                                     (67)         (87)        (520)
    Issuance of common and preferred stock, net of issuance costs of
     $358                                                                      185        1,157          758
    Borrowings under new
     credit facility                                                           800        1,838        1,416
    Issuance of Convertible Notes and
     Warrants                                                                  590
    Net cash provided by (used in) discontinued operations                  (4,405)       3,094         (133)
                                                                       --------------------------------------
                    Net cash (used in) provided by financing
                     activities                                             (2,951)         450        1,199
                                                                       --------------------------------------

NET INCREASE (DECREASE) IN
 CASH                                                                          499          (42)        (735)

CASH, BEGINNING OF YEAR                                                        543          585        1,320
-------------------------------------------------------------------------------------------------------------

CASH, END OF YEAR                                                     $      1,042 $        543 $        585
-------------------------------------------------------------------------------------------------------------


                 See notes to consolidated financial statements

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(Continued)


SUPPLEMENTAL DATA:

Supplemental disclosure of cash flow information:
     Interest Paid                                                     $       2,844  $       2,490  $       2,081
     Taxes Paid                                                        $         100  $          43  $          71

Supplemental schedule of noncash investing and financing activities:
     Fair value of assets acquired                                     $           -  $           -  $       3,041
     Notes issued in connection with acquisition of businesses         $           -  $           -            970
                                                                        -------------------------------------------
     Net cash paid                                                     $           -  $           -  $       2,071
                                                                        ===========================================
     Shares issued for future services                                 $          50  $           -  $           -
     Fixed assets acquired through capital leases                      $           -  $           -  $          97
     Dividends                                                         $          70  $          67  $           -
-------------------------------------------------------------------------------------------------------------------




                 See notes to consolidated financial statements

ATC HEALTHCARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)

1.   Organization And Basis Of Presentation

ATC Healthcare, Inc. and Subsidiaries, including ATC Healthcare Services, Inc. and ATC Staffing Services, Inc., (collectively, the "Company"), are providers of supplemental staffing to healthcare facilities. In August 2001, the Company changed its name from Staff Builders, Inc. to ATC Healthcare, Inc. The Company offers a skills list of qualified health care associates in over 60 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks. The nurses provided to clients include registered nurses, licensed practical nurses and certified nursing assistants.

Subsequent to year end the Company sold its AllCare Nursing business but has not had sufficient time to complete the negotiation of new financial covenants on its revolving line of credit with the Lender HFG Healthco4-LLC (see Note 8(a)). The Company is not able to meet the existing financial covenants under the revolving line of credit. As a result the debt associated with the revolving line of credit has been classified as short term resulting in a working capital deficiency of $8,177. In addition, the Company has shown losses, from operations for the past three years as well as having a net stockholders' deficiency. The Company's lender has agreed to waive all defaults under the existing covenants but has required that the Company agree to mutually acceptable new covenants by June 30, 2005. Although the Company believes that it will finalize the new covenants by that date, it has not done so by the date of its financial statements. If the debt was called by Healthco4-LLC, the Company might not be able to meet its obligations as they come due. The company believes that renegotiated covenants once completed would have the loan classified as long-term debt, removing the working capital deficiency. In addition Management plans on continuing to reduce costs while adding licensees which should help the Company return to profitability.

On April 22, 2005, the Company sold substantially all of the assets and liabilities of its AllCare Nursing services business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") see
Note 4(Discontinued Operations). Accordingly, the Company's Financial Statements reflect the related assets and liabilities of operations as Assets and Liabilities Held For Sale in the accompanying balance sheets and Discontinued Operations in the accompanying statement of operations presented.

2.   Summary Of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany balances and transactions and include the results of operations of purchased businesses from the respective dates of acquisition.

Revenue Recognition

A substantial portion of the Company's service revenues is derived from a unique form of franchising under which independent companies or contractors ("licensees") represent the Company within a designated territory. These licensees assign Company personnel, including registered nurses and therapists, to service clients using the Company's trade names and service marks. The Company pays and distributes the payroll for the direct service personnel who are all employees of the Company, administers all payroll withholdings and payments, bills the customers and receives and processes the accounts receivable. The revenues and related direct costs are included in the Company's consolidated service revenues and operating costs. The licensees are responsible for providing an office and paying related expenses for administration, including rent, utilities and costs for administrative personnel.

The Company pays a monthly distribution or commission to its domestic licensees based on a defined formula of gross profit generated. Generally, the Company pays a licensee approximately 55% of gross profit (60% for certain licensees who have longer relationships with the Company). There is no payment to the licensees based solely on revenues. For Fiscal 2005, 2004 and 2003, total licensee staffing distributions net of discontinued operations were approximately $6,000, $6,600 and $9,000 respectively, and are included in general and administrative expenses.

The Company recognizes revenue as the related services are provided to customers and when the customer is obligated to pay for such completed services. The Company bills its customers an hourly rate for the services performed by our nurses on a weekly basis. Terms of payment are net 30 days. Employees assigned to particular customers may be changed at the customer's request or at the Company's initiation. A provision for uncollectible and doubtful accounts is provided for amounts billed to customers which may ultimately be uncollectible due to documentation disputes or the customer's inability to pay.

Revenues generated from the sales of licenses and initial licensee fees are recognized upon signing of the license agreement, if collectibility of such amounts is reasonably assured, since the Company has performed substantially all of its obligations under its licensee agreements by such date. In circumstances where a reasonable basis does not exist for estimating collectibility of the proceeds of the sales of licensees and initial license fees, such amounts are deferred and recognized as collections are made, or until such time that collectibility is reasonably assured. The Company does not have recurring fees from its licensees. The Company recorded revenue from licensee fees of $935, $448 and $1,200 for fiscal 2005, 2004 and 2003 respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities in the consolidated financial statements. Actual results could differ from those estimates. The most significant estimates relate to the collectibility of accounts receivable, obligations under workers' compensation and valuation allowances on deferred taxes.

Cash and Cash Equivalents

Cash and cash equivalents include liquid investments with original maturities of three months or less.

Concentrations of Credit Risk

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across a number of geographic areas. However, essentially all trade receivables are concentrated in the hospital and healthcare sectors in the United States and, accordingly, the Company is exposed to their respective business, economic and location-specific variables. Although the Company does not currently foresee a concentrated credit risk associated with these receivables, repayment is dependent upon the financial stability of these industry sectors.

Fixed Assets

Fixed assets, consisting of equipment (primarily computer hardware and software), furniture and fixtures, and leasehold improvements, are stated at cost and depreciated from the date placed into service over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred; renewals and improvements which extend the life of the asset are capitalized. Gains or losses from the disposition of fixed assets are reflected in operating results.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets , long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company periodically reviews its fixed assets to determine if any impairment exists based upon projected, undiscounted net cash flows of the Company. As of February 28, 2005 the Company believes that no impairment of long-lived assets exists. During fiscal 2004, the Company charged operations $892 for fixed assets that were impaired.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. The Company adopted SFAS No. 141, Business Combinations, ("SFAS 141") and SFAS No. 142, Goodwill and Intangible Assets, ("SFAS 142") as of March 1, 2002. SFAS 141 provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. SFAS 142 requires that (1) goodwill and intangible assets with indefinite useful lives should no longer be amortized, (2) goodwill and intangibles must be reviewed for impairment annually (or more often if certain events occur which could impact their carrying value), and (3) the Company's operations be formally identified into reporting units for the purpose of assessing impairments of goodwill. Prior to 2002, goodwill was amortized on a straight-line basis over 15 years. Other definite lived intangibles, primarily customer lists and non-compete agreements, are amortized on a straight-line basis over periods ranging from three to 10 years.

In accordance with SFAS 142, the Company performed a transitional impairment test as of March 1, 2002 and its annual impairment test at the end of each year for its unamortized goodwill. As a result of the impairment tests performed, the Company charged operations $5,274 (of which $3,843 pertains to discontinued operations) and $889 for the years ended February 28, 2005 and February 29, 2004 respectively,for goodwill and intangibles the Company determined was impaired.

No other impairment was noted at the date of the adoption of SFAS 142 or at February 28, 2005, February 29, 2004 and February 28, 2003. During fiscal 2005, the Company's net goodwill decreased by $5,172 and the Company's net intangibles decreased by $102 as a result of impairment charges. During fiscal 2004, the Company's net goodwill decreased by $1,193 as a result of an impairment charge of $889 and $304 of final purchase price allocations.

Goodwill and other intangibles are as follows:


Goodwill and other Intangibles
------------------------------------------------------------------------------------------------------------------
                                           February 28, 2005                  February 29, 2004
                                   -------------------------------------------------------------------------------
                                     Gross Carrying     Accumulated   Gross Carrying   Accumulated    Amortization
                                          Amount        Amortization       Amount       Amortization     Period
                                   -------------------------------------------------------------------------------
Goodwill                           $            5,397 $             - $        6,724 $              -     none
Covenants not to compete                          500             235            600              221      10
Other intangibles                                 674             323            844              226     3-10
                                    ------------------------------------------------------------------
  Subtotal                                      6,571             558          8,168              447     3-10
Included in assets held for sale               28,415           1,965         32,258            1,300     5-10
                                    ------------------------------------------------------------------
                                   $           34,986 $         2,523 $       40,426 $          1,747
                                    ==================================================================


Goodwill and Intangible Assets (continued)

Included in assets held for sale at February 28, 2005 and 2004 is $21,689 and $25,532 respectively of Goodwill.

Amortization expense was $279, $273 and $157 for fiscal years 2005, 2004 and 2003, respectively. Amortization in assets held for sale was $665, $665, and $505 for fiscal years 2005, 2004 and 2003, respectively.

Estimated amortization expense for the next four fiscal years is as follows:

                              Amortization Expense

                             -------------------------
                               2006             $203
                               2007              203
                               2008              145
                               2009               65

Insurance Costs

The Company is obligated for certain costs under various insurance programs, including workers' compensation. The Company recognizes its obligations associated with these policies in the period the claim is incurred. The Company records an estimate of the ultimate cost of, and reserve for, workers compensation based on actuarial computations using the Company's loss history as well as industry statistics. Zurich Insurance Company provides excess reinsurance for all claims over $300,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000 but less then $300,000. The Company is responsible for all claims under $100,000. Furthermore, in determining reserves, the Company includes reserves for estimated claims incurred but not reported. Such estimates and the resulting reserves are reviewed and updated periodically, and any adjustments resulting there from are reflected in earnings currently.

Office Closings and Restructure Charges

For fiscal 2005 the Company recorded a goodwill impairment in the amount of $1,431 excluding the write off which resulted form the sale of the AllCare Nursing business, discussed in note 3. In the third quarter of fiscal 2004 the Company recorded a charge associated with the closing of certain offices in the amount of $2,589. The components of the charges are as follows:


--------------------------------------- -------------------------------------- -------------------------------------
              Components                          February 28, 2005                     February 29, 2004
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------- -------------------------------------- -------------------------------------
Write-off of fixed assets                                                                      $892
--------------------------------------- -------------------------------------- -------------------------------------
Write-off of related goodwill                          $1,431                                  889
--------------------------------------- -------------------------------------- -------------------------------------
Severance costs and other benefits                                                             608
--------------------------------------- -------------------------------------- -------------------------------------
Other exit costs                                                                               200
--------------------------------------- -------------------------------------- -------------------------------------
 Total restructuring charge                            $1,431                                 $2,589
--------------------------------------- -------------------------------------- -------------------------------------


Through February 28, 2005, the Company has paid $707 of severance and other costs associated with the office closings. As of February 28, 2005, the Company's accounts payable and accrued expenses included $101 of remaining costs accrued consisting mainly of severance and lease costs. The remaining lease costs will be paid through the term of the related leases that expire through January 2007.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding for the applicable period. Diluted earnings (loss) per share is computed using the weighted average number of common shares plus potential common shares outstanding, unless the inclusion of such potential common equivalent shares would be anti-dilutive. In Fiscal 2005, 2004 and 2003, 9,734, 6,002 and 5,946 common stock equivalents, respectively, have been excluded from the earnings per share calculation, as their inclusion would have been anti-dilutive.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, amounts due under bank financing and acquisition notes payable approximate fair value.

Advertising

Advertising costs, which are expensed as incurred, were $500, $571 and $1,088 in Fiscal 2005, 2004 and 2003, respectively, and are included in general and administrative expenses.

Stock Based Compensation

The Company applies the intrinsic value method in accounting for its stock-based compensation. Had the Company measured compensation under the fair value method for stock options granted, the Company's net loss and net loss per share, basic and diluted, would have been as follows:


                                                                            Fiscal Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                        February 28, 2005   February 29, 2004   February 28, 2003
                                                         ----------------------------------------------------------
Net loss, as reported                                   $          (10,404) $           (6,180) $           (2,833)
Less:  Fair value method of stock based compensation,
 net of tax                                                         (1,014)               (384)                (59)
                                                         ----------------------------------------------------------
Net loss, pro forma                                     $          (11,418) $           (6,564) $           (2,892)
                                                         ==========================================================

Basic net loss per share as reported                    $            (0.42) $            (0.25) $            (0.12)
Proforma basic net loss income per share                $            (0.45) $            (0.27) $            (0.12)
Diluted net loss per share as reported                  $            (0.42) $            (0.25) $            (0.12)
Proforma diluted net loss income per share              $            (0.45) $            (0.27) $            (0.12)
-------------------------------------------------------------------------------------------------------------------


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in Fiscal 2004 and 2003, respectively. Risk-free interest rates of 4.4% and 4.7%; dividend yield of 0% for each year; expected lives of 10 years for each year and volatility of 96%, and 96%. There was no issuance of stock options during Fiscal 2005.

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position, certain financial instruments with characteristics of both liabilities and equity. In accordance with the statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 has no impact on the consolidated financial statements of the Company.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation provides guidance with respect to the consolidation of certain entities, referred to as variable interest entities ("VIE"), in which an investor is subject to a majority of the risk of loss from the VIE's activities, or is entitled to receive a majority of the VIE's residual returns. This interpretation also provides guidance with respect to the disclosure of VIEs in which an investor maintains an interest, but is not required to consolidate. The provisions of the interpretation are effective immediately for all VIEs created after January 31, 2003, or in which the Company obtains an interest after that date.

In October 2003, the FASB issued a revision to FIN 46, which among other things deferred the effective date for certain variable interests. Application is required for interest in special-purpose entities in the period ending after

December 15, 2003 and application is required for all other types of VIEs in the period ending after March 15, 2004. The adoption of FIN 46 and FIN46R did not have any impact on the Company's consolidated financial statements as of and for the year ended February 28, 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R), which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in an entity's statement of income. The accounting provisions of SFAS 123R are effective for annual reporting periods beginning after June 15, 2005. The Company is required to adopt the provisions of SFAS 123R in the quarter ending May 31, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Although the Company has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, the Company is evaluating the requirements under SFAS 123R and expects the adoption to have a material impact on the consolidated statements of operations and net income
(loss) per share.

Management does not believe any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

3.   Acquisitions

In June 2002, the Company bought out a management contract with a company ("Travel Company") which was managing its travel nurse division. The purchase price of $620 is payable over two years beginning in December 2002. The Travel Company had received payments from the Company of $702 and $1,362 for Fiscal years ended February 28, 2003 and 2002, respectively, for its management of the travel nurse division. The Company is amortizing the cost of the buyout over the five years that were remaining on the management contract.

During Fiscal 2003, the Company purchased substantially all of the assets and operations of eight temporary medical staffing companies totaling $3,041, of which $2,071 was paid in cash and the remaining balance is payable under notes payable with maturities through January 2007.

The notes bear interest at rates between 6% to 8% per annum. The purchase prices were allocated primarily to goodwill (approximately $2,282). In April 2003, the Company sold its interest in one of these temporary medical staffing companies to its franchisee for $130.

The acquisitions were accounted for under the purchase method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of the acquired operations from their respective acquisition dates.

4.   Discontinued Operations

In December 2004, after reviewing the significant debt obligations of the Company and the alternatives thereto, the Board of Directors of the Company concluded and authorized the Company to seek to sell its AllCare Nursing business. On April 22, 2005, the Company sold substantially all of the assets of its AllCare Nursing Services business, which assets consisted primarily of goodwill and accounts receivable, and liabilities to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. ("DSI") and DSS Staffing Corp. ("DSS") (together "Direct Staffing"), in January 2002 for $30.2 million. The purchase price was evidenced by two series of promissory notes issued to each of the four owners of DSS and DSI. The first series of notes (the "First Series"), in the aggregate principal amount of $12,975, bore interest at 5% per annum and was payable in 36 consecutive equal monthly installments of principal, together with interest thereon, with the first installment having become due on March 1, 2002. The second series of notes (the "Second Series"), in the aggregate principal amount of $17,220, bore interest at the rate of 5% per annum and was payable as follows: $11 million, together with interest thereon, on April 30, 2005 (or earlier if certain capital events occur prior to such date) and the balance in 60 consecutive equal monthly installments of principal, together with interest thereon, with the first installment becoming due April 30, 2005. If the contingent purchase price adjustment was triggered on April 30, 2005, then the aggregate principal balance of the Second Series was to be increased by such contingent purchase price. Payment of the First Series and the Second Series was collateralized by a second lien on the assets of the acquired licensees (see Note 9). In June 2003, the notes were modified.

The Company was required to use the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

The Company wrote-off goodwill of $3.8 million as of February 28, 2005, which represents the difference in the sales price of AllCare Nursing and the book value of the net assets including goodwill. The company's consolidated financial statements reflect AllCare Nursing as discontinued operations in the financial results of the Company for fiscal years 2005, 2004, and 2003.

The components of Assets and Liabilites Held For Sale for fiscal 2004 and 2005 are presented in the chart below:

                                          February 28, 2005  February 29, 2004
-------------------------------------------------------------------------------
Assets Held For Sale
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Accounts receivable net                  $           10,464  $           15,956
---------------------------------------  ------------------  ------------------
Prepaid expenses                                        103                  11
---------------------------------------  ------------------  ------------------
Fixed Assets                                             41                  63
---------------------------------------  ------------------  ------------------
Intangibles                                           4,761               5,426
---------------------------------------  ------------------  ------------------
Goodwill                                             21,689              25,532
---------------------------------------  ------------------  ------------------
Other assets                                             40                  37
---------------------------------------  ------------------  ------------------
Deferred income taxes                                                    (1,493)
-----------------------------------------------------------  ------------------
       Total Assets Held For Sale        $           37,098  $           45,532
---------------------------------------  ------------------  ------------------

-------------------------------------------------------------------------------
Liabilities Held For Sale
-------------------------------------------------------------------------------
Accounts payable                         $              231  $              135
---------------------------------------  ------------------  ------------------
Accrued expenses                                        685                 186
---------------------------------------  ------------------  ------------------
Due under bank Financing                             11,185              16,064
---------------------------------------  ------------------  ------------------
Notes payable                                        21,667              21,193
---------------------------------------  ------------------  ------------------
      Total Liabilities Held for Sale    $           33,768  $           37,578
---------------------------------------  ------------------  ------------------

-------------------------------------------------------------------------------
Net Assets Held For Sale                 $            3,330  $            9,447
---------------------------------------  ==================  ==================

Revenue and Pretax Income (loss) for discontinued operations for fiscal 2005, 2004 and 2003 is presented in the chart below:


----------------------------- ----------------------------- ---------------------------- ---------------------------
                              February 28, 2005             February 29, 2004            February 28, 2003
----------------------------- ----------------------------- ---------------------------- ---------------------------
----------------------------- ----------------------------- ---------------------------- ---------------------------
Revenue                       $37,373                       $49,191                      $49,843
----------------------------- ----------------------------- ---------------------------- ---------------------------

----------------------------- ----------------------------- ---------------------------- ---------------------------
Pre Tax (loss) income         $(1,945)                      $  1,692                     $  2,177
----------------------------- ----------------------------- ---------------------------- ---------------------------

----------------------------- ----------------------------- ---------------------------- ---------------------------


Interest expense included in discontinued operations is $2,253, $2,288 and $2,127 for fiscal year end February 28, 2005, February 29, 2004 and February 28, 2003 respectively.

5.   Fixed Assets
Fixed assets consist of the following:


                                                  Estimated Useful      February 28,      February 29,
                                                    Life in Years          2005               2004
--------------------------------------------------------------------------------------------------------
Computer equipment and software                        3 to 5        $            810  $           1,395
Office equipment, furniture and fixtures                 5                         69                215
Leasehold improvements                                   5                        154                191
                                                                      ----------------  -----------------
                                                                                1,033              1,801
Less: accumulated depreciation
   and amortization                                                               583              1,016
                                                                      ----------------  -----------------
Total                                                                $            450  $             785
                                                                      ================  =================


As of February 28, 2005 and February 29, 2004, fixed assets include amounts for equipment acquired under capital leases with an original cost of $262. Depreciation expense was $436, $1,168 and $1,376 in 2005, 2004 and 2003, respectively. The accumulated amortization on equipment acquired under capital lease obligations was $223 and $170 as of February 28, 2005 and February 29, 2004, respectively.

6.   Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:


                                                February 28,        February 29,
                                                    2005                2004
-----------------------------------------------------------------------------------
Prepaid workers compensation expense        $            3,398  $            3,946
Other                                                    1,018                 743
                                             ------------------  ------------------
Total                                       $            4,416  $            4,689
                                             ==================  ==================


7.   Accrued Expenses

Accrued expenses consist of the following:


                                               February 28,        February 29,
                                                   2005                2004
----------------------------------------------------------------------------------
Payroll and related taxes                  $              939  $            2,111
Accrued licensee payable                                  998               1,076
Insurance accruals                                      2,173               2,264
Interest payable                                           23                  20
Other                                                   1,298                 811
                                            ------------------  ------------------
Total                                      $            5,431  $            6,282
                                            ==================  ==================


8.   Financing Arrangements

Debt financing payable consists of the following:


                                                       February 28,        February 29,
                                                           2005                2004
------------------------------------------------------------------------------------------
Financing Agreement                                $            9,660  $            9,478
                                                                    -                   -
      Less: current portion                                         -                   -
                                                    ------------------  ------------------

Total                                              $            9,660  $            9,478
                                                    ------------------  ------------------


(a) During April 2001, the Company entered into a Financing Agreement ("New Financing Arrangement") with a lending institution, whereby the lender agreed to provide a revolving credit facility of up to $25 million. The New Financing Agreement was amended in October 2001 to increase the facility to $27.5 million. Amounts borrowed under the New Financing Agreement were used to repay $20,636 of borrowing on its existing facility. As a result, the Company recognized a loss of approximately $850 (before a tax benefit of $341) in fiscal 2002, which includes the write-off of deferred financing costs and an early termination fee.

Availability under the New Financing Agreement is based on a formula of eligible receivables, as defined in the New Financing Agreement. The borrowings bear interest at rates based on the LIBOR plus 3.65%. At February 28, 2002, the interest rate was 5.65%. Interest rates ranged from 5.4% to 8.2% in Fiscal 2002. An annual fee of 0.5% is required based on any unused portion of the total loan availability.

In November 2002, the lending institution with which the Company has the secured facility increased the revolving credit line to $35 million and provided for an additional term loan facility totaling $5 million. Interest accrues at a rate of 3.95% over the LIBOR on the revolving credit line and 6.37% over the LIBOR on the term loan facility. The Facility expires in November 2005. The term loan facility is for acquisitions and capital expenditures. Repayment of this additional term facility will be on a 36 month straight line amortization. The Agreement contains various restrictive covenants that, among other requirements, restrict additional indebtedness. The covenants also require the Company to meet certain financial ratios. In November 2002, the interest rates were revised to 4.55% over the LIBOR on the revolving line and 7.27% over the LIBOR on the term loan facility as part of a loan modification. As of February 28, 2005 and February 29, 2004, the outstanding balance on the revolving credit facility was $18,772 and $22,698, respectively. Of the outstanding balances on the revolving credit facility, $9,112 and $13,221 are considered liabilities held for sale at February 28, 2005 and February 29, 2004 respectively. As of February 28, 2005 and February 29, 2004, the outstanding balances on the term loan, which are considered liabilities held for sale were $2,073 and $2,841, respectively.

On June 13, 2003, the Company received a waiver from the lender for non compliance of certain Facility covenants as of February 28, 2003. Interest rates on both the revolving line and term loan facility were increased 2% and can decrease if the Company meets certain financial criteria. In addition, certain financial ratio covenants were modified. The additional interest is not payable until the current expiration date of the Facility which is November 2005. As part of this modification, the lender and the DSS and DSI noteholders amended the subordination agreement (see Note 9). As a result of that amendment, the two series of promissory notes to the former owners of DSS and DSI have been condensed into one series of notes. One of the notes is for a term of seven years, with a minimum monthly payment (including interest) of $40 in year one and minimum monthly payments of $80 in subsequent years, with a balloon payment of $3,600 due in year four. The balance on the first note after the balloon payment is payable over the remaining three years of the note, subject to limitations.

The other three notes are for 10 years, with minimum monthly payments (including interest) of $25 in the aggregate in the first year and minimum monthly payments of $51 in the aggregate for the remaining years. Any unpaid balance at the end of the note term will be due at that time. Additional payments may be made to the noteholders if the Company achieves certain financial ratios. In conjunction with this revision, one of the note holders has agreed to reduce its note by approximately $2,800, contingent upon the Company's compliance under the modified subordination agreement.

On January 8, 2004, an amendment to the $35 million revolving loan with HFG Healthco-4LLC ("HFG") was entered into modifying certain financial ratio covenants as of November 30, 2003.

On May 24, 2004, an amendment to the $35 million revolving loan with HFG was entered into modifying certain financial ratio covenants as of February 29, 2004.

On July 14, 2004, an amendment to the $35 million revolving loan with HFG was entered into modifying certain financial ratio covenants as of May 31, 2004.

On October13, 2004, an amendment to the $35 million revolving loan with HFG was entered into modifying certain financial ratio covenants as of August 31, 2004.

On January 14, 2005, an amendment to the $35 million revolving loan with HFG was entered into modifying certain financial ratio covenants as of November 30, 2004.

On April 22, 2005 the Company entered into an extension of its $35 million revolving loan with HFG reducing the amount of the facility from $35 million to $15 million, reducing the availability from 85% of receivables to 80% of receivables and extending the term until April 2008. On April 22, 2005 in connection with sale of AllCare, the liability due on the Company's revolving line of credit was paid down by the amount of $12,123 and the outstanding term loan balance of $1,888 was extinguished.

On June 8, 2005, an agreement on the $15 million revolving loan with HFG was entered into waiving default on certain financial ratio covenants as of February 28, 2005 and requiring the Company to have new covenants in place by June 30, 2005. The Company is in negotiations with HFG on new covenants for the facility, but those covenants have not been finalized. As such, the Company would not be incompliance with the existing covenants after February 28, 2005. Accordingly, the amount due under the loan has been included in current liabilities. Although HFG has previously issued waivers and amendments when necessary and has agreed to negotiate mutually agreeable covenants, should the new covenants not be in place by June 30, 2005, the debt would be considered in default.

(b) Annual maturities of debt financing payable discussed above are as follows:

                  2008                    9,660

                                 ---------------
                  Total         $         9,660
                                 ===============

9.   Notes and Guarantee Payable

Notes and guarantee payable consist of the following:


                                                  February 28,        February 29,
                                                      2005                2004
------------------------------------------------------------------------------------
Notes payable to DSS and DSI (a)              $            8,100  $            8,100
Other (b)                                                    803                 803
Notes from related parties (c)                             1,500
Convertible debentures (d)                                 1,260                   -
Guarantee of TLCS liability (e)                                -               2,293
                                               ------------------  ------------------
                                                          11,663              11,196
      Less: current portion                                2,814                 725
                                               ------------------  ------------------
                                              $            8,849  $           10,471
-------------------------------------------------------------------------------------

      Liabilities held per sale               $           21,689  $           21,193
=====================================================================================


The Company originally issued two series of promissory notes to each of the four owners of DSS and DSI (three related and one unrelated party; see Note 4). The first series of notes (the "First Series"), in the aggregate principal amount of $12,975, bore interest at a rate of 5% per annum and was payable in 36 equal monthly installments of principal, together with interest, with the first installment having become due on March 1, 2002. The second series of notes (the "Second Series"), in the aggregate principal amount of $17,220, bore interest at a rate of 5% per annum and was payable as follows: $11 million, together with interest, on April 30, 2005 (or earlier if certain events, as defined, occur prior to such date) and the balance in 60 equal monthly installments of principal, together with interest, with the first installment becoming due on April 30, 2005. On June 13 2003, in connection with the receipt by the Company of a waiver from its senior lender for non-compliance of certain Facility covenants, the lender and the DSS and DSI noteholders amended the subordination agreement and the Company and the noteholders amended the notes issued to those noteholders (see Note 7). As a result of the amendment, what had been two promissory notes issued to each of the former owners of DSS and DSI have been condensed into one note. The amended note issued to one of the former owners is for a term of seven years with a minimum monthly payment (including interest) of $40 in year one and minimum monthly payments of $80 in subsequent years, with a balloon payment of $3,600 due in year four. The balance on that note after the balloon payment is payable over the remaining three years of the note, subject to limitations. The amended note issued to other three former owners are for ten years, with minimum monthly payments (including interest) of $25 in the aggregate in the first year and minimum monthly payments of $51 in the aggregate for the remaining years. Any unpaid balance at the end of the note term will be due at that time. Additional payments are to be made to the noteholders if the Company achieves certain financial ratios. In conjunction with this revision, one of the noteholders has agreed to reduce his note by approximately $2,800, provided the Company does not default under the notes or, in certain instances, the Company's senior lending facility. Payment of the First Series and the Second Series notes and of the amended notes was and is collateralized by the assets of the acquired licensees. Payments on these notes are in accordance with a subordination agreement between the four former owners of DSS and DSI, the

Facility and the Company. These notes are subordinated to the borrowings under the Company's revolving credit facilities (see Note 8). On April 22, 2005 the Company sold the assets collateralizing the above mentioned notes and through a combination of repayment and restructuring of the notes reduced the amount outstanding on the notes to $8,100 which is shown in notes payable long-term at February 28, 2005. The balance of the notes payable $13,589 are shown in liabilities held for sale.

As part of the repayment and restructuring of the notes, the obligations of one former owner were discharged entirely. The notes of the three other owners were modified to provide for interest at the rate of 4% per annum for one year and 5% per annum thereafter, with the first payment being due and payable in May 2006. Principal payments under the restructured notes are to be made in 120 monthly installments, commencing no earlier than May 2006 and being made only if and when certain financial targets are achieved. The Notes are secured by a subordinated security interest in the accounts, equipment, fixtures, goods and inventory of ATC Healthcare Services, Inc. The notes continue to be subordinated to borrowings under the Company's credit facility, as well as to the $1,500 note it issued in December 2004 to the wife of one of its executive officers, which is described below.

The three owners also hold Notes in the aggregate principal amount of $330 that mature on October 31, 2005 and are subject to the subordination agreement between the owner and the Company's senior lender. The Notes bear interest at the rate of 8% per annum. They are convertible at the option of the holders into Class A Common Stock of the Company based on the average closing price of the stock for the three trading days immediately preceding the conversion date. It is contemplated that the Notes will be repaid from funds released from the escrow created as a part of the Company's sale of its AllCare Nursing business.

(b) The Company issued various notes payable bearing interest at rates ranging from 6% and 12% per annum, in connection with various acquisitions with maturities through January 2007.

(c) On December 15, 2004 the Company entered into a $1.5 million 15% convertible subordinated note with the wife of one of the executive officers of the Company. The note bears interest at 15% per annum and matures on January 15, 2007. It is to be repaid in eight equal installments commencing April 15 , 2005, subject to restrictions on the sources of such payment. At the option of the holder, all or a portion of the note may be converted at any time, plus accrued but unpaid interest, into shares of Class A Common Stock at a per share price equal to $0.38 cents per share which is equal to the average of the five days closing bid price up to December 15, 2004.

(d) On April 19, 2004 upon execution of the Standby Equity Distribution Agreement, a Convertible Debenture in the principal amount of $140 was issued to Cornell Capital Partners as a Commitment fee. The Convertible Debenture has a term of three years, accrues interest at 5% and is convertible into the Company's common stock at a price per share of 100% of the lowest closing bid price for the three days immediately preceding the conversion date. At February 28, 2005 $90 was outstanding on the promissory note.

In April 2004 the Company issued $500 of Convertible Notes due April 2, 2005 and warrants to purchase 250,000 shares of Class A common stock at $0.75 per share. The Convertible Notes do not bear interest and are to be repaid in Common Stock of the Company priced at the effective price at which Common Stock or securities convertible into Common Stock of the Company was sold between October 2, 2004 and April 2, 2005. The Company is in the process of causing Common Stock priced at $0.27 per share to be issued to repay the Notes.

For financial reporting purposes the warrants were accounted for as a liability. The fair value of the warrants which amounted to $95 on the date of grant was recorded as a reduction to the April Maturity Notes. The warrant liability will be reclassified to equity on the effective date of the registration statement, evidencing the non-impact of these adjustments on the Company's financial position and business operations.

The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk free interest rate of 4%; the contractual life of 4 years and volatility of 111%. There was no significant change in the fair value of the warrants at February 28, 2005 from the time the warrants were granted.

Notes and Guarantee Payable (Continued)

On February 18, 2005 the Company issued a Promissory Note to Cornell Capital Partners L.P. in the principal amount of $820. As was contemplated, the Note is to be repaid through Issuances of Class A Common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement between the Company and Cornell Captial Partners. The Company has placed a certificate evidencing shares of its class A Common Stock in escrow in connection with the Note and the Standby Equity Distribution Agreement, which are not deemed issued and outstanding until released form the escrow. As of February 28, 2005, the certificate evidenced 6,111,872. At February 28, 2005 $760 was outstanding on the Promissory Note. Proceeds from this advance were used to fund general working capital needs.

(e) Guarantee of Tender Loving Care Services, ("TLCS") Liability - The Company is contingently liable on $2.3 million of obligations owed by TLCS which is payable over eight years. On November 8, 2002, TLCS filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. As a result, the Company had recorded a provision of $2.3 million representing the balance outstanding on the related TLCS obligations. The Bankruptcy Court has approved the plan for concluding the TLCS Bankruptcy. The plan provides for, among other things, that claims falling within this guarantee should be paid in full. The assets of TLCS have been sold by the bankruptcy court and the Company has been advised that the sale price is sufficient to cover the claims of TLCS creditors. The Company is entitled to be indemnified by TLCS if it has to pay any monies on the guarantee and has filed claims for such indemnification in the TLCS Bankruptcy case. Those claims have not been disputed. Based on the above facts, the Company and its legal counsel have concluded that it is no longer probable that the Company will be liable for any amounts under the guarantee and in November 2004 the Company reversed the provision for such guarantee.

(f) Annual maturities of notes payable discussed above are as follows:

 2006                           $        2,814
 2007                                      720
 2008                                       29
 2009                                        0
 2010                                        0
 Thereafter                              8,100
                                 --------------
 Total                          $       11,663
                                 ==============

10.  Income Taxes

The provision (benefit) for income taxes consists of the following:


                                                                        Fiscal Year Ended
                                                   -----------------------------------------------------------
                                                   February 28, 2005   February 29, 2004   February 28, 2003
                                                   -----------------------------------------------------------
Current:
     Federal                                       $                -  $                -  $                -
     State                                                         39                  55                  40
                                                    ------------------  ------------------  ------------------
                                                                   39                  55                  40
                                                    ------------------  ------------------  ------------------
Deferred
     Federal                                                    3,477                 836              (2,686)
     State                                                                             47                (170)
                                                  --------------------  ------------------  ------------------
                                                                3,477                 883              (2,856)
                                                    ------------------  ------------------  ------------------

Total income tax provision (benefit) expense       $            3,516  $              938  $           (2,816)
                                                    ==================  ==================  ==================


A reconciliation of the differences between income taxes computed at the federal statutory rate and the provision (benefit) for income taxes as a percentage of pretax income from continuing operations for each year is as follows:


                                                2005           2004           2003
-----------------------------------------------------------------------------------------
Federal statutory rate                         (34.0%)        (34.0%)        (34.0%)
State and local income taxes, net               1.6%           0.7%
   of federal income tax benefit                                              (2.1%)
Valuation allowance increase (decrease)        103.3%          48.1%            -
Other                                           0.2%          (3.4%)           .1%
                                           ----------------------------------------------
Effective rate                                  71.1%          13.5%         (36.0%)
-----------------------------------------------------------------------------------------


The Company's net deferred tax assets are comprised of the following:


                                          February 28, 2005   February 29, 2004
---------------------------------------------------------------------------------
Current:
     Allowance for doubtful accounts     $               608  $              295
     Accrued expenses                                  1,007               1,219
                                          -------------------  ------------------
                                                       1,615               1,514
                                          -------------------  ------------------
    Valuation allowance                               (1,615)             (1,514)
                                          -------------------  ------------------
                                                           -                   -
                                          -------------------  ------------------
Non-current:
     Revenue recognition                                   -                  16
     Net operating loss carryforward                   6,048               3,566
     Depreciation and amortization                       542                 856
     TLCS guarantee                                        -                 916
                                          -------------------  ------------------
                                                       6,590               5,354
                                          -------------------  ------------------
    Valuation allowance                               (6,590)             (1,877)
                                          -------------------  ------------------
                                         $                 -  $            3,477
                                          ===================  ==================


For the years ended February 28, 2005 and February 29, 2004, income tax expense is due primarily to the changes in valuation allowance provided in those periods. During the third quarter of fiscal 2004, it became apparent that the hospital patient volumes were not returning as anticipated and the Company would not return to profitable operations in fiscal 2004. . Due to its continued losses in fiscal 2005 the Company provided a valuation allowance for the remaining deferred tax asset. The Company intends to maintain its valuation allowance until such time as positive evidence exists to support reversal of the valuation allowance. Income tax expense recorded in the future will be reduced to the extent of offsetting reductions in the Company valuation allowance.

At February 28, 2005, the Company has a federal net operating loss of approximately $10,490 which expires in 2020 through 2024.

11.  Commitments and Contingencies

Lease Commitments:

Future minimum rental payments under noncancelable operating leases relating to office space and equipment rentals that have an initial or remaining lease term in excess of one year as of February 28, 2005 are as follows:

    Year Ending February 28,

             2006                $              1,005
             2007                                 782
             2008                                 690
             2009                                 504
             2010                                 463
           Thereafter                             397
                                  --------------------
  Total minimum lease payments   $              3,841
                                  ====================

Certain operating leases contain escalation clauses with respect to real estate taxes and related operating costs.

Rental expense was approximately $1,676, $1,702 and $1,504 in Fiscal 2005, 2004 and 2003, respectively.

Employment Agreements:

In November 2002, the Company entered into amended employment agreements with two of its officers, under which they will receive annual base salaries of $302 and $404, respectively. Their employment agreements are automatically extended at the end of each Fiscal year and are terminable by the Company.

In September 2003, the Company entered into a three year employment agreement with another officer of the Company, under which he receives an annual base salary of $185, with a $10 increase per annum.

If a "change of control" (as defined in the agreements) were to occur and cause the respective employment agreements to terminate, the Company would be required to make lump sum severance payments of $906 and $1,212, respectively to the officers who amended their employment contracts in November 2002. In addition, the Company would be liable for payments to other officers, of which such payments are immaterial.

Litigation

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business. Management and legal counsel periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred, and the availability and extent of insurance coverage and established reserves. While it is not possible at this time to predict the outcome of these legal actions, in the opinion of management, based on these reviews and the likely disposition of the lawsuits, these matters will not have a material effect on the Company's financial position, results of operations or cash flows.

12.  Stockholders' Equity

Convertible Preferred Stock Offering:

On February 26, 2003, the Company announced it was offering to sell 4,000 shares of 7% Convertible Series A Preferred Stock at a cost of $500 per share to certain accredited investors in an offering exempt from registration under the Securities Act of 1933, as amended.

Each share of the Preferred Stock may be converted at any time by the holder after April 30, 2003 at a conversion price equal to the lower of (i) 120% of the weighted average closing price of the Company's common stock on the American Stock Exchange during the 10 trading day period ending April 30, 2003, and (ii) 120% of the weighted average closing price of the Company's common stock on the American Stock Exchange during the 10 trading day period ending on the date the Company accepts a purchaser's subscription for shares, subject in either case to adjustment in certain events. As of May 2, 2003, 2,000 shares were sold with conversion prices of $.73 to $.93 per share.

The Preferred Stock will be redeemed by the Company on April 30, 2009 at $500 per share, plus all accrued dividends. At any time after April 30, 2004, the Company may redeem all or some of a purchaser's shares of Preferred Stock, if the weighted-average closing price of the Company's common stock during 10 trading day period ending on the date of notice of redemption is greater than 200% of the conversion price of such purchaser's shares of Preferred Stock.

Common Stock - Recapitalization and Voting Rights:

During Fiscal 1996, the shareholders approved a plan of recapitalization by which the existing Common Stock, $.01 par value, was reclassified and converted into either Class A Common Stock, $.01 par value per share, or Class B Common Stock, $.01 par value per share. Prior to the recapitalization, shares of Common Stock that were held by the beneficial owner for at least 48 consecutive months were considered long-term shares, and were entitled to 10 votes for each share of stock. Pursuant to the recapitalization, long-term shares were converted into Class B Common Stock and short-term shares (beneficially owned for less than 48 months) were converted into Class A Common Stock.

A holder of Class B Common Stock is entitled to ten votes for each share and each share is convertible into one share of Class A Common Stock (and will automatically convert into one share of Class A Common Stock upon transfer subject to certain limited exceptions). Except as otherwise required by the Delaware General Corporation Law, all shares of common stock vote as a single class on all matters submitted to a vote by the shareholders. The recapitalization included all outstanding options and warrants to purchase shares of Common Stock which were converted automatically into options and warrants to purchase an equal number of shares of Class A Common Stock.

On August 12, 2003 the shareholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of Class A Common Stock from 50,000,000 shares to 75,000,000 shares.

During Fiscal 2004, 10,774 shares of Series A Common Stock were issued upon the conversion of the same number of Series B Common Stock.

During Fiscal 2004, the Company issued 55,618 shares of Series A Common Stock pursuant to the Employee Stock Purchase Plan.

On April 19, 2004, The Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, the Company has agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that the Company receives under the Standby Equity Distribution Agreement, issued a Convertible Debenture in the principal amount of $140 as a commitment fee. The Agreement is subject to the Company filing and maintaining an effective S-1 registration. In November 2004, the Securities and Exchange Commission declared the Company's S-1 Effective. As of February 28, 2005 The Company has issued 1,682,104 shares to Cornell Capital Partners under the Agreement and $140 Convertible Debenture (and to pay a fee to Arthurs Lestrange & Company, Inc., as a private placement agent) with sales prices of $0.27 to $0.41 per share. The Company received net proceeds of $176 (net of expenses of $358) from the sale of these securities.

During Fiscal 2005, 55,000 shares of Series A Common Stock were issued upon the conversion of the same number of Series B Common Stock.

During Fiscal 2005, the Company issued 13,796 shares of Series A Common Stock pursuant to the Employee Stock Purchase Plan.

During Fiscal 2005, The Company issued 165,000 shares at $0.30 per share for consulting services. Stock Options:

1993 Stock Option Plan

During the year ended February 28, 1994, the Company adopted a stock option plan (the "1993 Stock Option Plan"). Stock options issued under the 1993 Stock Option Plan may be incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). This plan replaced the 1986 Non- Qualified Plan and the 1983 Incentive Stock Option Plan which terminated in 1993 except as to options then outstanding. Employees, officers, directors and consultants are eligible to participate in the 1993 Stock Option Plan. Options are granted at not less than the fair market value of the Common Stock at the date of grant and vest over a period of two years.

A total of 3,021,750 stock options were granted under the 1993 Stock Option Plan, at prices ranging from $0.50 to $3.87, of which 809,000 remain outstanding at February 28, 2005.

1994 Performance-Based Stock Option Plan

During the year ended February 28, 1995, the Company adopted a stock option plan (the "1994 Performance-Based Stock Option Plan") that provides for the issuance of up to 3.4 million shares of Common Stock. Executive officers of the Company and its wholly owned subsidiaries are eligible for grants. Performance-based stock options are granted for periods of up to 10 years and the exercise price is equal to the average of the closing price of the common stock for the 20 consecutive trading days prior to the date on which the option is granted. Vesting of Performance Based Stock Options is during the first four years after the date of grant, and is dependent upon increases in the market price of the common stock.

Since inception, a total of 10,479,945 stock options were granted under the 1994 Performance-Based Stock Option Plan, at option prices ranging from $.53 to $3.14, of which 2,767,382 remain outstanding at February 28, 2005.

1998 Stock Option Plan

During Fiscal 1999, the Company adopted a stock option plan (the "1998 Stock Option Plan") under which an aggregate of two million shares of Common Stock are reserved for issuance. Options granted under the 1998 Stock Option Plan may be ISO's or NQSO's. Employees, officers and consultants are eligible to participate in the 1998 Stock Option Plan. Options are granted at not less than fair market value of the common stock at the date of grant and vest over a period of two years.

A total of 1,898,083 stock options were granted under the 1998 Stock Option Plan, at exercise prices ranging from $.23 to $2.40, of which 650,500 remain outstanding at February 28, 2005.

2000 Stock Option Plan

During Fiscal 2001, the Company adopted a stock option plan (the "2000 Stock Option Plan") under which an aggregate of three million shares of common stock is reserved for issuance. Both key employees and non-employee directors, except for members of the compensation committee, are eligible to participate in the 2000 Stock Option Plan.

A total of 400,000 stock options were granted under the 2000 Stock Option Plan at an exercise price of $1.02, of which all are outstanding as of February 28, 2005.

Information regarding the Company's stock option activity is summarized below:


                                                   Stock Option Activity      Option Price      Weighted-Average
                                                                                                  Exercise Price
----------------------------------------------------------------------------------------------------------------
Options outstanding as of February 28, 2002                   5,136,182       $.25 - $1.02           $0.59
 Granted                                                         45,000       $.85 - $2.40           $1.46
 Exercised                                                     (103,333)      $.50 - $.56            $0.50
 Terminated                                                      (6,667)          $.56               $0.56
                                                  ----------------------
Options outstanding as of February 28, 2003                   5,071,182       $.25 - $2.40           $0.59
 Granted                                                      3,916,382       $.59 - $.79            $0.60
 Exercised                                                      (56,500)      $.23 - $.50            $0.30
 Terminated                                                  (4,304,182)      $.50 - $2.40           $0.57
                                                  ----------------------
Options outstanding as of February 29, 2004                   4,626,882       $.25 - $2.40           $0.63
 Granted                                                              -            -                   -
 Exercised                                                            -            -                   -
 Terminated                                                           -            -                   -
                                                  ----------------------
Options outstanding as of February 28, 2005                   4,626,882       $.25 - $2.40           $0.63
                                                  ======================


Included in the outstanding options are 400,000 NQSOs which were exercisable at February 28, 2005.

The following table summarizes information about stock options outstanding at February 28, 2005:


                               Options Outstanding                             Options Exercisable
------------------------------------------------------------------------------------------------------
                                                                  Weighted                Weighted
                                            Weighted-Average       Average                 Average
   Range of                               Remaining Contractual   Exercise    Number      Exercise
 Exercise Prices   Number Outstanding         Life (In Years)       Price   Exercisable     Price
------------------------------------------------------------------------------------------------------
  $.25 to $.58                   245,500           4.4                $0.41    207,866          $0.39
     $0.59                     3,811,382           8.8                $0.59    563,666          $0.59
 $.60 to $2.40                   570,000           6.3                $1.00    515,833          $1.03
                --------------------------------------------------------------------------------------
                               4,626,882          8.43                $0.63  1,287,365          $0.79
                ======================================================================================


Employee Stock Purchase Plan

The Company has an employee stock purchase plan under which eligible employees may purchase common stock of the Company at 90% of the lower of the closing price of the Company's Common Stock on the first and last day of the three-month purchase period. Employees elect to pay for their stock purchases through payroll deductions at a rate of 1% to 10% of their gross payroll.

13.  Employee 401(K) Savings Plan

The Company maintains an Employee 401(k) Savings Plan. The plan is a defined contribution plan which is administered by the Company. All regular, full-time employees are eligible for voluntary participation upon completing one year of service and having attained the age of 21. The plan provides for growth in savings through contributions and income from investments. It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are allowed to contribute a specified percentage of their base salary. However, the Company retains the right to make optional contributions for any plan year. For fiscal 2005 the Company contributed $16 to the plan. Optional contributions were not made in fiscal 2004 and 2003.

14. Licensee Sales

The Company includes in its service revenues, service costs and general and administrative costs revenues and costs associated with its licencee's. Summarized below is the detail associated with the above discussed items for the years ended February 28, 29,and 28, 2005, 2004 and 2003 respectively.


------------------------------------ ------------------------ ----------------------------- --------------------------
                                           Year Ended                  Year Ended                  Year Ended
                                        February 28, 2005          February 29, 2004            February 28, 2003
------------------------------------ ------------------------ ----------------------------- --------------------------
         Company Service Revenue              $17,693                  $24,720                       $27,748
------------------------------------ ------------------------ ----------------------------- --------------------------
         Licensee Service Revenue             $50,244                  $56,490                       $71,129
------------------------------------ ------------------------ ----------------------------- --------------------------
         Total Revenue                        $67,937                  $81,210                       $98,877
------------------------------------ ------------------------ ----------------------------- --------------------------
         Company Service Costs
                                              $13,135                  17,506                        $19,793
------------------------------------ ------------------------ ----------------------------- --------------------------
         Licensee Service Costs
                                              $41,597                  $45,699                       $56,992
------------------------------------ ------------------------ ----------------------------- --------------------------
         Total Service Costs                  $54,732                  $63,205                       $76,785
------------------------------------ ------------------------ ----------------------------- --------------------------
         Company General and
         administrative costs
                                              $11,068                  $12,605                       $15,819
------------------------------------ ------------------------ ----------------------------- --------------------------
         Licensee Royalty                     $5,965                   $6,602                        $8,913
------------------------------------ ------------------------ ----------------------------- --------------------------
         Total General and
         administrative costs                 $17,033                  $19,207                       $24,732
------------------------------------ ------------------------ ----------------------------- --------------------------


The Company settled various disputes with its Atlanta Licensee by selling its Licensor rights to the Licensee for $875. The purchase price is evidenced by a note which is payable over 60 months at a interest rate of 4.75%. In addition various other issues which were being disputed through litigation with the licensee were settled resulting in an offset to the note in the amount of $170. The note due to the Company, which is guaranteed by the Licensee is reflected in notes receivable. All amounts due the licensee were paid prior to February 28, 2005. The Company recorded in other income the net amount of $444.

15.  Subsequent Events

On April 22, 2005, the Company sold substantially all of the assets and liabilities of its AllCare Nursing Services business, which consisted primarily of goodwill and accounts receivable, to Onward Healthcare, Inc. ("Onward") of Norwalk, Connecticut, for approximately $20.0 million in cash, of which $1.2 million was placed in escrow pending the collection of the accounts receivable. AllCare Nursing was located in Melville, New York, with offices in Union, New Jersey, and in Stratford, Connecticut, and provided supplemental staffing and travel nurses to healthcare facilities in the greater New York City metropolitan area, northern New Jersey, and Connecticut.

The Company originally purchased AllCare Nursing, then known as Direct Staffing Inc. and DSS Staffing Corp. (together "Direct Staffing"), in January 2002 for $30.2 million in five percent interest-bearing promissory notes. The Company was required to use the funds which it received from Onward to retire approximately $13.0 million in bank debt and to repay and restructure the $28.1 million in promissory notes outstanding to the sellers of Direct Staffing. In connection with obtaining its lender's consent to the sale and paying down its bank debt, the Company's revolving credit facility was permanently reduced from $35.0 million to $15.0 million. As a result of the repayment and restructuring of the Direct Staffing promissory notes, those obligations were reduced from $28.1 million to $8.1 million.

The Company recorded a goodwill impairment of $3.8 million as of February 28, 2005, which represents the difference in the sales price of AllCare Nursing at February 28, 2005 and the value of the net assets including goodwill which the Company had on its financial statements as of that date.

The Company's Consolidated Financial Statements reflect the financial results of the AllCare Nursing business for the fiscal years 2005, 2004 and 2003 as discontinued operation.

16.  Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for Fiscal 2005 and 2004 are as follows (in thousands, except per share data) restated to reflect the AllCare Nursing business as Discontinued Operations.:



---------------------------------------------------------------------------------------------------------------------------
Year ended February 28, 2005                       First Quarter    Second Quarter    Third Quarter        Fourth Quarter
---------------------------------------------------------------------------------------------------------------------------
Total revenues                                    $        18,683 $          17,571 $          16,000    $          15,683
                                                   --------------- ----------------- -------------------- -----------------

Net loss available to common stockholders on
continuing operations                             $          (476)$            (668)$          (1,241)   $          (6,144)
                                                   =============== ================= ==================== =================

Net income (loss) available to common stockholders on
Discontinued Operations                           $           421 $             403 $             (74)   $          (2,695)(2)
                                                   --------------- ----------------- -------------------- --------------------

Total Net loss available to common stockholders   $           (55)$            (265)$          (1,315)(1)$          (8,839)(2)
                                                   --------------- ----------------- -------------------- --------------------

Basic and diluted (loss) earnings  per share
Loss from continuing operations                   $         (0.01)$           (0.03)$           (0.05)   $           (0.24)
                                                   =============== ================= ==================== =================
Income (loss) from discontinued operations        $          0.01 $            0.02 $           (0.01)   $           (0.11)
                                                   =============== ================= ==================== =================

Net loss per common share-basic and diluted       $             - $           (0.01)$           (0.06)   $           (0.35)
                                                   =============== ================= ==================== =================

---------------------------------------------------------------------------------------------------------------------------
Year ended February 29, 2004                       First Quarter    Second Quarter    Third Quarter        Fourth Quarter
---------------------------------------------------------------------------------------------------------------------------
Total revenues                                    $        22,687 $          20,937 $          19,534    $          18,052
                                                   --------------- ----------------- -------------------- -----------------

Net loss available to common stockholders on
continuing operations                             $          (566)$          (1,485)$          (4,836)   $          (1,052)
                                                   =============== ================= ==================== =================

Net income available to common stockholders on
Discontinued operations                           $           331 $             814 $            (228)   $             775
                                                   --------------- ----------------- -------------------- -----------------

Total net loss available to common stockholders   $          (235)$            (671)$          (5,064)(3)$            (277)
                                                   --------------- ----------------- -------------------- -----------------

Basic and diluted (loss) earnings  per share
Loss from continuing operations                   $         (0.02)$           (0.06)$           (0.20)   $           (0.04)
                                                   =============== ================= ==================== =================
Income from discontinued operations               $          0.01 $            0.03 $               -    $            0.03
                                                   =============== ================= ==================== =================

Net loss per common share-basic and diluted       $         (0.01)$           (0.03)$           (0.20)   $           (0.01)
                                                   =============== ================= ==================== =================


(1) In the third quarter of Fiscal 2005, the Company recorded a charge of approximately $449 for a write-down of Goodwill and a credit to income of $2,300 for the reversal of the TLC guarantee.
(2) In the fourth quarter of Fiscal 2005, the Company recorded a charge of approximately $4,825 for a write-down of Goodwill of which $3,845 was for discontinued operations, $1,400 for workers' compensation liabilities, and $700 for a reserve for bad debt associated with its discontinued operations.
(3) In the third quarter of Fiscal 2004, the Company recorded a charge of approximately $2,600 for a restructuring expense.

ATC HEALTHCARE, INC. AND SUBSIDIARIES
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
(In thousands)


                                                                   Fiscal Year Ended
                                            ---------------------------------------------------------------
                                              February 28, 2005    February 29, 2004     February 28, 2003
-----------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance, beginning of period                 $               276  $                819  $               714

Additions charged to costs and expenses                      430                     7                  629

Deductions                                                  (242)                 (550)                (524)
                                              -------------------  --------------------  -------------------

Balance, end of period                       $               464  $                276  $               819
                                              ===================  ====================  ===================

Included in assets held for sale             $             1,397  $                461  $               965
                                              ===================  ====================  ===================

-----------------------------------------------------------------------------------------------------------
Total                                        $             1,861  $                737  $             1,784
                                              ===================  ====================  ===================


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

           NATURE OF EXPENSE                          AMOUNT
           ------------------------------         --------------
           SEC Registration fee                   $     845.08
           Accounting fees and expenses              40,000.00
           Legal fees and expenses                   45,000.00
                                                  --------------
                            TOTAL                 $  85,845.08
                                                  ==============

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation provides that (i) we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law
("Section 145"), indemnify all persons whom it may indemnify pursuant thereto and (ii) the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)(7)"). We have entered into separate indemnification agreements with certain of our officers to the same effect.

     Section 145 permits us to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the registrant in question) by reason of the fact that he is or was a director, officer, employee or agent of our Company or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of our Company he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to us unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to us such an amount in the event it is determined that he was not entitled to it.
Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

     In addition, Section 145 permits us to purchase and maintain insurance on behalf of any officer, director, employee and agent of our Company or any person serving at our request as an officer, director, employee or agent of another corporation serving as described above whether or not we would have the power to indemnify him under Section 145. We maintain directors and officers liability insurance for all duly elected or appointed officers and directors.

     Section 102(b)(7) permits us to eliminate or limit the personal liability of a director or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The  following   sets  forth   information   regarding  all  sales  of  our
unregistered securities during the past three years.

     On February 26, 2003, we sold 1,200 shares of 7% Convertible Series A Preferred Stock ("the Preferred Stock") and received cash proceeds of $600,000. The purchasers of the stock were David Savitsky and Stephen Savitsky. This stock is convertible to Common Stock at the price of $.73 per share which is 120% of the weighted average market close price of our Common Stock for the ten day trading period ending on the date of the purchase of the Preferred Stock.

     On March 10, 2003, we sold 300 shares of Preferred Stock and received cash proceeds of $150,000. The purchasers of the stock were David Savitsky and Stephen Savitsky. This stock is convertible into Common Stock at the price of $.80 per share which is 120% of the weighted average market close price of our Common Stock for the ten day trading period ending on the date of the purchase of the Preferred Stock.

     On April 30, 2003, we sold 500 shares of Preferred Stock and received cash proceeds of $250,000. The purchasers of the stock were two of our executive officers, David Savitsky and Stephen Savitsky, and two accredited investors. This stock is convertible into Common Stock at the price of $.93 per share which is 120% of the weighted average market close price of our Common Stock for the ten day trading period ending on the date of the purchase of the Preferred Stock.

     On July 16, 2003, we sold 367,647 shares of Series A Common Stock at $.68 per share for aggregate proceeds of approximately $250,000. On July 23,2003 we sold 202,703 shares of Series A Common Stock at $.74 per share for aggregate proceeds of approximately $150,000. On July 24, 2003 we sold 133,333 shares of Series A Common Stock at $.75 per share for aggregate proceeds of approximately $100,000, and on August 19, 2003 we sold 256,410 shares of Series A Common Stock at $.78 per share for aggregate proceeds of approximately $200,000. The sales price per share was equal to or exceeded the market price of our Common Stock at the date of each transaction. The purchasers of the Series A Common Stock were related to David Savitsky and Stephen Savitsky.

     On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common Stock for a total purchase price of up to $5,000,000. Cornell Capital Partners pays us 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners 5% of the proceeds that we receive under the Standby Equity Distribution Agreement.

     On April 19, 2004, upon execution of the Standby Equity Distribution Agreement, we issued a convertible debenture in the principal amount of $140,000 to Cornell Capital Partners as a commitment fee. The convertible debenture had a term of three years, accrued interest at 5% and was convertible into our common stock at a price per share of 100% of the lowest closing bid price for the three days immediately preceding the conversion date.

     From time to time since November 2004 we have issued promissory notes to Cornell Capital Partners to evidence loans made to us by Cornell Capital
Partners the proceeds of which were used to fund our general working capital needs. It has been contemplated that those notes will be repaid from the proceeds of sales of Class A Common Stock to Cornell Capital Partners under the Standby Equity Distribution Agreement.

     In April 2004 the Company issued $500,000 of Convertible Notes due April 2, 2005 and warrants to purchase 250,000 shares of Class A common stock at $0.75 per share. The Convertible Notes did not bear interest and have been repaid by the delivery of 1,851,852 shares of Class A Common Stock. The warrants are still outstanding.

     On November 11, 2004, the Company issued a promissory note in the principal amount of $425,000 to Cornell Capital Partners, for a $425,000 advance against the Standby Equity Distribution Agreement. As was contemplated the note was repaid through issuances of Class A Common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. Proceeds from this advance were used to fund general working capital needs.

     On December 15, 2004, the Company sold a $1.5 million 15% Convertible Subordinated Note to the wife of one of the executive officers of the Company. The Note bears interest at 15% per annum and matures on January 15, 2007. It is to be repaid in eight equal installments commencing April 15 ,2005, subject to restrictions on the sources of such payment. At the option of the holder, all or a portion of the Note may be converted at any time, plus accrued but unpaid interest, into shares of Class A Common Stock at a per share price of $0.38 per share.

     On February 18, 2005, the Company issued a promissory note to Cornell Capital Partners in the principal amount of $825,000. At August 31, 2005 the note was paid in full. Proceeds from this note were used to fund general working capital need.

     During the fiscal year ended February 28, 2005, we issued Cornell Capital Partners 1,682,104 shares under the Standby Equity Distribution Agreement (of which 1,577,784 were issued in the fourth quarter) for purchase prices between $0.27 and $0.41 per share and received proceeds of $176,000 net of expenses of $358,000 from the sale of those shares. The proceeds from the sales under the Standby Equity Distribution Agreement were used to reduce our promissory note obligation to Cornell Capital Partners.

     During the fiscal year ended February 28, 2005, Cornell Capital Partners converted $40,000 of the convertible debenture into 150,794 shares of our common stock at sale prices of $0.30 to $0.36 per share. As of February 28, 2005, $100,000 was outstanding on the debenture.

     On May 25, 2005, the Company issued a promissory note to Cornell Capital Partners in the principal amount of $850,000. As of August 31, 2005 $600,000 was outstanding on that promissory note. Proceeds from the note were used to fund general working capital needs.

     During the six months ended August 31, 2005, the Company issued Cornell Partners 3,857,846 shares under the Standby Equity Distribution Agreement for purchase prices between $0.18 and $0.36 per share. We received proceeds of $606,000 net of expenses from the sale of those shares, which we used to reduce the Company's promissory note obligations to Cornell Capital Partners.

     During the quarter ended May 31, 2005, Cornell Capital Partners converted $100,000 of the convertible debenture into 298,162 shares of our common stock at sale prices of $0.30 to $0.36 per share. As of May 31, 2005, no amount was outstanding on the debenture.

     On August 31, 2005, we entered into separate agreements with Stewart Savitsky, Shabsi Schreier, and Steven Weiner under which, on that date, the subordinated promissory note of each individual dated April 22, 2005 in the principal amount of $2,700,000 from us to the individual was converted into 1,350 shares of our 5% Convertible Series B Preferred Stock. The shares, each of which represents $2,000 of principal amount of the individual's promissory note, is held in a rabbi trust established by us for the benefit of the individual.

     The promissory notes represented the remaining consideration due from us to the three individuals for the purchase of our AllCare Nursing Services business in January 2002. We sold that business on April 22, 2005 to an unrelated third party. Stewart Savitsky is the son of Stephen Savitsky, our Chairman of the Board, and Shabsi Schreier and Steven Weiner are sons-in-law of Stephen Savitsky.

     Under the terms of each trust, 664 shares will be released to the note holder in installments on the third through the seventh anniversaries of August 31, 2005. The 686 shares remaining in each trust will be released to the note holder on the earlier of the time immediately prior to the occurrence of a change in control of us, as defined in the trust agreement, or the tenth anniversary of August 31, 2005. We are obligated to register shares as they are released to each note holder under a registration rights agreement executed and delivered as part of the closing of the transactions.

     On and after September 14, 2005, we issued $1,250,000 of Convertible Notes due September 14, 2006. Each Note was accompanied by a warrant to purchase one share of Class A Common Stock for each four shares into which the Note was convertible. The warrants are exercisable at $0.60 per share for a period of five (5) years.

     On September 30, 2005, by their terms, the Notes were converted into 3,397,260 shares of Class A Common Stock when our registration statement covering them became effective. The warrants cover 849,315 shares of Class A Common Stock and are still outstanding.

     In connection with the sale of Notes, we granted the finder on the sale a warrant to purchase 270,270 shares of Class A Common Stock. That warrant is exercisable at $0.37 per share for a period of five (5) years and is still outstanding.

     All of the above offerings, sales, and/or conversions were deemed to be exempt under Rule 506 of Regulation D and Sections 4(2), 4(6), and/or 3(a)(9) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are included as part of this Form S-1. References to "the Company" in this Exhibit List mean ATC Healthcare, Inc., a Delaware corporation.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

3.1 Restated Certificate of Incorporation of the Company filed July 11, 1998 and incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed August 22, 1991 and incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-43728), dated January 29, 1992.

3.3 Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed September 3, 1992 and incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.4 Certificate of Amendment of Restated Certificate of Incorporation of the Company filed August 23, 1994 and incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.5 Certificate of Amendment of Restated Certificate of Incorporation of the Company filed October 26, 1995 and incorporated by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on October 31, 1995.

3.6 Certificate of Amendment of Restated Certificate of Incorporation of the Company filed December 19, 1995 and incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 1996, filed with the Securities and Exchange Commission on May 13, 1996.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

3.7 Certificate of Amendment of Certificate of Incorporation of Staff Builders, Inc. filed August 2, 2001 and incorporated by reference to the Company's Form Def 14A, filed with the Securities and Exchange Commission on June 27, 2001.

3.8 Amended and Restated By-Laws of the Company, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.9                 Certificate   of   Retirement   of  Stock  of  the  Company,
                    incorporated by reference to Form 8-A, filed with the Securities and Exchange Commission on October 24, 1995.

3.10 Certificate of Retirement of Stock of the Company, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.11 Certificate of Designation, Rights and Preferences of the Class A Preferred Stock of the Company, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

3.12 Certificate of Designation of 5% Convertible Series B Preferred Stock of the Company, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.1 Specimen Class A Common Stock Certificate, incorporated by reference to Form 8-A, filed with the Securities and Exchange Commission on October 24, 1995.

4.2 Specimen Class B Common Stock Certificate, incorporated by reference to Form 8-A, filed with the Securities and Exchange Commission on October 24, 1995.

4.3 Standby Equity Distribution Agreement, dated April 19, 2004, between Cornell Capital Partners, L.P. and the Company, incorporated by reference to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

4.4 Registration Rights Agreement, dated April 19, 2004, by and between the Company and Cornell Capital Partners, L.P., in connection with the Standby Equity Distribution Agreement, incorporated by reference to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

4.5 Escrow Agreement, dated April 19, 2004, by and between the Company, Cornell Capital Partners, L.P. and Butler Gonzalez LLP, in connection with the Standby Equity Distribution Agreement, incorporated by reference to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

4.6 Placement Agent Agreement, dated April 19, 2004, by and among the Company, Arthur's, Lestrange & Company Inc. and Cornell Capital Partners, L.P., incorporated by reference to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

4.7 $140,000 principal amount Compensation Debenture, due April 19, 2007, issued to Cornell Capital Partners, L.P., in connection with the Standby Equity Distribution Agreement, incorporated by reference to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

4.8 Grantor Trust Agreement dated August 31, 2005, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.9 Registration Rights Agreement dated August 31, 2005, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.10                Form of  Subscription  Agreement  and  Letter of  Investment
                    Intent, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.11 Form of Convertible Note dated September 12, 2005, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.12 Form of Warrant to Purchase Shares of Class A Common Stock, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

4.13 Form of Finder's Warrant to Purchase Shares of Class A Common Stock, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with The Securities and Exchange Commission on October 17, 2005.

4.14 Registration Rights Agreement dated September 14, 2005, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 14, 2005.

5.1 Opinion of Sichenzia Ross Friedman Ference LLP, Incorporated by reference to the Company's Amendment No. 2 to Form S-1 Registration Statement (File No. 333-117266), filed with The Securities and Exchange Commission November 4, 2004.

10.1 1993 Stock Option Plan of the Company, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.2 1998 Stock Option Plan of the Company, incorporated by reference to Exhibit C to the Company's Proxy Statement dated August 27, 1998, filed with the Securities and Exchange Commission on August 27, 1998.

10.3 Amended and Restated 1993 Employee Stock Purchase Plan of the Company, incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-71974), filed with the Securities and Exchange Commission on November 19, 1993.

10.4 1998 Employee Stock Purchase Plan of the Company, incorporated by reference to Exhibit D to the Company's
                    Proxy Statement dated August 27, 1998, filed with the Securities and Exchange Commission on August 27, 1998.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

10.5 1994 Performance-Based Stock Option Plan of the Company, incorporated by reference to Exhibit B to the Company's Proxy Statement, dated July 18, 1994, filed with the Securities and Exchange Commission on July 27, 1994.

10.6 Stock Option Agreement, dated December 1, 1998, under the Company's 1993 Stock Option Plan between the Company and Stephen Savitsky, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.7 Stock Option Agreement, dated December 1, 1998, under the Company's 1994 Performance-Based Stock Option Plan between the Company and Stephen Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.8 Stock Option Agreement, dated December 1, 1998, under the Company's 1993 Stock Option Plan between the Company and David Savitsky, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.9 Stock Option Agreement, dated December 1, 1998, under the Company's 1994 Performance-Based Stock Option Plan between the Company and David Savitsky, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.10 Stock Option Agreement, dated December 1, 1998, under the Company's 1993 Stock Option Plan, between the Company and Edward Teixeira, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.11 Stock Option Agreement, dated December 1, 1998, under the Company's 1994 Performance-Based Stock Option Plan, between the Company and Edward Teixeira, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.12 Stock Option Agreement, dated December 1, 1998, under the Company's 1998 Stock Option Plan, between the Company and Edward Teixeira, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 19, 1999.

10.13 Employment Agreement, dated as of June 1, 1987, between the Company and Stephen Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.14 Amendment, dated as of October 31, 1991, to the Employment Agreement between the Company and Stephen Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

10.15 Amendment, dated as of December 7, 1992, to the Employment Agreement between the Company and Stephen Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.16 Employment Agreement, dated as of June 1, 1987, between the Company and David Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.17 Amendment, dated as of October 31, 1991, to the Employment Agreement between the Company and David Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.18 Amendment, dated as of January 3, 1992, to the Employment Agreement between the Company and David Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.19 Amendment, dated as of December 7, 1992, to the Employment Agreement between the Company and David Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.21 Asset Purchase and Sale Agreement, dated as of September 6, 1996, by and among ATC Healthcare Services, Inc. and the Company and William Halperin and All Care Nursing Service, Inc, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1996, filed with the Securities and Exchange Commission on January 14, 1997.

10.22 Stock Purchase Agreement by and among the Company and Raymond T. Sheerin, Michael Altman, Stephen Fleischner and Chelsea Computer Consultants, Inc., dated September 24, 1996, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 14, 1998.

10.23 Amendment No. 1 to Stock Purchase Agreement by and among the Company and Raymond T. Sheerin, Michael Altman, Stephen Fleischner and Chelsea Computer Consultants, Inc., dated September 24, 1996, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 14, 1998.

10.24 Shareholders Agreement between Raymond T. Sheerin and Michael Altman and Stephen Fleischner and the Company and Chelsea Computer Consultants, Inc., dated September 24, 1996, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 14, 1998.

10.25 Amendment No. 1 to Shareholders Agreement among Chelsea Computer Consultants, Inc., Raymond T. Sheerin, Michael Altman and the Company, dated October 30, 1997, incorporated by reference to the Company's Form 10-Q for the quarterly period ended November 30, 1997, filed with the Securities and Exchange Commission on January 14, 1998.

10.26 Indemnification Agreement, dated as of September 1, 1987, between the Company and Stephen Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

10.27 Indemnification Agreement, dated as of September 1, 1987, between the Company and David Savitsky, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.28 Indemnification Agreement, dated as of September 1, 1987, between the Company and Bernard J. Firestone, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.29 Indemnification Agreement, dated as of September 1, 1987, between the Company and Jonathan Halpert, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.30 Indemnification Agreement, dated as of May 2, 1995, between the Company and Donald Meyers, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 1997, filed with the Securities and Exchange Commission on May 27, 1997.

10.31 Indemnification Agreement, dated as of May 2, 1995, between the Company and Edward Teixeira, incorporated by reference to Form 10-K for the fiscal year ended February 28, 1995, filed with the Securities and Exchange Commission on May 5, 1995.

10.32 Form of Medical Staffing Services Franchise Agreement, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 1996, filed with the Securities and Exchange Commission on May 13, 1996.

10.33 Confession of Judgment, dated January 27, 2000, granted by a subsidiary of the Company, to Roger Jack Pleasant, incorporated by reference to Amendment No. 1 to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on September 14, 2004.

10.34 Distribution agreement, dated as of October 20, 1999, between the Company and TLCS, incorporated by reference to Form 10-Q of Tender Loving Care Health Care Services Inc. for the quarterly period ended August 31, 1999 (File No. 0-25777), filed with the Securities and Exchange Commission on October 20, 1999.

10.35 Tax Allocation agreement dated as of October 20, 1999, between the Company and TLCS, incorporated by reference to Form 10-Q of Tender Loving Care Health Care Services Inc. for the quarterly period ended August 31, 1999 (File No. 0-25777), filed with the Securities and Exchange Commission on October 20, 1999.

10.36 Transitional Services agreement, dated as of October 20, 1999, between the Company and TLCS, incorporated by reference to Form 10-Q of Tender Loving Care Health Care Services Inc. for the quarterly period ended August 31, 1999 (File No. 0-25777), filed with the Securities and Exchange Commission on October 20, 1999.

10.37 Trademark License agreement, dated as of October 20, 1999, between the Company and TLCS, incorporated by reference to Form 10-Q of Tender Loving Care Health Care Services Inc. for the quarterly period ended August 31, 1999 (File No. 0-25777), filed with the Securities and Exchange Commission on October 20, 1999.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

10.38 Amendment, dated as of October 20, 1999, to the Employment agreement between the Company and Stephen Savitsky, incorporated by reference to the Company's Form 10-Q for the quarterly period ended August 31, 1999, filed with the Securities and Exchange Commission on October 20, 1999.

10.39 Amendment, dated as of October 20, 1999, to the Employment agreement between the Company and David Savitsky, incorporated by reference to the Company's Form 10-Q for the quarterly period ended August 31, 1999, filed with the Securities and Exchange Commission on October 20, 1999.

10.40 Receivables Purchase and Transfer Agreement dated April 6, 2001 between the Company and HFG Healthco-4 LLC, incorporated by reference to the Company's Form 10-K/A for the fiscal year ended February 28, 2001, filed with the Securities and Exchange Commission on June 28, 2001.

10.41 Asset purchase agreement dated October 5, 2001, between the Company and Doctors' Corner and Healthcare Staffing, Inc., to the Company's Form 10-Q for the quarterly period ended August 31, 2001, filed with the Securities and Exchange Commission on October 15, 2001.

10.42 Asset purchase dated January 31, 2002, between the Company and Direct Staffing, Inc. and DSS Staffing Corp., incorporated by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on February 19, 2002.

10.43 Amendment to Employment agreement dated November 28, 2001 between the Company and Stephen Savitsky, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 2002, filed with the Securities and Exchange Commission on June 10,2002.

10.44 Amendment to Employment agreement dated November 28, 2001 between the Company and David Savitsky, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 2002, filed with the Securities and Exchange Commission on June 10, 2002.

10.45 Amendment to Employment agreement dated December 18, 2001 between the Company and Edward Teixeira, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 2002, filed with the Securities and Exchange Commission on June 10, 2002.

10.46 Amended and Restated Loan and Security Agreement dated November 7, 2002 between the Company and HFG Healthco-4 LLC, incorporated by reference to the Company's Form 10-Q for the quarter ended November 30, 2002, filed with the Securities and Exchange Commission on January 21, 2003.

10.47 Agreement of Lease between Matterhorn USA, Inc. and the Company for premises located in Lake Success, New York, incorporated by reference to Amendment No. 1 to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on September 14, 2004.

10.48 First Lease Amendment between CMF Capital Company, LLC and the Company for premises located in Lake Success, New York, incorporated by reference to Amendment No. 1 to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on September 14, 2004.

---------------- ---------------------------------------------------------------
EXHIBIT NUMBER                             DESCRIPTION
---------------- ---------------------------------------------------------------

10.49 Second Lease Amendment between Great Oak, LLC and the Company for premises located in Lake Success, New York, incorporated by reference to Amendment No. 1 to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on September 14, 2004.

10.50 Third Lease Amendment between Fair Oak, LLC and the Company for premises located in Lake Success, New York, incorporated by reference to Amendment No. 1 to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on September 14, 2004.

10.51 Asset Purchase Agreement dated April 8, 2005 between the Company, ATC Staffing Services, Inc., and Onward Healthcare, Inc., incorporated by reference to the Company's Form 8-K (File No. 0-11380), filed with the Securities and Exchange Commission on April 26, 2005.

10.52 Agreement dated August 31, 2005, among the Company, Stuart Savitsky, Shabsi Schreier, and Steven Weiner, incorporated by reference to Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the Securities and Exchange Commission on October 17, 2005.

16 Letter dated September 22, 2003 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, incorporated by reference to the Company's Form 8-K, filed with the Securities and Exchange Commission on September 23, 2003.

21 Subsidiaries of the Company, incorporated by reference to the Company's Form 10-K for the fiscal year ended February 28, 2005, filed with the Securities and Exchange Commission on June 13, 2005.

23.1                Consent of Goldstein Golub Kessler LLP.

23.2                Consent of PricewaterhouseCoopers LLP.

23.3 Consent of Sichenzia Ross Friedman Ference LLP (incorporated in Exhibit 5.1).

24                  Powers  of  Attorney,   incorporated  by  reference  to  the
                    signature page to the Company's Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to  include  any  material   information  with  respect  to  the  plan  of
distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, ach such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Success, State of New York, on November 15, 2005.

                                               ATC HEALTHCARE, INC.

         Dated: November 15, 2005              By: /s/ David Savitsky
                                                   -----------------------------
                                                   David Savitsky,
                                                   Chief Executive Officer

         Dated: November 15, 2005              By:  /s/ Andrew Reiben
                                                   -----------------------------
                                                   Andrew Reiben,
                                                   Chief Financial Officer and
                                                   Principal Accounting Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:


   Signature                                   Title                                      Date
   ----------------------------    -----------------------------------             -----------------

    /s/ David Savitsky             Chief Executive Officer and Director            November 15, 2005
   ----------------------------
   David Savitsky

    /s/ Stephen Savitsky           President and Chairman of the Board             November 15, 2005
   ----------------------------
   Stephen Savitsky

                      *            Director                                        November 15, 2005
   ----------------------------
   Bernard J. Firestone, Ph.D.

                      *            Director                                        November 15, 2005
   ----------------------------
   Jonathan Halpert

                      *            Director                                        November 15, 2005
----------------------------
   Martin Schiller


* By /s/ David Savitsky , authorized under Power of Attorney filed with Form S-1 (File No. 333-117266), filed with the Securities and Exchange Commission on July 9, 2004.